Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of May 21, 2018 among San Juan Coal Company, a Delaware corporation, San Juan Transportation Company, a Delaware corporation, Westmoreland San Juan Holdings, Inc., a Delaware corporation, Westmoreland San Juan, LLC, a Delaware limited liability company, Westmoreland Power, Inc., a Delaware corporation, Westmoreland Energy Services, Inc. a Delaware Corporation, Westmoreland Canada LLC, a Delaware limited liability company, Westmoreland Canadian Investments, L.P., a Quebec limited partnership, Absaloka Coal, LLC, a Delaware limited liability company and Basin Resources, Inc., a Colorado corporation (collectively, the “New Guarantors”), the other Guarantors party hereto (and together with the New Guarantors, the “Guarantors” and each, individually, a “Guarantor”), Westmoreland Coal Company, a Delaware corporation (the “Borrower”), the lenders party hereto each as a Lender and Wilmington Savings Fund Society, FSB (as successor in interest to Bank of Montreal), as Administrative Agent. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided to such terms in the Credit Agreement referred to below.

WITNESSETH

WHEREAS, the Borrower, the Lenders and Wilmington Savings Fund Society, FSB (as successor in interest to Bank of Montreal), as Administrative Agent, are parties to that certain Credit Agreement, dated as of December 16, 2014 (as amended by that certain First Amendment to Credit Agreement, dated as of January 22, 2015, by that certain Second Amendment to Credit Agreement, dated as of January 22, 2015, and by that certain Third Amendment, Resignation, Waiver, Consent and Appointment Agreement, dated as of May 3, 2018, and as may be further amended, modified and/or supplemented to, but not including, the date hereof, the “Credit Agreement”); and

WHEREAS, subject to the terms and conditions of this Amendment, the parties hereto wish to amend the Credit Agreement as herein provided;

NOW, THEREFORE, it is agreed:

Section 1.01 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Credit Agreement.

Section 1.02 Amendments to the Credit Agreement.

(a) Amendments to Section 1.01 (i) . (i) The Credit Agreement is hereby amended to include the following definitions in their alphabetical order in Section 1.01:

“Bridge Loan Agreement” means the Terms of Bridge Loans of Westmoreland Coal Company, Prairie Mines & Royalty ULC and Westmoreland San Juan Holdings, Inc., attached hereto as Exhibit L, dated May 21, 2018, among Westmoreland Coal Company, as the Administrative Borrower, Westmoreland San Juan, LLC, as the San Juan Borrower, Prairie Mines & Royalty ULC, as the Canadian Borrower, the Guarantors named therein, the Lenders named therein and Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent (as the same may be amended and modified from time to time).

“Bridge Loan Documents” means the Bridge Loan Agreement and the other Credit Documents (as defined in the Bridge Loan Agreement), including, without limitation, each of the other agreements, documents and instruments providing for or evidencing any other Bridge Loan Obligations, and any other document or instrument executed or delivered at any time in connection with any Bridge Loan Obligations, including any intercreditor or joinder agreement among holders of Bridge Loan Obligations, to the extent such are effective at the relevant time, as each may be modified (or replaced in connection with a modification) from time to time.

“Bridge Loan Intercreditor Agreement” means the Intercreditor Agreement, dated as of May 21, 2018, among the Borrower, the Grantors named therein, the Administrative Agent, the Notes Representative and the Bridge Loan Representative (as the same may be amended and modified from time to time).

“Bridge Loan Obligations” means all obligations, liabilities and indebtedness outstanding at any time under the Bridge Loan Agreement or any other Bridge Loan Documents. “Bridge Loan Obligations” shall include, without limitation, all interest, charges and fees (including reasonable attorneys fees’ and expenses) accrued or accruing (or which would, absent commencement of an insolvency or liquidation proceeding under any Bankruptcy Law, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with the Bridge Loan Documents whether or not the claim for such interest, charges or fees are allowable, recoverable or enforceable in such insolvency or liquidation proceeding. For all purposes hereunder, “Bridge Loan Obligations” shall also include all indebtedness, obligations and liabilities of the Borrowers and Guarantors named therein thereunder (or any one or more of them) to repay any amounts previously paid by the obligors thereunder (or any one or more of them) pursuant to the Obligations thereunder, which amounts have been returned to the Borrowers and Guarantors thereunder (or any one or more of them), any of their bankruptcy estates, to a trust or similar structure established under a plan of reorganization or liquidation of the obligors thereunder (or any one or more of them) or to a trustee or similar person by the Lenders under the Bridge Loan Agreement pursuant to Sections 542, 544, 545, 547, 548, 549, 550, 553 and 724(a) of the Bankruptcy Code or otherwise under other applicable legislation.

“Bridge Loan Representative” means the “Brige Loan Agent” as defined in the Bridge Loan Intercreditor Agreement.

“Fourth Amendment” shall mean the Fourth Amendment to Credit Agreement dated as of May 21, 2018, among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

“Junior Liens” shall mean Liens on certain assets of the Borrower and Guarantors that do not currently constitute Collateral that will rank junior to the Liens securing Bridge Loan Obligations.

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“San Juan Recovery Event” shall have the meaning assigned to such term in the Bridge Loan Agreement.

“Third Amendment” shall mean the Third Amendment to Credit Agreement dated as of May 3, 2018, among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

(ii) The definition of “Excluded Property” is hereby amended to add the parenthetical “(other than Equity Interests in Westmoreland Canadian Investments, LP, a Quebec limited partnership)” in three places: (1) after the word “Guarantor” in clause (i) of such definition and (2) after the word “Borrower” in clause (ii) of such definition; and (3) immediately before the semicolon in clause (iii) of such definition.

(iii) The definition of “Excluded Real Property” is hereby amended to add the following sentence to the end of such definition:

“Notwithstanding the foregoing, Real Property set forth in Schedule 4.21 to the Fourth Amendment shall not be Excluded Property.”

(iv) The definition of “Immaterial Subsidiary” is hereby amended to change the “$1,000,000” amount in both places to “$0”.

(v) The definition of “Intercreditor Agreements” is hereby amended to add the following sentence to the end of such definition:

“For the avoidance of doubt, “Intercreditor Agreements” shall include the Bridge Loan Intercreditor Agreement for the purpose of Section 13.21.”

(vi) The proviso in the definition of “Net Cash Proceeds” is hereby amended and restated in its entirety with the following:

“provided that, (a) in the case of a Permitted MLP Transfer, Net Cash Proceeds shall not include any amounts required for the repayment of the ABL Facility in accordance with the terms thereof and (b) Net Cash Proceeds shall not include any amounts in respect of the San Juan Recovery Event.”

(vii) The definition of “Net Sale Proceeds” is hereby amended to: (i) remove the “and” at the end of clause (viii) of such definition; (ii) renumber “clause (ix)” as “clause (x)”; and (iii) insert the following as clause (ix):

“(ix)” the amount of any proceeds from such Asset Sale applied to pay Bridge Loan Obligations; and”.

(viii) The definition of “Obligations” is hereby amended to add the following sentence to the end of such definition:

“For the purpose of the Mortgages identified on Schedule I to the Fourth Amendment, Obligations shall also include all indebtedness, obligations and liabilities of the obligors (or any one or more of them) under the Bridge Loan Agreement and the other Credit Documents (as defined in the Bridge Loan Credit Agreement).”

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(ix) The definition of “Security Documents” is hereby amended to add at the end thereof: “including but not limited to the Bridge Loan Intercreditor Agreement.”

(b) Amendments to Section 2.01. Section 2.01 of the Credit Agreement is hereby amended to add a clause (c) thereto, after clause (b), reading as follows:

(c) There shall be created hereunder a class of term loan hereunder that will be governed exclusively by Exhibit L hereto.

(c) Amendments to Section 9.11. Section 9.11 of the Credit Agreement is hereby amended to (i) change the “$1,000,000” amount in clause (b) of such Section to “$0” and (ii) add the following at the end of clause (f) therein:

“Notwithstanding anything else to the contrary contained herein (including, without limitation, this Section 9.11) or in any other Security Documents, it is agreed and understood that any covenants, requirements or obligations with respect to granting, perfecting or evidencing, or any other delivery with respect to, Collateral for the Obligations shall be subject to any extension, consent or waiver granted with respect to the corresponding collateral covenants, requirements or obligations under the Bridge Loan Agreement.”

(d) Amendments to Section 10.01. S Section 10.01 of the Credit Agreement is hereby amended to: (i) insert “and (xxx)” after “(xiv)” in the last paragraph of Section 10.01; (ii) remove the “and” at the end of clause (xxviii); (iii) remove the “.” at the end of clause (xxix) and replace it with “; and”; (iv) insert the following as clause (xxx):

“(xxx) Liens securing Bridge Loan Obligations”

(e) Amendments to Section 10.03. Section 10.03 of the Credit Agreement is hereby amended to remove the “Domestic” in clause (i) of such Section.

(f) Amendments to Section 10.04. Section 10.04 of the Credit Agreement is hereby amended to: (i) remove the “and” at the end of clause (xv); (ii) remove the “.” at the end of clause (xvi) and replace it with “; and; and (iii) insert the following as clause (xvii):

“(xvii) Indebtedness of the Borrower or any of its Subsidiaries under the Bridge Loan Documents.”

(g) Amendments to Section 10.05. Section 10.05 of the Credit Agreement is hereby amended by (i) removing sub-clause (u) in clause (vii) of such Section and (ii) removing sub-clause (w) in clause (viii) of such Section.

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(h) Amendments to Section 10.06. Section 10.06 of the Credit Agreement is hereby amended by (i) deleting the phrase “non-officer” in clause (iii) of such Section and (ii) adding the phrase “Borrower and” immediately before “Subsidiaries of the Borrower” and the phrase “, guarantee fees” immediately following “licensing fees” in clause (v) of such Section.

(i) Amendments to Section 10.07. Section 10.07 of the Credit Agreement is hereby amended to: (i) remove the “and” at the end of clause (xi); (ii) remove the “.” at the end of clause (xii) and replace it with “; and”; (iii) and insert the following as clause (xiii):

“(xiii) restrictions contained in the Bridge Loan Documents.”

(j) Amendments to Section 11.07. Section 11.07 of the Credit Agreement is hereby amended to remove “ABL Intercreditor Agreement” and replace it with “Bridge Loan Intercreditor Agreement”.

(k) Amendments to Section 12.09. Section 12.09 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 12.09. Removal or Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless an Event of Default under Section 11.05 then exists, the Borrower. The Administrative Agent may be removed by the Required Lenders at any time by giving 30 Business Days prior written notice to the Borrower, the Administrative Agent or the other Lenders. Such resignation or removal shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of removal or resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If, in the event of a resignation by the Administrative Agent, a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

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(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by (i) in the event of a resignation by the Administrative Agent, the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, and (ii) in the event of a removal of the Administrative Agent, the 30th day after the date such notice of removal was given by the Required Lenders, the Administrative Agent’s resignation or removal, as applicable, shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided in clause (b) above.

(e) Upon a removal or resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent. Notwithstanding anything to the contrary in this Agreement, no removal of the Administrative Agent shall be effective unless, on or prior to the effective date of such removal, the Administrative Agent has received payment in full of all fees, costs and expenses (including the fees, costs and expenses of its advisors) accrued through the date of such removal.

(l) Amendments to Section 13.12. Section 13.12 of the Credit Agreement is hereby amended to add “, the Bridge Loan Documents” immediately following “(including any Additional Security Documents)”.

(m) Addition of Section 13.22. The Credit Agreement is hereby amended to add a Section 13.22 after Section 13.21 that provides as follows:

“Section 13.22. Bridge Loan Transactions The Administrative Agent and Collateral Agent are, in such capacities, hereby authorized, empowered, and directed to: (i) enter into the Bridge Loan Intercreditor Agreement in substantially the form previously delivered to the Administrative Agent and (ii) enter into amendments to the Securities Documents or new Notes Collateral Documents to obtain the Junior Liens; provided, however, that, in each case, the Administrative Agent shall be entitled, pursuant to Section 12.04, to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders, and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.”

ARTICLE II

Forbearance

Section 2.01 Forbearance. In consideration of the Credit Parties’ agreement of timely and strict compliance with the terms of this Amendment, and in reliance upon the representations, warranties, agreements and covenants of the Credit Parties set forth herein, the Required Lenders (on behalf of the Lenders) do hereby agree (i) to forbear from exercising any of the rights and remedies under the Credit Documents or applicable law solely with respect to a Specified Default (as defined below) and (ii) in the event that the Agent or any Lender or group of Lenders declares all the Term Loans to be due and payable immediately (an “Acceleration”), to rescind such Acceleration and its consequences by delivering written notice to the Agent pursuant to Section

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13.03 of the Credit Agreement. For the purposes hereof, a “Specified Default” shall mean the failure by any Credit Party to make any payments of principal, interest, fees, expenses or other amounts or Indebtedness when due and payable under the Credit Documents or the Permitted First Lien Notes or any cross-default occurring on account of the matters more specifically described in that certain Forbearance Agreement entered into of event date herewith by and between certain of the Credit Parties, certain holders of Permitted First Lien Notes and the trustee thereunder. The forbearance described in this Article II shall be referred to herein as the “Forbearance”. For the avoidance of doubt, during the Forbearance, each of the Lenders party hereto agrees that it (individually or collectively) will not deliver any notice or instruction to the Administrative Agent directing the Administrative Agent to exercise any of the rights and remedies under the Credit Documents or applicable law solely with respect to the Specified Default.

Section 2.02 Limitation on Transfers of the Term Loans. During the Forbearance Period, the Required Lenders (on behalf of the Lenders) hereby agree not to sell, assign, pledge, lend, hypothecate, transfer or otherwise dispose of (each, a “Transfer”) during the Forbearance Period all or any portion of the Term Loans (or any rights in respect thereof, including but not limited to the right to vote) held by any Lender as of the date hereof, except to a party who prior to such Transfer, agrees in writing to be bound by all of the terms of this Article II. Any Transfer made in violation of this Section 1.02 shall be void ab initio, and the Borrower shall have the right to enforce the voiding of any such Transfer.

Section 2.03 Forbearance Period. The Forbearance shall commence on the date hereof and continue until the earlier of (a) September 30, 2018 at 12:01 a.m. New York City time and (b) the date on which any Event of Termination (as defined below) shall have occurred (the earlier of clauses (a) and (b), the “Termination Date” and the period commencing on the date hereof and ending on the Termination Date, the “Forbearance Period”). From and after the Termination Date, the Forbearance shall immediately and automatically terminate and have no further force or effect, and the Lenders shall be released from any and all obligations and agreements under this Agreement and shall be entitled to exercise any of the rights and remedies as provided in the Credit Documents as if this Agreement had never existed, and all of the rights and remedies under the Credit Documents and in law and in equity shall be available without restriction or modification, as if this Forbearance had not occurred.

Section 2.04 Events of Termination of Forbearance. The Forbearance Period shall automatically terminate if any of the following events shall occur (each, an “Event of Termination”):

(a) the failure of any Credit Party to comply with any term, condition or covenant set forth in this Agreement for a period of thirty (30) days from the date the Administrative Agent receives notice from Required Lenders in their sole discretion;

(b) other than any Specified Default, there occurs any Event of Default under the Credit Agreement that is not cured within any applicable grace period; or

(c) a case under title 11 of the United States Code or any similar reorganization, liquidation, insolvency, or receivership proceeding under applicable law is commenced by any Credit Party.

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Section 2.05 Accrued Interest. The Credit Parties agree that during the Forbearance Period, interest on all outstanding Obligations, including the unpaid principal amount of the Term Loans and any missed Term Loan Payment, shall continue to accrue at the applicable rate (plus, to the extent applicable, any additional interest, penalties, fines or other payments required by any of the Credit Documents or applicable law but, not, for the avoidance of doubt, interest at the rate provided for under Section 2.08(b) of the Credit Agreement) pursuant to the terms of the Credit Documents.

Section 2.06 Tolling. During the Forbearance Period, the Credit Parties hereby agree to toll and suspend the running of the applicable statutes of limitations, laches, or other doctrines relating to the passage of time with respect to any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Lender (or group thereof) has heretofore had or now or hereafter can, shall or may have against any of the Credit Parties, respective Affiliates, and each of the directors, officers, members, employees, agents, attorneys, financial advisors and consultants of each of the foregoing.

ARTICLE III

Miscellaneous Provisions.

Section 3.01 Representations and Warranties. In order to induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants that:

(a)	each Credit Party has the power and authority to execute, deliver and perform its obligations under this Amendment and under each of the Credit Documents as amended or supplemented hereby to which it is a party, and, in the case of the Borrower, to make the borrowing contemplated hereunder, and has taken all necessary action to authorize its execution, delivery and performance of this Amendment and each Credit Document as amended or supplemented hereby to which it is a party. Each Credit Party has duly executed and delivered this Amendment, and this Amendment and each Credit Document, as amended or supplemented hereby, constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ right and by equitable principles (regardless of whether enforcement is sought by proceeding in equity or at law);

(b)	no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made), or exemption or other action by, any Governmental Authority is required to be obtained or made by, or on behalf of any Credit Party in connection with the execution, delivery and performance of this Amendment or any Credit Document, as amended or supplemented hereby, or the legality, validity, binding effect or enforceability of this Amendment or any such Documents as amended or supplemented hereby;

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(c)	the execution, delivery and performance of this Agreement and of the other Credit Documents , as amended or supplemented hereby, the borrowings hereunder and the use of the proceeds thereof will not (i) contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) require any consent under, or violate or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, any Lien (other than Permitted Liens) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of the Credit Agreement or any indenture, mortgage, deed of trust, other credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound, (iii) result in the creation or imposition of (or the obligation to create or impose) any Lien pursuant to the terms of the documents described in clause (ii) immediately above or (iv) violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries, except in each case referred to in clauses (i), (ii) and (iii) to the extent that any such violation or breach would not reasonably be expected to have a Material Adverse Effect;

Section 3.02 No Waiver. This Amendment is limited precisely as written and shall not be deemed to (i) be a waiver of or a consent to the modification of or deviation from any other term or condition of the Credit Agreement, any other Credit Documents or any of the other instruments or agreements referred to therein or (ii) prejudice any right or rights which any of the Lenders or the Administrative Agent now have or may have in the future under or in connection with the Credit Agreement, any other Credit Documents or any of the other instruments or agreements referred to therein.

Section 3.03 Binding Effect. By executing and delivering a counterpart hereof, the Borrower and each Guarantor hereby agrees that all Loans shall be guaranteed and secured pursuant to and in accordance with the terms and provisions of each of the Guaranty and Collateral Agreement and the other Security Documents in accordance with the terms and provisions thereof.

Section 3.04 Counterparts. This Amendment may be executed in any number of counterparts (including by way of facsimile or other electronic transmission) and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 3.05 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Section 3.06 Conditions to Effectiveness. The amendments set forth in this Amendment shall become effective on the date (the “Fourth Amendment Effective Date”) when each of the following conditions shall have been satisfied or waived by the applicable party:

(a) the Administrative Agent shall have received from the Borrower, each other Credit Party, the Required Lenders and the Administrative Agent an executed counterpart hereof or other written confirmation (in form satisfactory to the Administrative Agent) that such party has signed a counterpart hereof; and

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(b) the Borrower shall have paid to the Administrative Agent (or its applicable affiliate) all fees, costs and expenses (including, without limitation, reasonable legal fees and expenses) payable to the Administrative Agent (or its applicable affiliate) to the extent then due and invoiced at least one (1) Business Day prior to the closing date.

Section 3.07 References. From and after the date hereof, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified by each of the amendments effected on such respective dates, as the context may require. This Amendment shall constitute a “Credit Document” for purposes of the Credit Agreement and the other Credit Documents.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

WESTMORELAND COAL COMPANY

By:	/s/ Jennifer S. Grafton
Name: Jennifer S. Grafton
Title: Chief Administrative Officer, Chief Legal Officer and Secretary

WESTMORELAND TEXAS JEWITT COAL COMPANY

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND COAL COMPANY ASSET CORP.

By:	/s/ Jennifer S. Grafton
Name: Jennifer S. Grafton
Title: Secretary

WESTMORELAND ENERGY SERVICES NEW YORK, INC.

By:	/s/ Jennifer S. Grafton
Name: Jennifer S. Grafton
Title: Secretary

HAYSTACK COAL COMPANY

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND SAN JUAN HOLDINGS, INC.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND SAN JUAN, LLC

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

SAN JUAN TRANSPORTATION COMPANY

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

SAN JUAN COAL COMPANY

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

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WESTMORELAND CANADA, LLC

By:	/s/ Jennifer S. Grafton
Name: Jennifer S. Grafton
Title: Vice President and Secretary

WESTMORELAND ENERGY SERVICES, INC.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND POWER, INC.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

BASIN RESOURCES, INC.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

BUCKINGHAM COAL COMPANY, LLC

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

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WESTMORELAND —NORTH CAROLINA POWER, L.L.C.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WEI – ROANOKE VALLEY, INC.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND —ROANOKE VALLEY, L.P.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND ENERGY LLC

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND RESOURCES, INC.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

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WRI PARTNERS, INC.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND COAL SALES COMPANY, INC.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

PRAIRIE MINES & ROYALTY ULC

By:	/s/ Jennifer S. Grafton
Name: Jennifer S. Grafton
Title: Assistant Secretary

WESTMORELAND MINING LLC

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

DAKOTA WESTMORELAND CORPORATION

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

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TEXAS WESTMORELAND COAL CO.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTERN ENERGY COMPANY

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND SAVAGE CORPORATION

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND PARTNERS

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND CANADIAN INVESTMENTS L.P.

By: Westmoreland Canada LLC, in its capacity as general partner of WESTMORELAND CANADIAN INVESTMENTS L.P. / WESTMORELAND INVESTISSEMENTS CANADIENS S.E.C.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

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ABSALOKA COAL, LLC

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

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WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

SCHEDULE I

MORTGAGES

EXHIBIT L

TERMS OF BRIDGE LOANS

of

WESTMORELAND COAL COMPANY,

PRAIRIE MINES & ROYALTY ULC

and

WESTMORELAND SAN JUAN, LLC

Dated as of May 21, 2018

SECTION 6.	Conditions Precedent to Credit Events on the Initial Borrowing Date	45

6.01	Effective Date	45

6.02	Representations and Warranties	45

6.03	Officer’s Certificate	45

6.04	Opinions of Counsel	45

6.05	Company Documents; Proceedings; etc.	46

6.06	Consummation of the Refinancing	46

6.07	Approvals	46

6.08	Guaranty and Collateral Agreement; Intercreditor	47

6.09	Mortgage; Title Insurance; Landlord Waivers; etc.	48

6.10	Financial Statements; Pro Forma Balance Sheet; Projections	52

6.11	Insurance Certificates, etc.	52

6.12	Fees, etc.	53

6.13	Patriot Act	52

6.14	Credit Documentation	53

6.15	No Default	53

6.16	Notice of Borrowing	53

6.17	No Bankruptcy or Similar Filing	53

6.18	No New Information	53

6.19	Initial Borrowing Date	53

6.20	Amendments	54

SECTION 7.	Conditions Precedent to Credit Events After the Initial Borrowing Date	54

7.01	No Default; Representations and Warranties	54

7.02	Notice of Borrowing	54

7.03	Other Conditions	54

7.04	No New Information	54

SECTION 8.	Representations, Warranties and Agreements	54

8.01	Organization; Powers	55

8.02	Authorization; Enforceability	55

8.03	No Violation	55

8.04	Approvals	56

8.05	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	56

8.06	Litigation	56

8.07	Disclosure	57

8.08	Use of Proceeds Margin Regulations	57

8.09	Tax Returns and Payments	57

8.10	Compliance with ERISA and Other Benefits Laws	57

8.11	Security Documents	59

8.12	Properties	60

8.13	Subsidiaries	60

8.14	Compliance with Statutes, etc.	60

8.15	Investment Company Act	60

8.16	Environmental Matters	60

8.17	Employment and Labor Relations	61

8.18	Intellectual Property, etc.	61

8.19	Foreign Assets Control Regulations, etc.	62

SECTION 9.	Affirmative Covenants	62

9.01	Information Covenants	62

9.02	Books, Records and Inspections	65

9.03	Maintenance of Property; Insurance	65

9.04	Existence; Franchises	66

9.05	Compliance with Statutes, etc.	66

9.06	Compliance with Environmental Laws	66

9.07	ERISA	67

9.08	End of Fiscal Years; Fiscal Quarters	67

9.09	Payment of Taxes	68

9.10	Use of Proceeds	68

9.11	Additional Security; Further Assurances; etc.	68

9.12	Reserved	70

9.13	Business Plan	70

9.14	Restructuring Support Agreement	70

9.15	Minimum Liquidity	70

9.16	Weekly Reports	71

9.17	Continued SEC Filing	71

9.18	Collective Bargaining Agreement and OPEB Matters	71

SECTION 10.	Negative Covenants	71

10.01	Liens	71

10.02	Consolidation, Merger, Amalgamation, Purchase or Sale of Assets, etc.	74

10.03	Dividends	77

10.04	Indebtedness	78

10.05	Advances, Investments and Loans	79

10.06	Transactions with Affiliates	81

10.07	Limitation on Certain Restrictions on Subsidiaries	82

10.08	Business; etc.	82

10.09	Optional Payments and Modifications of Certain Debt Instruments	82

10.10	Limitation on Activities of Absaloka	82

10.11	Limitation on Activities of Westmoreland Canada LLC	82

10.12	Payments to Employees	83

10.13	Operating Covenants	83

SECTION 11.	Events of Default	83

11.01	Payments	83

11.02	Representations, etc.	83

11.03	Covenants	83

11.04	Default Under Other Agreements	84

11.05	Bankruptcy, etc.	84

11.06	ERISA	85

11.07	Security Documents	85

11.08	Guaranties	85

11.09	Judgments	86

11.10	Change of Control	86

11.11	RSA	86

11.12	Effect of Event of Default	86

SECTION 12.	The Administrative Agent	87

12.01	Appointment	87

12.02	Nature of Duties	88

12.03	Lack of Reliance on the Administrative Agent	88

12.04	Certain Rights of the Administrative Agent	88

12.05	Reliance	89

12.06	Indemnification	89

12.07	The Administrative Agent in its Individual Capacity	90

12.08	Holders	90

12.09	Removal or Resignation by the Administrative Agent	90

12.10	Collateral Matters	91

12.11	Delivery of Information	93

SECTION 13.	Miscellaneous	93

13.01	Payment of Expenses, etc.	93

13.02	Right of Setoff	95

13.03	Notices	96

13.04	Benefit of Agreement; Assignments; Participations	96

13.05	No Waiver; Remedies Cumulative	98

13.06	Payments Pro Rata	99

13.07	Calculations; Computations	99

13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE;
	WAIVER OF JURY TRIAL	100

13.09	Counterparts	101

13.10	Effectiveness	101

13.11	Headings Descriptive	102

13.12	Amendment or Waiver, etc.	102

13.13	Survival	103

13.14	Domicile of Loans	103

13.15	Register	103

13.16	Confidentiality	104

13.17	Patriot Act	104

13.18	Interest Rate Limitation	105

13.19	Judgment Currency	105

13.20	No Fiduciary Duty	105

13.21	Intercreditor Agreement	106

13.22	Debtor-in-Possession Financing	106

v

SCHEDULE 1.01(a)	Commitments
SCHEDULE 1.01(b)	Lender Addresses
SCHEDULE 1.01(c)	Excluded Real Property
SCHEDULE 1.01(d)	Excluded Subsidiaries
SCHEDULE 8.08	Approved Budget
SCHEDULE 8.10	Canadian Pension Plans
SCHEDULE 8.11(a)	Financing Statements
SCHEDULE 8.12	Real Property
SCHEDULE 8.13	Subsidiaries
SCHEDULE 8.16	Environmental Matters
SCHEDULE 8.17	Labor Matters
SCHEDULE 9.03(a)	San Juan Facility Matters
SCHEDULE 9.11	Post-Closing Deliverables
SCHEDULE 10.01	Existing Liens
SCHEDULE 10.02(i)	Capital Expenditures
SCHEDULE 10.04	Existing Indebtedness
SCHEDULE 10.05	Existing Investments
SCHEDULE 10.07	Existing Restrictions
SCHEDULE 12.06	Side Indemnity Letter

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B	Form of Promissory Note
EXHIBIT C	Form of Intercreditor Agreement
EXHIBIT D	Form of Section 5.04(b)(ii) Certificate
EXHIBIT E	Form of Opinion of counsel to the Credit Parties
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G-1	Form of Guaranty and Collateral Agreement
EXHIBIT G-2	Form of Canadian Guaranty and Collateral Agreement
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Assignment and Assumption Agreement
EXHIBIT J	Form of Intercompany Note
EXHIBIT K	Debtor-In-Possession Financing Term Sheet
EXHIBIT L	Form of Quebec Hypothec

TERMS OF BRIDGE LOANS, dated as of May 21, 2018. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

SECTION 1.    Definitions and Accounting Terms

1.01    Defined Terms. As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Absaloka” shall mean Absaloka Coal, LLC.

“Accounting Change” shall have the meaning assigned to such term in the definition of GAAP.

“Additional Lender” shall have the meaning provided in Section 2.14(d).

“Additional Security Documents” shall have the meaning provided in Section 9.11(b).

“Administrative Agent” shall mean Wilmington Savings Fund Society, FSB, in its capacity as Administrative Agent for the Lenders under the Credit Agreement, the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Administrative Borrower” shall mean Westmoreland Coal Company, a Delaware corporation.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrowers or any Subsidiary thereof.

“Agreement” shall mean this Exhibit L, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Margin” initially shall mean a percentage per annum equal to, in the case of Bridge Loans maintained as (A) Base Rate Loans, 7.25% and (B) LIBOR Loans, 8.25%.

“Approved Budget” means a projected statement of sources and uses of cash for the Administrative Borrower and its Subsidiaries on a weekly basis for the following 13 calendar weeks, including the anticipated uses of the Loans for each week during such period, in substantially the form of Schedule 8.08 hereto. As used herein, “Approved Budget” shall initially refer to the initial Approved Budget delivered prior to the Effective Date and thereafter shall refer to the most recent Approved Budget delivered by the Administrative Borrower and approved by the Required Lenders in accordance with Section 9.01(i).

“Approved Fund” shall mean with respect to any Lender which is a fund that invests in loans, any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

“As-Extracted Collateral” shall mean (a) oil, gas, minerals, coal or other fossil fuels that are subject to a security interest that (i) is created by a debtor having an interest in the oil, gas, minerals, coal or other fossil fuels before extraction and (ii) attaches to the oil, gas, minerals, coal or other fossil fuels as extracted, or (b) accounts arising out of the sale at the wellhead or minehead of oil, gas, minerals, coal or other fossil fuels in which the debtor had an interest before extraction.

“As-Extracted Collateral Filing” shall mean a financing statement covering As-Extracted Collateral filed in the office designated for the filing or recording of a record of a mortgage on the related Real Property.

“Asset Sale” shall mean any sale, transfer or other disposition by a Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to a Borrower or a Guarantor of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding (a) sales of assets pursuant to Sections 10.02(ii), (v), (vii), (ix), (x), (xi), (xii), and (xiii) and (b) any other sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates gross proceeds of less than $250,000.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I hereto (appropriately completed).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of a Borrower to deliver such notices pursuant to this Agreement, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief executive officer, president, chief financial officer, chief legal officer, senior vice president, treasurer, assistant treasurer, controller or principal accounting officer of a Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any officer described in clauses (i) or (ii) immediately above) of a Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% per annum in excess of the overnight Federal Funds Rate at such time and (iii) the LIBO Rate for a LIBOR Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00%. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean each Bridge Loan designated or deemed designated as such by a Borrower at the time of the incurrence thereof or conversion thereto.

“Borrowers” shall mean the Administrative Borrower, the Canadian Borrower and the San Juan Borrower.

“Borrower Common Stock” shall mean the authorized common stock of the Borrower.

“Borrowing” shall mean the borrowing of one Type of Bridge Loan by a Borrower from all Lenders having Commitments on a given date (or resulting from a conversion or continuation on such date) having in the case of LIBOR Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Bridge Loan” shall have the meaning provided in Section 2.01.

“Bridge Loan Commitment” shall mean, for each Lender, the sum of the Bridge Loan Initial Commitment and the Bridge Loan Delayed Draw Commitment set forth opposite such Lender’s name in Schedule 1.01(a) hereto as the same may be terminated pursuant to Section 4.02. The aggregate amount of the Bridge Loan Commitments is $110,000,000 on the Effective Date.

“Bridge Loan Delayed Draw Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) hereto under “Bridge Loan Delayed Draw Commitment”, as the same may be terminated pursuant to Section 4.02.

“Bridge Loan Initial Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) hereto under “Bridge Loan Initial Commitment” as the same may be terminated pursuant to Section 4.02.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, New York, a day on which banking institutions are authorized or required by law or other government action to close.

“Business Plan” shall have the meaning set forth in Section 9.13.

“Canadian Borrower” shall mean Prairie Mines & Royalty ULC, an Alberta unlimited liability corporation.

“Canadian Collateral Agent” shall mean BNY Trust Company of Canada, in its capacity as Canadian Collateral Agent for the Lenders under the Mortgages and other Credit Documents to which it is party, as the case may be, and shall include any successor to the Canadian Collateral Agent appointed pursuant to Section 12.09.

“Canadian Financing Collateral” shall means a security interest in Collateral which may be perfected by filing a PPSA financing statement in the relevant PPSA filing office, possession or with an account control agreement.

“Canadian GCA Collateral” shall mean all “Collateral” as defined in the Canadian Guaranty and Collateral Agreement.

“Canadian Guaranty and Collateral Agreement” shall have the meaning provided in Section 6.08.

“Canadian Insolvency Law” shall have the meaning provided in Section 11.05.

“Canadian Multi-Employer Plan” means a “multi-employer pension plan”, as such term is defined in the Pension Benefits Act (Alberta) or any similar plan registered under pension standards legislation of another jurisdiction in Canada in which a Borrower or any Affiliate of it contributes for its employees or former employees employed in Canada.

“Canadian Pension Event” means (i) the termination or wind-up in whole or in part of a Canadian Pension Plan, (ii) the occurrence of any circumstance or event that would provide any basis for a Governmental Authority to take steps to cause the termination or wind-up, in whole or in part, of any Canadian Pension Plan, the issuance of a notice (or a notice of intent to issue such a notice) to terminate in whole or in part any Canadian Pension Plan or the receipt of a notice of intent from a Governmental Authority to require the termination in whole or in part of any Canadian Pension Plan, revoking the registration of same or appointing a new administrator of such a plan, (iii) an event or condition which constitutes grounds under applicable pension standards or tax legislation for the issuance of an order, direction or other communication from any Governmental Authority or a notice of an intent to issue such an order, direction or other communication requiring a Borrower or any Affiliate to take or refrain from taking any action in respect of a Canadian Pension Plan, (iv) the issuance of either any order or charges which may give rise to the imposition of any fines or penalties to or in respect of any Canadian Pension Plan or the issuance of such fines or penalties, (v) the failure to remit by a Borrower or any Affiliate any contribution to a Canadian Pension Plan when due or the receipt of any notice from an administrator, a trustee or other funding agent or any other person that a Borrower or any Affiliate has failed to remit any contribution to a Canadian Pension Plan or a similar notice from a Governmental Authority relating to a failure to pay any fees or other amounts, (vi) the non-compliance by a Borrower or any Affiliate of it with any law applicable to any Canadian Pension Plan and (vii) the existence of a solvency deficiency with respect to any Canadian Pension Plan.

“Canadian Pension Plan” means a pension plan or plan that is a “registered pension plan” as defined in the Income Tax Act (Canada) or is subject to the funding requirements of the Pension Benefits Act (Alberta), or any similar pension benefits standards legislation in any Canadian jurisdiction, and which is maintained or contributed to by, or to which there is or may be an obligation to contribute by a Borrower or any Affiliate, in respect of its employees or former employees employed in Canada, and for greater certainty does not include a Canadian Multi-Employer Plan, the Canada Pension Plan maintained by the Government of Canada or the Québec Pension Plan maintained by the Government of Québec.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles, provided that notwithstanding the foregoing, in no event will any obligation in respect of a lease that would have been categorized as an operating lease in accordance with GAAP on the Effective Date be considered a Capitalized Lease Obligation.

“Cash Equivalents” shall mean, as to any Person,

(a)    United States dollars or any other currencies held from time to time in the ordinary course of business

(b)    securities issued by the United States or Canadian government or any agency or instrumentality of the United States government having maturities of not more than two years from the date of acquisition;

(c)    certificates of deposit, time deposits, money market deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities of two years or less and overnight bank deposits, in each case with any Lender or with any domestic commercial bank having capital and surplus in excess of $500 million;

(d)    repurchase obligations for underlying securities of the types described in clauses (b), (c) and (f) entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and, in each case, maturing within two years after the date of acquisition;

(f)    securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof, or by any province of Canada or by any political subdivision thereof and rated at least Baa3 by Moody’s or BBB- by S&P and, in each case, maturing within two years after the date of acquisition;

(g)    mutual funds whose investment guidelines restrict 90% of such funds’ investments to those satisfying the provisions of clauses (a) through (f) above;

(h)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500 million;

(i)    time deposit accounts, certificates of deposit and money market deposits with maturities of one year or less from the date of acquisition, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks; and

(j)    Indebtedness or preferred stock issued by Persons rated at least A-2 by Moody’s or A by S&P.

“Change of Control” shall mean (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Administrative Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Administrative Borrower or (iii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Administrative Borrower measured by voting power rather than number of shares.

“Claims” shall have the meaning provided in the definition of “Environmental Claims.”

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all GCA Collateral, all Canadian GCA Collateral, all Québec Hypothec Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral, which will not include in any case the Excluded Property.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent or the hypothecary representative (fondé pouvoir) for the Secured Creditors pursuant to the Security Documents.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however determined) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Controlled Group” shall mean the controlled group of the Administrative Borrower, as determined under section 52(a) of the Code and any regulatory guidance promulgated thereunder.

“Credit Documents” shall mean the Term Loan Credit Agreement (but only to the extent directly related to the Bridge Loans), this Agreement, the Guaranty and Collateral Agreement, the Canadian Guaranty and Collateral Agreement, the Québec Hypothec, the Intercreditor Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and each other Security Document.

“Credit Event” shall mean the making of any Bridge Loan or the release of amounts from the Escrow Account.

“Credit Party” shall mean each Borrower and each Guarantor.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Delayed Draw Borrowing Date” means a Business Day after the Effective Date set forth in a Notice of Borrowing on which, subject to Section 7, a Borrowing of Bridge Loans occurs. There shall not be more than two (2) Delayed Draw Borrowing Dates.

“Disposition” shall have the meaning provided in Section 10.02(iv).

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interest of such Person which, by its terms or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for an Equity Interest that is not Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is ninety-one days after the Maturity Date hereunder, provided that (a) any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Stock, and that is not convertible, putable or exchangeable for Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Stock, (b) any Equity Interests that would constitute Disqualified Stock solely because the holders of the Equity Interests have the right to require a Borrower or the Subsidiary that issued the Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock, and (c) if such Equity Interests are issued to any plan for the benefit of employees of a Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by such Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Equity Interests held by any future, present or former employee, director, manager or consultant of a Borrower or a Subsidiary or any other entity in which such Borrower or any of its Subsidiaries has an Investment and is designated in good faith as an “affiliate” by the board of directors of such Borrower, in each case pursuant to any stockholders’ agreement, equity plan or stock incentive plan or any other management, director or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by a Borrower or its Subsidiaries.

“Dividend” shall mean, with respect to any Person, a declaration or payment by a Person of a dividend (other than dividends payable solely in its Qualified Equity Interests), or a distribution or a return of any equity capital to such Person’s stockholders, partners or members or making of any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to such Person’s stock-holders, partners or members in their capacity as such, or a redemption, retirement or making of or an acquisition of, directly or indirectly, for consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documents” shall mean, collectively, (i) the Credit Documents and (ii) the Refinancing Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia; provided that no Subsidiary of a Foreign Subsidiary shall be deemed to be a Domestic Subsidiary; provided further that any Subsidiary that would otherwise constitute a Domestic Subsidiary and is a holding company which owns Equity Interests in one or more Foreign Subsidiaries, but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such Equity Interests in Foreign Subsidiaries) shall not constitute a Domestic Subsidiary hereunder.

“Dutch Financing Collateral” means the shares in WCC Holding B.V.

“Dutch Security Assets” shall have the meaning given to Security Assets in the Dutch Share pledge.

“Dutch Share Pledge” means the deed of pledge of shares in the capital of WCC Holding B.V. in favour of the Collateral Agent.

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding a Borrower except with respect to the transactions allowed pursuant to Section 2.15.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of non-compliance or violation, investigations and/or proceedings (hereafter, “Claims”) relating in any way to any noncompliance with, or liability arising under, Environmental Law or to any permit issued, or any approval given, under any Environmental Law or regarding any environmental condition, including, (a) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, provincial, local or foreign law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, formerly, now or hereafter in effect and in each case as amended, and any legally binding judicial or administrative interpretation thereof, relating to the protection of the environment, or of human health (as it relates to the exposure to environmental hazards).

“Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization pursuant to or required under any Environmental Law.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase or receive, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company or unlimited liability corporation membership interest.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean (a) any entity, whether or not incorporated, that is under common control with the Administrative Borrower or one of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which the Administrative Borrower or one of its Subsidiaries is a member; (c) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which the Administrative Borrower or one of its Subsidiaries is a member; and (d) with respect to the Administrative Borrower or one of its Subsidiaries, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that the Administrative Borrower or one of its Subsidiaries, any corporation described in clause (b) above or any trade or business described in clause (c) above is a member. Any former ERISA Affiliate of the Administrative Borrower or one of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Administrative Borrower or one of its Subsidiaries within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Administrative Borrower or one of its Subsidiaries and with respect to liabilities arising after such period for which the Administrative Borrower or one of its Subsidiaries would be liable under the Code or ERISA.

“ERISA Event” shall mean any one or more of the following:

(a)    any Reportable Event;

(b)    (1) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, (2) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or (3) the termination of any Plan under Section 4041(c) of ERISA;

(c)    the institution of proceedings, or the occurrence of an event or condition which constitutes grounds for the institution of proceedings, by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d)    the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA, or the arising of such a lien or encumbrance; or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA);

(e)    engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA that would reasonably be expected to have a Material Adverse Effect;

(f)    the failure by the Administrative Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code or the incurrence by the Administrative Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, the Reorganization or Insolvency of any Multiemployer Plan; or the receipt by the Administrative Borrower or any ERISA Affiliate, of any notice, or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in

Reorganization, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(g)    the Administrative Borrower or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

(h)    the withdrawal by the Administrative Borrower or any of its ERISA Affiliates from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability to the Administrative Borrower or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA, respectively;

(i)    the imposition of liability on the Administrative Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; or

(j)    the occurrence of an act or omission which would give rise to the imposition on the Administrative Borrower or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan.

“Event of Default” shall have the meaning provided in Section 11.

“Excluded Property” shall mean (i) all Excluded Real Property; (ii) all Excluded TWCC Personal Property, (iii) all Excluded TWCC Equity, (iv) any right, title or interest in any permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment held by a Borrower, any Guarantor or to which any of a Borrower or any Guarantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that the creation of a security interest would, under the terms of such permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment, or as a matter of law, result in a breach of the terms of, or constitute a default under, any permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment held by a Borrower or any Guarantor or to which any of a Borrower or any Guarantor is a party or render void the security interest therein (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC or 41(7) of the PPSA (or any successor provision or provisions)); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision or upon obtaining a required consent to cure any potential breach, such right, title or interest in such permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment shall cease to be an “Excluded Property”; (v) consumer goods (as defined in the PPSA); (vi) the last day of any term reserved by any lease of real property, oral or written, or any agreement therefor, now held or hereafter acquired by a Grantor, and whether falling within the general or particular description of the Collateral, is hereby and shall be excepted out of the Security Interest granted hereunder, but such Grantor shall stand possessed of the reversion of one day remaining in such Grantor in respect of any such term, for the time being demised, as aforesaid, upon trust to assign and dispose of the same as any purchaser of such term shall direct; and (vii) any assets of the Excluded Subsidiaries. For the avoidance of doubt, “Excluded Property” shall not include any right to receive any payment of money or the proceeds, substitutions or replacements of any Excluded Property (unless such proceeds, substitutions or replacements would constitute an Excluded Property).

“Excluded Real Property” shall mean all right, title and interest of a Borrower and its Subsidiaries in Real Property that is described on Schedule 1.01(c) hereto, which lists (a) certain properties that are not suitable for mining and that a Borrower or a Subsidiary is considering selling or otherwise disposing of, and (b) Real Property that is subject to the Deed of Trust, Security Agreement, Fixture Filing, Assignment of As-Extracted Collateral and Assignment of Rents to Secure Performance dated as of June 26, 2008, of TWCC to Glenn Pinkerton, as trustee, for the benefit of NRGT, as amended from time to time.

“Excluded Subsidiaries” shall mean the subsidiaries of the Administrative Borrower listed on Schedule 1.01(d).

“Excluded Swap Obligation” shall mean with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal or is not permitted under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Bridge Loan or Bridge Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Bridge Loan or Bridge Loan Commitment (other than pursuant to an assignment request by a Borrower under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Bridge Loan or Bridge Loan Commitment, or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 5.04(b); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Excluded TWCC Equity” shall mean all right, title and interest of Westmoreland Mining LLC in the Equity Interests of TWCC, which has been pledged to NRGT pursuant to the Pledge Agreement dated as of June 26, 2008 between Westmoreland Mining LLC and NRGT, as amended from time to time.

“Excluded TWCC Personal Property” shall mean all right, title and interest of TWCC in the property in which TWCC has granted a security interest to NRGT pursuant to the TWCC Security Agreement, which property shall not include the TWCC Supply Agreement Assets.

“Exit Yield Enhancement” shall have the meaning provided in Section 3.02.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the board of directors of a Borrower for transactions valued at less than $5,000,000 and (ii) an Independent Financial Advisor for transactions valued at, or in excess of $5,000,000.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Effective Date (and any amended or successor versions thereof that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Financing Transaction” shall mean, collectively, (i) the consummation of the Refinancing (ii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Bridge Loans on the Initial Borrowing Date and the use of proceeds thereof and (iii) the payment of all fees and expenses in connection with the foregoing.

“First Lien Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Effective Date, among the Term Loan Administrative Agent, the Notes Representative, the Administrative Agent, certain Credit Parties party thereto and the other parties thereto, attached hereto as Exhibit C (as the same may be amended and modified from time to time).

“First Lien Notes” shall mean the $350,000,000 aggregate principal amount of 8.75% Senior Secured Notes due 2022.

“Fiscal Year” shall mean the fiscal year of the Administrative Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fixtures” means goods that have become so related to particular Real Property that an interest in them arises under real property law.

“Foreign Lender” shall have the meaning provided in Section 5.04(b).

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by a Borrower or any one or more of its Subsidiaries for the benefit of employees of a Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, and includes a Canadian Pension Plan but does not include the Canada Pension Plan or the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Effective Date. Each accounting term used in this Agreement, unless otherwise defined therein, has the meaning assigned to it under GAAP applied consistently throughout the relevant period and relevant prior periods. If there occurs a change in generally accepted accounting principles, and such change would require disclosure under GAAP in the financial statements of the Administrative Borrower and would cause a change in the method of calculation of any covenant contained in Section 10, or in standards or terms as determined in good faith by the Administrative Borrower (an “Accounting Change”), then the Administrative Borrower may elect, as evidenced by a written notice of the Administrative Borrower to the Administrative Agent, that such financial covenants, standards or terms shall be calculated as if such Accounting Change had not occurred. Any such election with respect to such Accounting Change may not thereafter be changed.

“GCA Collateral” shall mean all “Collateral” as defined in the Guaranty and Collateral Agreement.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GP” shall mean the Person that is the general partner of an MLP.

“GST” means goods and services taxes, provincial sales taxes, harmonized sales taxes or value added taxes imposed under the laws of Canada, any province or territory thereof or any other applicable jurisdiction.

“Guarantor” shall mean (a) each Domestic Subsidiary of the Administrative Borrower that is party to the Guaranty and Collateral Agreement, unless and until such time as the respective Subsidiary is released from all of its obligations under the Guaranty and Collateral Agreement in accordance with the terms and provisions thereof and (b) each Canadian Subsidiary of the Administrative Borrower that is party to the Canadian Guaranty and Collateral Agreement, unless or until such time as the respective Subsidiary is released from all of its obligations under the Canadian Guaranty and Collateral Agreement in accordance with its terms and the provisions thereof.

“Guaranty” shall mean the guaranty of the Guarantors pursuant to Article II of the Guaranty and Collateral Agreement and the Canadian Guaranty and Collateral Agreement, as the case may be.

“Guaranty and Collateral Agreement” shall have the meaning provided in Section 6.08.

“Hazardous Materials” shall mean any chemicals, materials, wastes, pollutants, contaminants or substances in any form that are prohibited, limited or regulated pursuant to or could give rise to liability under any Environmental Law including any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas.

“Hedging Obligations” shall mean with respect to any specified Person, the obligations of such Person under: (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements or other similar agreements or arrangements; (b) any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement; (c) any foreign exchange contract, currency swap agreement, futures contract, option agreement or other similar agreement or arrangement; or (d) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodity prices or currency exchange rates.

“Indebtedness” shall mean, as to any Person, any indebtedness of such Person, whether or not contingent, (a) for borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments evidencing obligations for borrowed money or indemnification obligations in respect of banker’s acceptances or letters of credit other than obligations in respect of asset reclamation obligations; (c) representing Capitalized Lease Obligations; (d) representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed (except trade accounts payable and accrued expenses arising in the ordinary course of business); or (e) representing the net obligations under any Hedging Obligations in the event of an early termination. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset at such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii)

to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. “Indebtedness” shall not include (a) with respect to any equity-linked security, the equity credit reflected on the most recent balance sheet of the Administrative Borrower, (b) obligations not incurred in connection with borrowed money, except to the extent expressly provided above, and without limitation shall not include (i) bid bonds, performance bonds, completion bonds, surety bonds, appeal bonds and other similar bonds, guarantees or obligations, (ii) purchase price adjustments, earn outs or similar obligations incurred in connection with the disposition of any assets, (iii) reimbursement obligations, (iv) indemnification obligations or (v) letters of credit, bank guarantees or similar instruments to secure any of the foregoing, to the extent such letters of credit, bank guarantees or similar instruments have not been drawn upon or, if drawn upon, not reimbursed thereafter within 5 days, (c) any liabilities of a Borrower or any Subsidiary to a Borrower or any Subsidiary, (d) Contingent Obligations and (e) obligations of an MLP GP of an MLP with respect to Indebtedness of such MLP arising by operation of law due to such MLP GP’s position as a general partner of such MLP (or corresponding obligations of any general partner of such MLP GP arising by operation of law due to such entity’s position as a general partner of such GP); provided, however, that such obligations or Indebtedness are non-recourse to a Borrower or any of its Subsidiaries (other than such MLP GP and, if such MLP GP is a limited partnership, the general partner of such MLP GP, provided that (x) the sole business of such general partner of such MLP GP is to act as the general partner of such MLP GP and engage in activities ancillary thereto and (y) and such general partner of such MLP GP owns no assets (other than (i) ownership interests in such MLP GP or in the MLP of which such MLP GP is the MLP GP, and (ii) current assets sufficient to satisfy its ordinary course operating expenses)).

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Financial Advisor” shall mean an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Administrative Borrower’s board of directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to a Borrower and its Affiliates.

“Initial Borrowing Date” shall mean the Effective Date, on which a Borrowing of the Bridge Loans occurs.

“Insolvent” shall mean with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercompany Loans” shall have the meaning provided in Section 10.05(vii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit J hereto (or such other form as shall be satisfactory to the Administrative Agent in its reasonable discretion), with blanks completed in conformity herewith.

“Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 2.09(a).

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“IP Rights” shall have the meaning set forth in Section 8.18.

“Judgment Currency” shall have the meaning set forth in Section 13.19.

“Junior Debt” shall mean any Indebtedness (other than revolving Indebtedness) of a Borrower or its Subsidiaries (i) which is unsecured or is contractually subordinated in right of payment to the Obligations or (ii) which is secured by the Collateral on a junior lien basis.

“Judgment Currency Conversion Date” shall have the meaning set forth in Section 13.19.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or Fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01(a) hereto, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13 or 13.04(b).

“Lender Default” shall mean, as to any Lender, (i) the failure of such Lender to make available its portion of any Borrowing within two Business Days after the date on which such portion of any Borrowing or payment is required to be made unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) such Lender having, or having a direct or indirect parent company that has, (x) become the subject of a proceeding under the Bankruptcy Code, any Canadian Insolvency Law or any comparable law of any other jurisdiction or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding, (y) had appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such appointment of, a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) such Lender having notified either the Borrowers, the Administrative Agent, any other Lender and/or any Credit Party (x) that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect or (y) of the events described in preceding clause (ii) immediately above or (iv) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder provided that, no Lender Default shall be deemed to have occurred solely by virtue of the ownership or acquisition of an equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (iv) immediately above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers and each other Lender promptly following such determination.

“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, the higher of (i) (x) the rate per annum representing the London interbank offered rate as administered by the ICE Benchmark Administration (or on any successor to or substitute for such administration, or any successor to or substitute for such service, providing rate quotations comparable to those currently administered by the ICE Benchmark Administration, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Eurodollar Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period or (y) if the rate referred to in clause (x) is not available at such time for any reason, then the rate at which dollar deposits of the approximate amount of the Bridge Loan being made and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period and (ii) 1.00% per annum.

“LIBOR Loan” shall mean each Bridge Loan designated as such by a Borrower at the time of the incurrence thereof or conversion thereto.

“Lien” shall mean any mortgage, lien, pledge, charge, encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Liquidity” shall mean, at any date, the sum of (x) unrestricted bank cash and Cash Equivalents on hand of the Borrowers and each of their Subsidiaries, plus (y) undrawn Bridge Loan Commitments.

“Make-Whole” shall mean, with respect to any principal amount of Bridge Loans an amount equal to the difference between (i) the LIBO Rate for an Interest Period of three months commencing on and in effect on the date of such action that triggered the payment of the Make-Whole (either under Section 5 or Section 11 of this Agreement) plus the Applicable Margin in effect on the date of such action and (ii) the Treasury Rate plus 100 basis points; multiplied by (iii) the outstanding balance of the Bridge Loan; multiplied by (iv) the number of days until May 21,

2019 divided by 360; provided that the Make-Whole will not be due and payable if (a) the Bridge Loans are rolled into or refinanced by a debtor-in-possession facility provided by the Lenders provided further such debtor-in-possession facility has a Make-Whole as agreed to by the Required Lenders and/or (b) the Lenders are provided adequate protection in any bankruptcy case of any of the Credit Parties and pursuant to such adequate protection, the Credit Parties continue to pay interest due and payable hereunder with respect to the Bridge Loans through May 21, 2019 (or, if earlier, the date upon which the Credit Parties emerge from any bankruptcy case) and there are no other payments of principal on the Bridge Loan prior to May 21, 2019 in each case other than mandatory prepayments pursuant to Section 5.02.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, property, assets, liabilities or financial condition of the Administrative Borrower and its Subsidiaries taken as a whole that would, individually or in the aggregate, affect the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or the ability of the Credit Parties, taken as a whole, to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean the first anniversary of the Initial Borrowing Date.

“Maximum Rate” shall have the meaning provided in Section 13.18.

“Mineral Rights Mortgage” shall mean, individually or collectively as the context may indicate, those mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust, deeds to secure debt, leasehold deeds to secure debt, debentures and comparable real estate Lien documents delivered on or after the Initial Borrowing Date to the Administrative Agent with respect to any Mortgaged Coal Property.

“Minimum Borrowing Amount” shall mean $5,000,000.

“MLP GP” means a GP that is a general partner of an MLP.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt, debenture or similar document under which, in accordance with, and subject to, the terms of the Term Loan Credit Agreement or this Agreement, any Lien on Real Property owned or leased by a Borrower or any Guarantor is granted to secure any Obligations, or under which rights or remedies with respect to any such Liens are governed; provided that a Mineral Rights Mortgage shall constitute a Mortgage for purposes of this definition.

“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 2006) or its equivalent.

“Mortgaged Coal Property” shall mean, collectively, the leasehold or other rights of a Borrower or any Guarantor, as applicable, to mine or otherwise extract coal on certain Real Property that are mortgaged to the Administrative Agent on the Initial Borrowing Date or from time to time thereafter in accordance with, and subject to, the terms of this Agreement pursuant to a Mineral Rights Mortgage, it being understood that some parcels of Real Property may constitute both Mortgaged Coal Property and Mortgaged Property and that none of the Excluded Property shall be deemed to be Mortgaged Coal Property.

“Mortgaged Coal Property Support Documents” shall mean, for each Mortgaged Coal Property, (i) the title searches pertaining thereto, if determined to be necessary by the Administrative Agent, (ii) such lessor’s estoppel, waiver and consent certificates as the Administrative Agent may reasonably require and a Borrower is able to obtain using its commercially reasonable efforts (which shall not require the expenditure of cash or the making of any material concessions under the relevant lease) and subordination, nondisturbance and attornment agreements as the Administrative Agent may reasonably require and a Borrower is able to obtain using its commercially reasonable efforts (which shall not require the expenditure of cash or the making of any material concessions under the relevant lease), (iii) such opinions of local counsel with respect to the Mineral Rights Mortgages, as applicable, as the Administrative Agent may reasonably require, and (iv) such other documentation as the Administrative Agent may reasonably require, in each case as shall be in form and substance reasonably acceptable to the Administrative Agent.

“Mortgaged Property” shall mean any Real Property owned or leased by a Borrower or any Guarantor that is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof, it being understood that Mortgaged Property shall include Mortgaged Coal Property, but shall not include any Excluded Real Property.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which contributions are or within the immediately preceding five year period have been made (or have been required to be made) by the Administrative Borrower or any ERISA Affiliate.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean for any event requiring a reduction of the repayment of Bridge Loans pursuant to Section 5.02, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith and the amount if any, of all Taxes paid or estimated to be payable in connection with such event) received from any such event.

“Net Income” means, with respect to any Person for any period, the net income (loss) attributable to such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests.

“Net Sale Proceeds” shall mean for any Asset Sale, (a) the aggregate cash proceeds received by a Borrower or any Subsidiary, less (b) the sum of (i) the amount if any, of all Taxes paid or estimated to be payable in connection with such Asset Sale (including any amounts that must be paid to any third party as a result of any arrangement relating to payments in respect of Indian coal tax credits or other tax sharing or indemnification obligation with respect to the assets being sold); (ii) the direct costs relating to such Asset Sale, including, without limitation, title and recording tax expenses, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale; (iii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any Taxes deducted pursuant to clause (i) immediately above) (x) associated with the assets that are the subject to such Asset Sale and (y) retained by a Borrower or any of its Subsidiaries (including against any adjustment in the sale price of such asset or assets or liabilities associated with any relevant Asset Sale and retained by a Borrower or any Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officer’s certificate delivered to the Administrative Agent), provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Sale Proceeds of such Asset Sale occurring on the date of such reduction, provided further, that if any consideration for the Asset Sale is required to be held in escrow pending determination of whether or not a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Sale Proceeds only at such time as it is released to a Borrower or any of its Subsidiaries from escrow; (iv) amounts required to be paid to any Person (other than a Borrower or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale; (v) [reserved]; and (vi) reasonable and customary fees paid by a Borrower or any of its Subsidiaries in connection with any of the foregoing, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person that is not a Wholly-Owned Subsidiary of such Person.

“Note” shall have the meaning provided in Section 2.05(a).

“Notes Representative” shall mean the collateral agent appointed by and acting as the Collateral Agent pursuant to the documentation governing the First Lien Notes.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 500 Delaware Avenue, Wilmington, DE 19801, Attention: Geoffrey J. Lewis or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“NRGT” means NRG Texas Power LLC, a Delaware limited liability company.

“Obligation Currency” shall have the meaning provided in Section 13.19.

“Obligations” shall mean all amounts owing by each Credit Party to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest that accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of a Credit Party, whether or not allowed in such case or proceeding).

“Operating Disbursements”, for any period, shall mean all cash disbursements, whether for operating expenses, capital expenditures or otherwise of the Administrative Borrower and its Restricted Subsidiary for such period, calculated in a manner consistent with the calculation of “Total Operating Disbursements” as set forth in the initial Approved Budget, but excluding, in each case, any such disbursements for professional fees or financing disbursements (including fees, costs and expenses) related to any Indebtedness of the Credit Parties and their Subsidiaries.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Bridge Loan or Credit Document).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean all present or future stamp, court, documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Participant Register” shall have the meaning provided in Section 13.04(a).

“Patriot Act” shall have the meaning provided in Section 13.17.

“Payment Office” shall mean the office of the Administrative Agent located at 500 Delaware Avenue, Wilmington, DE 19801, Attention: Geoffrey J. Lewis or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Permitted Business” shall have the meaning provided in Section 10.08.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, (i) such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions with respect to Mortgaged Properties located in the United States must be acceptable to the Administrative Agent in its reasonable discretion and (ii) Liens permitted under clauses 10.01(i), (ii), (v), (viii), (xi) or (xxi) of Section 10.01.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Administrative Borrower or with respect to which the Administrative Borrower or an ERISA Affiliate has any actual or contingent liability.

“PPSA” shall mean the Personal Property Security Act as from time to time in effect in the Province of Alberta (including the orders and regulations issued pursuant thereto); provided, however, that, in the event that, by reason of any provisions of law, any of the attachment, validity, effect, perfection, or priority of the Collateral Agent’s and the Secured Creditors’ security interest in any Collateral is governed by the PPSA as in effect in a jurisdiction (including the orders and regulations issued pursuant thereto) other than the Province of Alberta, such terms shall mean the PPSA as in effect in such other jurisdiction (including the orders and regulations issued pursuant thereto) for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“PPSA Financing Collateral” shall mean GCA Collateral a security interest in which may be perfected by filing a financing statement in the relevant PPSA filing office, possession or with an account control agreement.

“PPSA Fixture Filing” shall mean a notice of security interest covering goods that are or are to become Fixtures filed in the office designated for the filing or recording of a record of a mortgage on the related Real Property located in Canada, other than the Province of Québec.

“Prime Lending Rate” shall mean the rate of interest per annum which is identified as the “Prime Rate” and (1) normally published in the Money Rates section of The Wall Street Journal or (2) as quoted from such other generally available and recognizable source as the Administrative Agent may select. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Qualified Equity Interest” shall mean any Equity Interest that does not constitute Disqualified Stock.

“Québec Financing Collateral” shall mean Collateral a hypothec in which may be made opposable by filing a publication notice in the relevant RPMRR filing office, possession or with an account control agreement.

“Québec Hypothec” shall have the meaning provided in Section 9.11(d).

“Québec Hypothec Collateral” shall have the meaning given to “Hypothecated Property” in Québec Hypothec.

“Québec Subsidiary” shall have the meaning provided in Section 9.11(d).

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and Fixtures, including Leaseholds.

“Receiver” shall have the meaning provided in the Canadian Guaranty and Collateral Agreement.

“Recipient” means the Administrative Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Recovery Event” shall mean any event that gives rise to the receipt by a Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of a Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03.

“Refinanced Bridge Loans” shall have the meaning provided in Section 13.12(d).

“Refinancing” shall mean the refinancing transactions described in Sections 6.06(a).

“Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other documents and agreements entered into in connection with the Refinancing.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating into, through or upon any land or water or air, or otherwise entering into the environment.

“Reorganization” shall mean with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Replacement Bridge Loans” shall have the meaning provided in Section 13.12(d).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Bridge Loans and Bridge Loan Commitments at such time represents at least a majority of all outstanding Bridge Loans and Bridge Loan Commitments of Non-Defaulting Lenders.

“RPMRR” shall have the meaning provided in Section 9.11(d).

“Returns” shall have the meaning provided in Section 8.09.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“SaskPower” shall have the meaning provided in Section 6.09(b).

“SaskPower Collateral” shall have the meaning provided in Section 6.09(b).

“SaskPower Consents” shall have the meaning provided in Section 6.09(b).

“Sale Leaseback” shall mean any transactions or series of related transactions pursuant to which a Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Country” shall have the meaning provided in Section 8.19.

“Sanctions” shall have the meaning provided in Section 8.19.

“San Juan Borrower” shall mean Westmoreland San Juan, LLC, a Delaware corporation.

“San Juan Facility Recovery Event” shall mean the occurrence of the events described on Schedule 9.03(a) hereto to the extent such events give rise to the receipt by a Borrower or any of its Subsidiaries of cash insurance proceeds or condemnation awards payable to a Borrower or any of its Subsidiaries.

“SEC” shall have the meaning provided in Section 9.01(g).

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Document” shall mean and include each of the Guaranty and Collateral Agreement, the Canadian Guaranty and Collateral Agreement, the Québec Hypothec, the Dutch Share Pledge, each Mortgage, the Intercreditor Agreement and, after the execution and delivery thereof, each Additional Security Document and all other security documents hereafter delivered to the Collateral Agent or the Canadian Collateral Agent, as the case may be, granting a Lien on any property of any Person for the benefit of the Secured Creditors.

“Stock Certificates” means Collateral consisting of stock certificates representing capital stock of a Borrower and its Subsidiaries required as Collateral pursuant to the Security Documents.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, unlimited liability corporation, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% voting equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Administrative Borrower. Notwithstanding anything contained herein to the contrary, no Excluded Subsidiary shall be deemed to be a Subsidiary of a Borrower or of a Subsidiary of a Borrower for the purpose of this Agreement except as otherwise expressly provided herein.

“Successor Borrower” shall have the meaning provided in Section 10.02(x).

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” shall mean, with respect to any person, any obligation to pay or perform under any Swap.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Administrative Agent” means the administrative agent under the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means that certain Credit Agreement dated as December 16, 2014 among Westmoreland Coal Company, as Borrower, various lenders and WSFJ Bank (as successor in interest to Bank of Montreal), as Administrative Agent, as amended and modified from time to time.

“Total Commitment” shall mean, at any time, the sum of the Bridge Loan Commitments of each of the Lenders at such time.

“Total Net Receipts”, for any period, shall mean all cash receipts from whatever source, of the Administrative Borrower and its Restricted Subsidiary for such period, calculated in a manner consistent with the calculation of “Total Net Receipts” as set forth in the initial Approved Budget, but excluding proceeds of Indebtedness.

“Transaction” shall mean, collectively, (i) the execution, delivery and performance of the Credit Documents and (ii) the amendment of the documents governing the First Lien Notes and the Term Loan Credit Agreement and related documents to permit the execution, delivery and performance of the Credit Documents and to secure the First Lien Notes and existing loans under the Term Loan Credit Agreement with junior liens on certain previously unencumbered assets to be included in the Collateral.

“Treasury Rate” shall mean, at any date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the date which is one year following the Effective Date; provided, that if the period from such date to the date which is one year following the Effective Date is not equal to the constant maturity of a United States Treasury security, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“TWCC” shall mean Texas Westmoreland Coal Company, a Montana corporation.

“TWCC Security Agreement” shall mean the Security Agreement dated as of June 26, 2008 between TWCC and NRGT, as amended from time to time.

“TWCC Supply Agreement” shall mean the Amended and Restated Supply Agreement dated as of September 28, 2007 between TWCC, as seller, and NRGT, as purchaser, as amended from time to time.

“TWCC Supply Agreement Assets” shall mean all right, title and interest of TWCC in and to all receivables, payments, income, cash flow and revenues due, owing or paid to TWCC under the TWCC Supply Agreement, and any proceeds thereof, but only to the extent such receivables, payments, income, cash flow and revenues arise, or such amounts are paid prior to a Remedies Event, as defined in the TWCC Security Agreement.

“Type” shall mean the type of Bridge Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UCC Financing Collateral” shall mean Collateral a security interest in which may be perfected by filing a UCC financing statement in the relevant UCC filing office, possession or with an account control agreement.

“UCC Fixture Filing” shall mean a financing statement covering goods that are or are to become Fixtures filed in the office designated for the filing or recording of a record of a mortgage on the related Real Property.

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the Fair Market Value of that Plan’s assets (excluding any accrued but unpaid contributions), determined in each case as of the beginning of the most recent plan year in accordance with the assumptions used under Accounting Standards Codification Topic No. 715-30 for such Plan year.

“United States” and “U.S.” shall each mean the United States of America.

“Waivable Mandatory Repayment” shall have the meaning set forth in Section 5.02(i).

“Withholding Agent” means an applicable Credit Party or the Administrative Agent.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Administrative Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Administrative Borrower and its Subsidiaries under applicable law).

“WRI” shall mean Westmoreland Resources, Inc.

1.02    Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or allow to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property”

shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to a Borrower or any other Credit Party shall be construed to include such Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for such Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.

(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.03    Québec, Canada Provisions. For purposes of any assets, liabilities or persons located in the Province of Québec, Canada and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec, Canada or a court or tribunal exercising jurisdiction in the Province of Québec, Canada, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and “reservation of ownership”, (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC shall include publication under the Civil Code of Québec, Canada, (g) all references to “perfection” of or “perfected” Liens shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall be including “holding title on behalf of an owner as mandatory or prête-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies”, as applicable, (w) “leasehold interest” shall include a “valid lease”, (x) “lease” shall include a “leasing contract” and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively.

SECTION 2.    Amount and Terms of Credit.

2.01    The Commitments. Subject to and upon the terms and conditions set forth herein, (a) each Lender with a Bridge Loan Initial Commitment severally agrees to make a bridge term loan or bridge term loans (the “Bridge Loans” and each, individually, a “Bridge Loan”), on the Initial Borrowing Date, and (b) each Lender with a Bridge Loan Delayed Draw Commitment severally agrees to make a Bridge Loan on not more than two occasions to the Borrowers on a Delayed Draw Borrowing Date. The Bridge Loans (i) shall be denominated in Dollars, (ii) except as hereinafter provided, shall, at the option of the Borrowers, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Bridge Loans comprising the same Borrowing shall at all times be of the same Type, and (iii) shall be made by each such Lender in an aggregate principal amount that does not exceed the Bridge Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid, Bridge Loans incurred hereunder may not be reborrowed.

2.02    Minimum Amount of Each Borrowing. At no time shall there be outstanding more than 10 Borrowings of LIBOR Loans in the aggregate for all Bridge Loans.

2.03    Notice of Borrowing. (a) Whenever a Borrower desires to borrow (x) LIBOR Loans hereunder, such Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each LIBOR Loan to be incurred hereunder and (y) Base Rate Loans hereunder, a Borrower shall give the Administrative Agent at the Notice Office notice of each Base Rate Loan no later than the Business Day on which it desires to borrow the Base Rate Loan, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 a.m. EST on such day. Any notice received after 11:00 a.m. EST on any day shall be deemed to have been given on the immediately succeeding Business Day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1 hereto, appropriately completed to specify: (i) the aggregate principal amount of Bridge Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the Bridge Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)    Without in any way limiting the obligation of a Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Bridge Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of a Borrower, prior to receipt of written confirmation. In each such case, each Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Bridge Loans, as the case may be, absent manifest error.

2.04    Disbursement of Funds. No later than 1:00 p.m. EST on the date specified in each Notice of Borrowing, each Lender with a Bridge Loan Commitment will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the applicable Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the applicable Borrower. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such corresponding amount has been made available to the applicable Borrower by the Administrative Agent and is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the applicable Borrower and such Borrower shall immediately pay such corresponding amount to the Administrative Agent in the Dollars in immediately available funds at the Payment Office. The Administrative Agent also shall be entitled to recover on demand from such Lender or the applicable Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the applicable Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Bridge Loans for each day thereafter and (ii) if recovered from a Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Bridge Loans hereunder or to prejudice any rights which a Borrower may have against any Lender as a result of any failure by such Lender to make Bridge Loans hereunder.

2.05    Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Bridge Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the applicable Borrower substantially in the form of Exhibit B hereto, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b)    Each Lender will note on its internal records the amount of each Bridge Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Bridge Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Bridge Loans.

(c)    Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Bridge Loans to the applicable Borrower shall affect or in any manner impair the obligations of such Borrower to pay the Bridge Loans (and all related Obligations) incurred by such Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender that does not have a Note evidencing its outstanding Bridge Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Bridge Loans, the applicable Borrower shall execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Bridge Loans within three Business Days after such Borrower has received such request.

2.06    Conversions/Continuations. Each Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Bridge Loans made pursuant to one or more Borrowings of one or more Types of Bridge Loans into a Borrowing of another Type of Bridge Loan, provided that, (i) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Bridge Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02. Each such conversion shall be effected by a Borrower by giving the Administrative Agent at the Notice Office prior to 1:00 p.m. EST at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2 hereto, appropriately completed to specify the Bridge Loans to be so converted, the Borrowing or Borrowings pursuant to which such Bridge Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Bridge Loans.

2.07    Pro Rata Borrowings. All Borrowings of Bridge Loans under this Agreement shall be made by the Lenders pro rata on the basis of their Bridge Loan Commitments. No Lender shall be responsible for any default by any other Lender of its obligation to make Bridge Loans hereunder and each Lender shall be obligated to make the Bridge Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Bridge Loans hereunder.

2.08    Interest. (a) Each Borrower shall pay interest in respect of the unpaid principal amount of Bridge Loans:

(i)    maintained as a Base Rate Loan, in each case, from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum that shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(ii)    maintained as a LIBOR Loan, in each case, from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum that shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.

(b)    During any Event of Default under Section 11.01, principal and, to the extent permitted by law, interest in respect of each Bridge Loan (in each case, subject to the applicable grace period) shall, in each case, bear interest at a rate per annum equal to the rate that is 2% in excess of the rate then borne by such Bridge Loans, and all other amounts (subject to any applicable grace period) payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate that is 2% in excess of the rate applicable to Bridge Loans that are maintained as Base Rate Loans from the date of such non-payment to the date on which such amount is paid in full. Interest that accrues under this Section 2.08(b) shall be payable on demand.

(c)    Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (iii) in respect of each Bridge Loan, (x) on the date of any repayment or prepayment thereof (on the amount prepaid or repaid) (except that repayments and prepayments of Base Rate Loans shall not be required to be accompanied by a payment of accrued, and theretofore unpaid, interest thereon, unless either all outstanding Bridge Loans of such Type are being repaid or prepaid) and (y) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(d)    Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrowers and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09    Interest Periods. (a) At the time a Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 a.m. EST on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), such Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of such Borrower, be (x) a one, two or three month period or (y) a seven, fourteen or twenty-one day period if agreed by the Administrative Agent in its sole discretion, provided that (in each case):

(i)    all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)    the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)    if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)    if any Interest Period for a LIBOR Loan would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)    unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(vi)    no Interest Period in respect of any Borrowing shall be selected that extends beyond the Maturity Date.

If by 11:00 a.m. EST on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the applicable Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, such Borrower shall be deemed to have elected to continue such LIBOR Loans into LIBOR Loans with a same Interest Period, effective as of the expiration date of such current Interest Period.

2.10    Increased Costs, Illegality, etc. (a) If in connection with any request for a LIBOR Loan or a conversion or continuation thereof, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, shall be made only by the Administrative Agent):

(i)    on any Interest Determination Date that, by reason of any changes arising after the Effective Date affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or

(ii)    at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change that shall subject any Lender or the Administrative Agent to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (except for Taxes that are Indemnified Taxes, Connection Income Taxes or Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”), which Taxes it had not been subject to prior to the change described above or (B) a change in official reserve or liquidity requirements that increases such reserve or liquidity requirements from the requirements on the Effective Date, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate; or

(iii)    at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date that materially and adversely affects the London interbank market; then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the applicable Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the applicable Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the applicable Borrower, (y) in the case of clause (ii) above, the applicable Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the applicable Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the applicable Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)    At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the applicable Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the applicable Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the applicable Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) if such notice had been given by the affected Lender or the Administrative Agent to the applicable Borrower before 1:00 p.m. EST, or otherwise shall give the Administrative Agent such telephonic notice on the following day, or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c)    If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or liquidity requirements, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Bridge Loans hereunder or its obligations hereunder, then the applicable Borrower shall pay to such Lender, upon such Lender’s written request therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods that are reasonable, and a written notice as to such additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the applicable Borrower by the Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

(d)    Notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

(e)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180-days prior to the date that such Lender notifies the applicable Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the circumstances giving rise to such increased costs or reductions are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11    Compensation. (a) The applicable Borrower shall compensate each Lender upon such Lender’s written request (which request shall set forth in reasonable detail the basis for the calculation and amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) that such Lender has sustained: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the applicable Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Bridge Loans pursuant to Section 11) or conversion of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the applicable Borrower; or (iv) as a consequence of (x) any other default by the applicable Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

(b)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any such compensation incurred more than 180-days prior to the date that such Lender notifies the applicable Borrower of such Lender’s intention to claim compensation therefor.

2.12    Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 5.04 with respect to such Lender, it will, if requested by the applicable Borrower, use reasonable efforts to designate another lending office for any Bridge Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the applicable Borrower or the right of any Lender provided in Sections 2.10 and 5.04. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.13    Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 5.04 with respect to any Lender that results in such Lender charging to the applicable Borrower increased costs in excess of those being generally charged by other Lenders that are similarly situated, the applicable Borrower shall have the right, in accordance with Section 13.04(b), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of which shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

(i)    at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the applicable Borrower (as may be agreed to at such time by and among the applicable Borrower and the Replacement Lender)) pursuant to which the Replacement Lender shall acquire all of the outstanding Bridge Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Bridge Loans of the respective Replaced Lender with respect to which such Replaced Lender is being replaced and (B) an amount equal to all accrued, but theretofore unpaid, amounts (if any) owing to the Replaced Lender pursuant to Section 3; and

(ii)    all obligations of the applicable Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04; provided that in the case of a Defaulting Lender, such Lender shall be deemed to have consented to such assignment, notwithstanding execution of an Assignment and Assumption Agreement on such Lender’s behalf by the Administrative Agent. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the applicable Borrower, the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Bridge Loans hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender.

SECTION 3.    Yield Enhancement.

3.01    Upfront Yield Enhancement. As consideration for the Lenders providing the Bridge Loan Commitments, each Borrower shall pay or cause to be paid on the Initial Borrowing Date, for the account of each Lender, a fully earned non-refundable aggregate yield enhancement equal to 3.00% of such Lender’s Bridge Loan Commitment with respect to Bridge Loans, such yield enhancements shall be in all respects fully earned, due and payable on the Effective Date and non-creditable thereafter.

3.02    Exit Yield Enhancement. As consideration for the Lenders providing the Bridge Loan Commitments, each Borrower shall pay or cause to be paid upon the repayment of any principal amount of the Bridge Loans either (a) on the Maturity Date, (b) upon a voluntary prepayment under Section 5.01, (c) upon a mandatory prepayment under Section 5.02 or (d) upon any acceleration, for the account of each Lender, a fully earned non-refundable aggregate yield enhancement equal to 0.75% of the principal amount repaid to such Lender (the “Exit Yield Enhancement”). The Exit Yield Enhancement shall be earned on the Effective Date and due and payable upon a repayment of principal as described in the foregoing sentence; provided, however, that the Exit Yield Enhancement shall not be payable to the extent the Bridge Loans are rolled into a debtor-in-possession facility or refinanced by a debtor-in-possession facility in which the Required Lenders are participating, including a debtor-in-possession financing more thoroughly described on Exhibit K. In the event that the Bridge Loans are rolled into or refinanced by a debtor-in-possession facility as provided in the immediately preceding sentence, the Exit Yield Enhancement will be payable to the Lenders upon any repayment of principal following the closing date of such debtor-in-possession facility.

SECTION 4.    Fees.

4.01    Fees. (a) The Borrowers agree to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by a Borrower or any of its Subsidiaries and the Administrative Agent.

(b)    The Borrower agrees to pay to each Lender with a Bridge Loan Delayed Draw Commitment an undrawn Commitment fee on the last Business Day of each month in an amount equal to the weighted average undrawn amounts of such Bridge Loan Commitments during such month multiplied by a rate per annum equal to LIBO Rate for an Interest Period of one month (as if such Interest Period began on the last Business Day of such month) plus 2.00%.

4.02    Termination of Commitments. The Initial Commitment of each Lender shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of Bridge Loans on such date). On each Delayed Draw Borrowing Date, the Bridge Loan Delayed Draw Commitment shall terminate (after giving effect the incurrence of Bridge Loans on such date) in the aggregate, by such Lender’s pro rata share of the aggregate principal amount of Bridge Loans to be incurred on such Delayed Draw Borrowing Date.

SECTION 5.    Prepayments; Payments; Taxes.

5.01    Voluntary Prepayments. The Borrowers may prepay the Bridge Loans, prior to May 21, 2019, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrowers shall give the Administrative Agent prior to 11:00 a.m. EST at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans, which notice (in each case) shall specify the amount of such prepayment and the Types of Bridge Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; and (ii) each partial prepayment of Bridge Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 and whole multiples of $500,000 in excess thereof (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrowers shall have no force or effect, provided further that upon the payment of the Bridge Loan, in whole or in part, prior to May 21, 2019, the Make-Whole shall become due and payable other than to the extent the Bridge Loans are rolled into a debtor-in-possession facility or refinanced by a debtor-in-possession facility in which the Required Lenders are participating, including a debtor-in-possession financing more thoroughly described on Exhibit K, provided further such debtor-in-possession facility has a Make-Whole as agreed to by the Required Lenders.

5.02    Mandatory Repayments. (a) In addition to any other mandatory repayments pursuant to this Section 5.02, on the Maturity Date the Borrowers shall be required to repay in full the entire principal amount of all Bridge Loans then outstanding.

(b)    In addition to any other mandatory repayments pursuant to this Section 5.02, on each date after the Initial Borrowing Date upon which a Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by a Borrower or any of its Subsidiaries of Indebtedness (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 10.04), the Borrowers shall be required to repay principal of outstanding Bridge Loans and Exit Yield Enhancement related to principal to be so repaid in an amount equal to 100% of the Net Cash Proceeds (provided that the sum of such principal amount required to be repaid plus the applicable Exit Yield Enhancement shall not exceed 100% of such Net Cash Proceeds) of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(f) and (g).

(c)    In addition to any other mandatory repayments pursuant to this Section 5.02, if a Borrower or any of its Subsidiaries receives the following, the Borrowers shall be required to repay principal of outstanding Bridge Loans and Exit Yield Enhancement related to principal to be so repaid:

(i)    with respect to any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom (provided that the sum of such principal amount required to be repaid plus the applicable Exit Yield Enhancement shall not exceed 100% of such Net Cash Proceeds) shall be applied within three Business Days after such date as a mandatory repayment in accordance with the requirements of Sections 5.02(f) and (g).

(d)    [Reserved.]

(e)    In addition to any other mandatory repayments pursuant to this Section 5.02, within three Business Days after each date on or after the Initial Borrowing Date upon which a Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event in excess of $250,000, the Borrowers shall be required to repay principal of outstanding Bridge Loans and Exit Yield Enhancement related to the principal to be so repaid in an amount equal to 100% of the Net Cash Proceeds (provided that the sum of such principal amount required to be repaid plus the applicable Exit Yield Enhancement shall not exceed 100% of such Net Cash Proceeds of any Exit Yield Enhancement due in connection therewith) from such Recovery Event as a mandatory repayment in accordance with the requirements of Sections 5.02(f) and (g) provided, that, notwithstanding any provision to the contrary herein, or any provision of any other Credit Document, no mandatory repayments shall be due and payable pursuant to this Section 5.02 (or otherwise) with respect to, or resulting from, the occurrence of the San Juan Facility Recovery Events.

(f)    Each amount required to be applied pursuant to Sections 5.02(b), (c)(i) and (e) in accordance with this Section 5.02(f) shall be applied to repay the outstanding principal amount of Bridge Loans. The amount of each principal repayment of Bridge Loans made as required by Sections 5.02(b), (c) (i) and (e) shall be applied (i) pro rata (based upon the then outstanding principal amounts of Bridge Loans) and (ii) to reduce the Bridge Loans on a pro rata basis (based upon the then remaining principal amount of such Bridge Loans after giving effect to all prior reductions thereto). For the avoidance of doubt, and notwithstanding anything herein to the contrary, no Make-Whole shall be due and payable in connection with any mandatory repayment pursuant to Section 5.02(c) or (e).

(g)    With respect to each repayment of Bridge Loans required by this Section 5.02, the Borrowers may designate the Types of Bridge Loans which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, provided that: (i) repayments of LIBOR Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all LIBOR Loans with Interest Periods ending on such date of required repayment and all Base Rate Loans have been paid in full; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Bridge Loans made pursuant to a Borrowing shall be applied pro rata among such Bridge Loans. In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(h)    In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Bridge Loans shall be repaid in full on the Maturity Date.

(i)    Notwithstanding anything to the contrary contained in this Section 5.02 or elsewhere in this Agreement (including, without limitation, in Section 13.12), each Lender shall have the option, in its sole discretion (which election to waive prepayment shall be received by the Administrative Agent within two Business Days of Administrative Agent’s notice to the Lenders of a Waivable Mandatory Repayment), to waive its pro rata share of a mandatory repayment of Bridge Loans which is to be made pursuant to Sections 5.02(b), (d) and/or (e) (each such repayment, a “Waivable Mandatory Repayment”) upon the terms and provisions set forth in this Section 5.02(i). Notwithstanding anything to the contrary contained above, if one or more Lenders waives its right to receive all or any part of any Waivable Mandatory Repayment, but fewer than all the Lenders waive in full their right to receive 100% of the total repayment otherwise required with respect to the Bridge Loans, then of the amount actually applied to the repayment of Bridge Loans of the Lenders that have waived all or any of part their right to receive 100% of such repayment, such amount shall be applied to each then outstanding Borrowing of Bridge Loans on a pro rata basis (so that each Lender shall, after giving effect to the application of the respective repayment, maintain the same percentage (as determined for such Lender, but not the same percentage as the other Lenders hold and not the same percentage held by such Lender prior to repayment) of each Borrowing of Bridge Loans which remains outstanding after giving effect to such application).

5.03    Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 11:00 a.m. EST on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04    Net Payments. (a) All payments made by the Borrowers hereunder and under any Note will be made without setoff, counterclaim or other defense, unless so provided under this Agreement or any other Credit Document. Except as required by applicable law or regulation or the administration or interpretation thereof (as determined in the good faith discretion of an applicable Withholding Agent), all payments made by the Borrowers or any other Credit Party hereunder will be made free and clear of, and without deduction or withholding for, any Taxes. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and agrees to pay the full amount of such Taxes to the appropriate taxing authority, and if such Taxes are Indemnified Taxes, the Credit Parties shall pay to the Recipient such additional amounts as may be necessary so that such payment, after withholding or deduction for or on account of such Indemnified Taxes (after taking into account any withholding or deduction payable pursuant to this sentence), will not be less than the amount such Recipient would have received absent such withholding or deduction. The Credit Parties shall timely pay to the relevant taxing authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes. As promptly as practicable after any payment of Taxes by any Credit Party to a taxing authority as provided in this Section 5.04(a), such Credit Party shall deliver to the Administrative Agent copies of tax receipts issued by the applicable taxing authority evidencing such payment by such Credit Party, if available, or such other evidence reasonably satisfactory to the Administrative Agent. The Credit Parties shall indemnify and hold harmless each Lender and the Administrative Agent, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04) payable or paid by such Lender or Administrative Agent or required to be withheld or deducted from a payment to such Lender or Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, showing in reasonable detail the basis for the calculation thereof, delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(b)    Solely for purposes of this Section 5.04(b), “Lender” shall include and/or reference the Administrative Agent, as applicable (and, for the avoidance of doubt, the Administrative Agent shall only have to deliver the Internal Revenue Service Form(s) identified in this Section 5.04(b) and perform the obligations created by this Section 5.04(b) to the Borrowers). Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (each, a “Foreign Lender”) for U.S. federal income tax purposes agrees, to the extent it is legally entitled to do so, to deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent)

(i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN or Form W-8BEN-E (claiming eligibility for benefits under an income tax treaty to which the United States is a party) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from, or reduction of, United States withholding tax with respect to payments to be made under any Credit Document, (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and is not delivering forms pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D hereto (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or Form W-BEN-E (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from, or reduction of, United States withholding tax with respect to payments of interest to be made under any Credit Document, or (iii) in the case of a Foreign Lender that is not the beneficial owner of payments made under any Credit Document (including a partnership or a participating Lender) (1) two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (i) and (ii) above, or an Internal Revenue Service Form W-9, as applicable, that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a Section 5.04(b)(ii) Certificate on behalf of such partners. In addition, if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrowers or Administrative Agent to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the Effective Date. If a Lender is not a Foreign Lender, such Lender shall deliver to the Borrowers and the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax. Furthermore, any Recipient that is entitled to an exemption from, or reduction of, any applicable withholding tax with respect to any payments under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, such withholding. In addition, each Lender agrees that from time to time after the Effective Date, should any certification previously delivered expire or become obsolete or inaccurate in any material respect, such Lender will deliver to the Borrowers and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8BEN-E, Form W-8IMY, Form W-9 and a Section 5.04(b)(ii) Certificate,

as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, or such Lender shall immediately notify the Borrowers and the Administrative Agent of its legal inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b).

(c)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Taxes (if specifically required by the terms of this Agreement) and without limiting the obligation of the Credit Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.04 relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).

(d)    If the Administrative Agent, any Lender or any other Recipient of a payment under any Credit Document determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to this Section, it shall pay to the applicable Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the applicable Credit Party under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the relevant Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Credit Party, upon the request of the relevant Recipient, agrees to repay the amount paid over to the applicable Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to the Credit Party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This subsection shall not be construed to require any such Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Parties or any other Person.

(e)    Each party’s obligations under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

SECTION 6.    Conditions Precedent to Credit Events on the Initial Borrowing Date.

The obligation of each Lender to make Bridge Loans on the Initial Borrowing Date is subject at the time of the making of such Bridge Loans to the satisfaction of the following conditions:

6.01    Effective Date. On or prior to the Initial Borrowing Date, the Effective Date shall have occurred as provided in Section 13.10.

6.02    Representations and Warranties. At the time of each such Credit Event on the Initial Borrowing Date and also after giving effect thereto, all representations and warranties shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any such representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any such representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

6.03    Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, substantially in the form of Exhibit F hereto, dated the Initial Borrowing Date and signed on behalf of the Borrowers by an Authorized Officer of the Administrative Borrower, certifying on behalf of the Borrowers that all of the conditions in Sections 6.02, 6.06, 6.07, 6.15 and 6.17 have been satisfied on such date.

6.04    Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received (a) from Kirkland & Ellis LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering (i) the matters set forth in Exhibit E hereto, (ii) matters governed by New York law and (iii) such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (b) from local counsel in each state (other than Delaware) and country (including Canada and provinces and territories thereof) in which a Credit Party is organized and, in the case of Canada, in which its chief executive office, domicile and assets valued in excess of $100,000 are located, an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering such matters relative to such Credit Party incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (c) from local counsel in each state or province in which a Mortgaged Property or Mortgaged Coal Property is located, an opinion in form and substance reasonably satisfactory to the Collateral Agent addressed to the Collateral Agent in its capacity as such, and each of the Lenders, dated the Initial Borrowing Date and covering such matters incident to the transactions contemplated herein as the Collateral Agent may reasonably request including but not limited to the enforceability of each Mortgage and Mineral Rights Mortgage.

6.05    Company Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), unanimous shareholder declarations or shareholder agreements, as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)    On the Initial Borrowing Date, all Company organizational documents and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Company proceedings, governmental approvals, good standing certificates and bring-down documentation, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or Governmental Authorities.

6.06    Consummation of the Refinancing. (a) On or prior to the Initial Borrowing Date and concurrently with the incurrence of Bridge Loans, all Indebtedness and other amounts owing by certain of the Borrower’s Subsidiaries under that certain Loan Agreement, dated as of February 1, 2016, by and among Westmoreland San Juan, LLC, certain guarantors party thereto, the financial institutions from time to time party thereto as lenders and The Bank of Tokyo-Mitsubishi UFJ, LTD as the administrative agent, together with all fees and other amounts owing thereon shall be repaid and such agreement shall be terminated.

(b)    On the Initial Borrowing Date and concurrently with the incurrence of Bridge Loans on such date, all security interests in respect of, and Liens securing, the Indebtedness to be refinanced pursuant to the Refinancing created pursuant to the security documentation relating thereto shall be terminated and released, and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c)    The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 6.06 have been satisfied on the Initial Borrowing Date.

6.07    Approvals. On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Financing Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect (other than filings which are necessary to perfect the security interests created under the Security Documents), and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Financing Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein.

6.08    Guaranty and Collateral Agreement; Intercreditor. (a) On the Initial Borrowing Date, the Administrative Borrower and each Domestic Subsidiary of the Administrative Borrower (other than Excluded Subsidiaries) shall have duly authorized, executed and delivered a Guaranty and Collateral Agreement in the form of Exhibit G-2 hereto (as amended, modified, restated and/or supplemented from time to time, the “Guaranty and Collateral Agreement”) covering all of such Credit Party’s GCA Collateral, together with:

(i)    the delivery of proper financing statements (Form UCC-1 or the equivalent) fully completed for filing under the UCC or other appropriate filing offices of each jurisdiction as are necessary to perfect the security interests purported to be created by the Guaranty and Collateral Agreement in such GCA Collateral in which a security interest may be perfected by such a filing;

(ii)    to the extent required by the Guaranty and Collateral Agreement, (x) any certificates representing Pledged Stock (as defined in the Guaranty and Collateral Agreement), together with executed and undated endorsements of transfer and (y) any promissory notes for which the Administrative Borrower or any Subsidiary is a payee, together with executed and undated allonges;

(iii)    copies (Form UCC-11) or equivalent reports as of a recent date, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions where the applicable financing statements referred to in clause (i) above will be filed;

(iv)    evidence of the completion of all other recordings and filings of, or with respect to, the Guaranty and Collateral Agreement as are necessary to perfect the security interests intended to be created by the Guaranty and Collateral Agreement; and

(v)    the account control agreements, executed and delivered by the respective parties thereto, as required by the Guaranty and Collateral Agreement.

(b)    On the Initial Borrowing Date, each Canadian Subsidiary of the Administrative Borrower shall have duly authorized, executed and delivered a Canadian Guarantee and Collateral Agreement in the form of Exhibit G-2 hereto (as amended, modified, restated and/or supplemented from time to time, the “Canadian Guaranty and Collateral Agreement”) covering all of such Credit Parties’ Canadian GCA Collateral together with:

(i)    subject to the restrictions set out in paragraph 6.09(b) below, the delivery of proper financing statements fully completed for filing in the Alberta Personal Property Registry under the PPSA (Alberta) and the Saskatchewan Personal Property Registry under the PPSA (Saskatchewan) or other appropriate filing offices of each jurisdiction as are necessary to perfect the security interests purported to be created by the Canadian Guaranty and Collateral Agreement in such Canadian GCA Collateral in which a security interest may be perfected by such a filing;

(ii)    to the extent required by the Canadian Guaranty and Collateral Agreement, (x) any certificates representing Pledged Stock (as defined in the Canadian Guaranty and Collateral Agreement), together with executed and undated endorsements of transfer and (y) any promissory notes for which the Administrative Borrower or any Canadian Subsidiary is a payee, together with executed and undated allonges;

(iii)    verification statements or equivalent reports as of a recent date, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions where the applicable financing statements referred to in clause (i) above will be filed;

(iv)    evidence of the completion of all other recordings and filings of, or with respect to, the Canadian Guaranty and Collateral Agreement as are necessary to perfect the security interests intended to be created by the Canadian Guaranty and Collateral Agreement; and

(v)    the account control agreements, executed and delivered by the respective parties thereto, as required by the Canadian Guaranty and Collateral Agreement.

(c)    The Intercreditor Agreement shall have been executed and delivered, in form and substance reasonably satisfactory to the Administrative Agent, by the Administrative Agent, the applicable Borrower, the other Credit Parties party thereto (if applicable) and the Notes Representative and the Term Loan Administrative Agent.

6.09    Mortgage; Title Insurance; Landlord Waivers; etc. (a) Subject to the provisions of Section 6.09(b) below, on the Initial Borrowing Date, the Collateral Agent shall have received:

(i)    Copies of the previously filed fully executed counterparts of Mortgages, and to the extent required by the Collateral Agent, copies of the previously filed corresponding UCC Fixture Filings and As-Extracted Collateral Filings (or, if UCC Fixture Filings and As-Extracted Collateral Filings are not available in the applicable jurisdiction, equivalent filings as available in such jurisdiction), and any similar filings that were required by local law, which Mortgages and UCC Fixture Filings (or, in the case of UCC Fixture Filings, any other equivalent filings, as available in each applicable jurisdiction) shall cover each Real Property owned or leased by the Administrative Borrower or any of its Subsidiaries and designated as a “Mortgaged Property” on Schedule 8.12 hereto, together with evidence that counterparts of such Mortgages and UCC Fixture Filings (or, in the case of UCC Fixture Filings, any other equivalent filings, as available in each applicable jurisdiction) and, if applicable, As-Extracted Collateral Filings (or, in the case of UCC Fixture Filings and As-Extracted Collateral Filings, any other equivalent filings, as available in each applicable jurisdiction) have been filed for recording;

(ii)    copies of the Mortgage Policy in effect relating to each Mortgage of the Mortgaged Property referred to above, insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances; provided, however, that to the extent Administrative Borrower is unable to obtain any items described this Section 6.09(a)(ii) on or prior to the Effective Date, such requirement shall be waived by each Lender as a condition to make Bridge Loans on the Initial Borrowing Date; provided, Administrative Borrower shall obtain the same following the Effective Date;

(iii)    (i) fully executed landlord waivers and/or bailee agreements in respect of those Leaseholds of the Administrative Borrower or any of its Subsidiaries designated as “Leaseholds Subject to Landlord Waivers” on Schedule 8.12 hereto, and (ii) all Mortgaged Coal

Property Support Documents as the Administrative Agent may request with respect to each lease or grant of mineral rights as to which the Administrative Borrower or any of its Subsidiaries is a lessee or grantee; provided, however, that to the extent Administrative Borrower is unable to obtain any items described this Section 6.09(a)(iii) on or prior to the Effective Date, such requirement shall be waived by each Lender; provided, Administrative Borrower shall endeavor, using commercially reasonable efforts, to obtain the same following the Effective Date;

(iv)    to the extent requested by the Administrative Agent, copies of all leases in which Administrative Borrower or any of its Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect such Mortgaged Property, to the extent requested by the Administrative Agent, such agreements shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by the terms of such agreements or pursuant to subordination, non-disturbance and attornment agreements (with any such agreements being reasonably acceptable to the Administrative Agent), but only to the extent that any amendments to such leases or agreements as are necessary to comply with such condition, or subordination, non-disturbance and attornment agreements are obtainable by the Administrative Borrower using its commercially reasonable efforts; and

(v)    a “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property that is subject to federal flood insurance laws and requirements, in form and substance acceptable to the Administrative Agent (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Administrative Borrower and any applicable Subsidiary and evidence of flood insurance, in the event any improved parcel of Mortgaged Property is located in a special flood hazard area); provided, however, that to the extent Administrative Borrower is unable to obtain any items described this Section 6.09(v) on or prior to the Effective Date, such requirement shall be waived by each Lender as a condition to make Bridge Loans on the Initial Borrowing Date; provided, Administrative Borrower shall obtain the same following the Effective Date. Administrative Borrower represents and warrants that Administrative Borrower and/or its applicable Subsidiaries maintain insurance coverage protecting against the risk of flood with respect to all Mortgaged Property.

(vi)    Copies of the fully executed counterparts of Mortgages, notices of which have been previously filed with the Saskatchewan Land Titles Registry or the Alberta Land Registration District (as applicable), and to the extent required by the Collateral Agent, copies of the previously filed corresponding financing statements registered in the Saskatchewan Land Titles Registry or the Alberta Land Registration District (in this section, “Fixture Filing”), and any similar filings that were required by local law, which Mortgages and financing statements shall cover each Real Property owned or leased by a Borrower or any of its Canadian Subsidiaries and designated as a “Mortgaged Property” on Schedule 8.12 hereto, together with evidence that counterparts of such Mortgages and Fixture Filings (or, any other equivalent filings, as available in each applicable jurisdiction) have been duly filed for recording in the applicable Land Titles Registry; provided however, that to the extent Administrative Borrower is unable to obtain any items described this Section 6.09(a)(vi) on or prior to the Effective Date, such requirement shall be waived by each Lender as a condition to make Bridge Loans on the Initial Borrowing Date; provided, (y) with respect to Real Property located in the Province of Saskatchewan,

Administrative Borrower complies with Section 6.09(b) and (z) with respect to Real Property located in the Province of Alberta, Administrative Borrower shall obtain and provide the same to the Canadian Collateral Agent, together with an opinion from local counsel in Alberta, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated on or about the date such items are obtained covering, inter alia, such matters relative to such Mortgages and the Collateral, as the Administrative Agent may reasonably request, within 10 Business Days following the Effective Date;

(vii)    copies of the Mortgage Policy in effect relating to each Mortgage of the Mortgaged Property referred to above, insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances; provided, however, that to the extent Administrative Borrower is unable to obtain any items described this Section 6.09(vii) on or prior to the Effective Date, such requirement shall be waived by each Lender as a condition to make Bridge Loans on the Initial Borrowing Date; provided Administrative Borrower shall obtain the same following the Effective Date;

(viii)    to the extent required by the Administrative Agent, copies of Province of Saskatchewan Land Titles Registry Titles or the Province of Alberta Land for each of Mortgaged Property located within the Provinces of Saskatchewan or Alberta (as applicable), evidencing notice of the Mortgages and Fixture Filings have been duly registered, and such other ancillary searches as the Administrative Agent finds desirable, including without limitation, searches of attachments registered in support of registered interests evidencing the Mortgages and the Fixture Filings;

(ix)    (i) fully executed landlord waivers and/or bailee agreements in respect of those Leaseholds of a Borrower or any of its Canadian Subsidiaries designated as “Leaseholds Subject to Landlord Waivers” on Schedule 8.12 hereto, (ii) all Mortgaged Coal Property Support Documents as the Administrative Agent may request with respect to each lease or grant of mineral rights as to which a Borrower or any of its Canadian Subsidiaries is a lessee or grantee, including without limitation confirmation that copies of the previously executed Mortgages in relation to the Mortgaged Coal Property located within the Province of Saskatchewan have been duly filed with the Saskatchewan Ministry of the Economy in relation to each mineral disposition, and (iii) such evidence as the Administrative Agent may request evidencing the filings of assignments of crown surface leases or permits as collateral security; provided, however, that to the extent Administrative Borrower is unable to obtain any items described this Section 6.09(ix) on or prior to the Effective Date, such requirement shall be waived by each Lender; provided, Administrative Borrower shall endeavor, using commercially reasonable efforts, to obtain the same following the Effective Date;

(x)    to the extent requested by the Administrative Agent, copies of all leases in which a Borrower or any of its Canadian Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect such Mortgaged Property, to the extent requested by the Administrative Agent, such agreements shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by the terms of such agreements or pursuant to subordination, non-disturbance and attornment agreements (with any such agreements being reasonably acceptable to the Administrative Agent), but only to the extent that any amendments to such leases or agreements as are necessary to comply with such condition, or subordination, non-disturbance and attornment agreements are obtainable by the Borrower using its commercially reasonable efforts;

(xi)    to the extent required by the Administrative Agent, copies of Province of Alberta Land Title searches for each of the Mortgaged Property located within the Province of Alberta relating to any and all freehold lands (including freehold leases), evidencing that notice of the Mortgages have been duly registered, and such other ancillary searches as the Administrative Agent finds desirable, including, without limitation, searches of attachments registered in support of registered interests evidencing the Mortgages;

(xii)    to the extent required by the Administrative Agent, copies of the Alberta Crown searches for each of the Mortgaged Property located within the Province of Alberta and relating to any and all Alberta Crown leases evidencing the satisfactory registration of a Security Notice under the Mines and Minerals Act (Alberta);

(xiii)    fully executed mortgage amendments for existing Mortgages in Mercer County and Oliver County, North Dakota and Athens County, Morgan County, Perry County, Ohio, and mortgage assignments for Bighorn County, Richland County and Rosebud County, Montana, in form and substance reasonably acceptable to the Administrative Agent;

(xiv)    fully executed Mortgages for all Leaseholds set forth on Schedule 8.12 not requiring consent of the lessor thereunder and not already Mortgaged Property, to be recorded in Mercer County and Oliver County, North Dakota, Athens County, Morgan County and Perry County, Ohio, Bighorn County, Richland County, Rosebud County and Treasure County, Montana and San Juan County, New Mexico, as applicable, in form and substance reasonably acceptable to the Administrative Agent;

(xv)    As-Extracted Collateral Filings for Bighorn County, Richland County, Rosebud County and Treasure County, Montana and As-Extracted Collateral Filings and timber to-be-cut filings for San Juan County, New Mexico, in form and substance reasonably acceptable to the Administrative Agent;

(xvi)    an opinion from local counsel in each of Montana, New Mexico, North Dakota and Ohio, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering such matters relative to the mortgage amendments, mortgage assignments, Mortgages, As-Extracted Collateral Filings and timber to-be-cut filings, as the Administrative Agent may reasonably request; and

(xvii)    A Freedom to Choose insurance form for New Mexico.

(b)    Consents from or subordination agreements with (collectively, the “SaskPower Consents”) Saskatchewan Power Corporation (“SaskPower”) are required to permit the Liens to be granted in favour of the Canadian Collateral Agent over certain assets of the Canadian Borrower (the “SaskPower Collateral”), including (i) the “Collateral”, as defined in the Amended and Restated Poplar River Power Station Coal Supply Agreement between SaskPower and the Canadian Borrower dated December 31, 2015, (ii) the “Collateral”, as defined in the

Amended and Restated Costello Coal Supply Agreement between SaskPower and the Canadian Borrower dated January 1, 2014 and (iii) any item of Mine Equipment, any Mine Facilities owned by the Canadian Borrower, any Estevan Coal Freehold Coal or the Canadian Borrower’s interest in any Estevan Coal Coal Lease as each term is defined in the Estevan Area Coal Supply Agreement between SaskPower and Estevan Coal Corporation dated October 12, 1988, as amended. On or prior to the Initial Borrowing Date, the Mortgages to be filed with the Saskatchewan Land Titles under The Land Titles Act, 2000 (Saskatchewan) with respect to the SaskPower Collateral comprising real property shall be executed undated and delivered by the Canadian Borrower in escrow to the Canadian Collateral Agent to be held in escrow by the Canadian Collateral Agent until the SaskPower Consents are given. Upon receipt by the Collateral Agent of the SaskPower Consents, (w) the Canadian Collateral Agent is hereby irrevocably authorized and directed by the Canadian Borrower to date such Mortgages, (x) the Canadian Borrower hereby releases those Mortgages from escrow to the Canadian Collateral Agent, (y) the Canadian Borrower irrevocably authorizes and consents to the Collateral Agent registering, filing and recording the Liens created thereby (including amending existing registrations) in such recording offices as the Canadian Collateral Agent shall require and (z) the Canadian Borrower agrees to provide to the Administrative Agent with an opinion from local counsel in Saskatchewan, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated on or about the date such Consents are obtained covering, inter alia, such matters relative to the Mortgages and the SaskPower Collateral and the Canadian Guarantee and Collateral Agreement and the Canadian GCA Collateral, as the Administrative Agent may reasonably request. The Canadian Borrower shall use its best efforts to obtain the SaskPower Consents, each in form and substance satisfactory to the Collateral Agent, as expeditiously as is reasonably possible and update the Collateral Agent weekly on the steps taken and of progress made in obtaining each such consent.

6.10    Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 8.05(a) and (d), which historical financial statements, pro forma financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

6.11    Insurance Certificates, etc. On the Initial Borrowing Date, the Administrative Agent shall have received certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Borrowers and their Subsidiaries.

6.12    Fees, etc. On the Initial Borrowing Date, the Borrowers shall have paid (or shall make such payments from the proceeds of the Bridge Loans) to the Administrative Agent (and its relevant affiliates) and each Lender all reasonable and documented costs, fees and expenses (including, without limitation, legal fees and expenses and the fees and expenses of any other advisors) and other compensation required to be paid to the Administrative Agent or such Lender to the extent then due.

6.13    Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information requested by the Administrative Agent or the respective Lenders that is required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

In determining the satisfaction of the conditions specified in this Section 6, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender that has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date that the respective item or matter does not meet its satisfaction. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 6 have been met (after giving effect to the preceding sentence), then the Initial Borrowing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Initial Borrowing Date shall not release the Borrowers from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 6).

6.14    Credit Documentation. Schedules and Exhibits to this Agreement shall be completed prior to the Initial Borrowing Date in form and substance satisfactory to the Administrative Agent.

6.15    No Default. At the time of each such Credit Event and also after giving effect thereto there shall exist no Default or Event of Default.

6.16    Notice of Borrowing. Prior to the making of each Bridge Loan on the Initial Borrowing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrowers to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 are satisfied as of that time. All of the certificates, legal opinions and other documents and papers referred to in Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders.

6.17    No Bankruptcy or Similar Filing. None of the Borrowers or any of their respective Subsidiaries shall have entered into, any voluntarily or involuntarily bankruptcy, rehabilitation, liquidation, or similar proceeding.

6.18    No New Information. No new information shall have been obtained by or made reasonably available to the Lenders, and no fact, condition or event shall occur or exist, for the first time after the Effective Date, that would, individually or in the aggregate, reasonably be expected (a) to result in, or constitute, a material adverse effect on (1) or the Borrower’s ability to service, repay or otherwise perform its obligations under the Credit Documents, (2) any Collateral securing the Obligations; or (b) to indicate that the quality, condition or value of the Collateral as collateral securing the Obligations is materially and adversely impaired relative to the quality, condition or value thereof based on the information made available to the Lenders on or prior to the Effective Date.

6.19    Initial Borrowing Date. The Initial Borrowing Date shall have occurred on or prior to May 21, 2018.

6.20    Amendments. The documents relating to the First Lien Notes and the Term Loan Credit Agreement shall have been amended to permit the Transactions on terms reasonably satisfactory to the Lenders.

SECTION 7.    Conditions Precedent to Credit Events After the Initial Borrowing Date.

The obligation of the each Lender with a Bridge Loan Delayed Draw Commitment to make Bridge Loans on a Delayed Draw Borrowing Date, which Bridge Loans, in the aggregate on any such date, shall be a minimum principal amount of $5,000,000 (or, if less, the entire amount of remaining Bridge Loan Commitment), is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction or waiver of the following conditions:

7.01    No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

7.02    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

7.03    Other Conditions. Each of the conditions set forth in Section 6 shall have been satisfied as of the time required thereby.

7.04    No New Information. No new information shall have been obtained by or made reasonably available to the Lenders for the first time after the Effective Date, that would, individually or in the aggregate, reasonably be expected (a) to result in, or constitute, a material adverse effect on (1) the Borrower’s ability to service, repay or otherwise perform its obligations under the Credit Documents or (2) any Collateral securing the Obligations.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrowers to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 7 applicable to such Credit Event are satisfied as of that time. All of the certificates, legal opinions and other documents and papers referred to in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders.

SECTION 8.    Representations, Warranties and Agreements.

To induce the Lenders to enter into this Agreement and to make the Bridge Loans, the Borrowers make the following representations, warranties and agreements, in each case after giving effect to the Financing Transaction, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

8.01    Organization; Powers. The Administrative Borrower and its Subsidiaries (i) are duly organized, validly existing and in good standing under the respective laws of the jurisdictions of their organization, (ii) have all required power and authority to own their respective property and assets and to transact the business in which they are engaged and presently propose to engage and (iii) are duly qualified and authorized to do business and are in good standing in each jurisdiction where the ownership, leasing or operation of their respective properties or the conduct of their businesses requires such qualifications, except for failures to be so qualified or authorized that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.02    Authorization; Enforceability. Each Credit Party has the power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Company action to authorize its execution, delivery and performance of each of such Documents to which it is a party. Each Credit Party has duly executed and delivered the Credit Documents and the Refinancing Documents to which, in each case, it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03    No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor the consummation of the Financing Transaction, nor compliance by it with the terms and provisions thereof, will (i) contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) violate or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under any Lien (except Permitted Liens and Liens pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound, (iii) result in the creation or imposition of (or the obligation to create or impose) any Lien pursuant to the terms of the documents described in clause (ii) immediately above, or (iv) violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party except in each case referred to in clauses (i) and (ii) to the extent that any such violation or breach would not reasonably be expected to have a Material Adverse Effect.

8.04    Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or Refinancing Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

8.05    Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) The audited consolidated balance sheet of the Administrative Borrower for the Fiscal Years ending December 31, 2015, December 31, 2016, and December 31, 2017, and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Administrative Borrower for the Fiscal Years of the Administrative Borrower ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Administrative Borrower at the date of said financial statements and the results for the respective periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(i)    The pro forma consolidated financial statements of the Administrative Borrower and its Subsidiaries furnished to the Lenders prior to the Initial Borrowing Date, present a good faith estimate of both the pro forma consolidated financial position of the Administrative Borrower and its Subsidiaries as of such date and the pro forma consolidated results of operations of the Administrative Borrower and its Subsidiaries for the period covered thereby.

(b)    Except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a), and except for the Indebtedness incurred under this Agreement, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Administrative Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) that, either individually or in the aggregate, would reasonably be expected to be material to the Administrative Borrower or any of its Subsidiaries.

(c)    The Approved Budget delivered to the Administrative Agent and the Lenders prior to the Effective Date was prepared in good faith and was based on assumptions believed by the Borrowers to be reasonable at the time made in light of the conditions and the Borrowers’ knowledge existing at the time of the preparation of the Approved Budget.

(d)    Since December 31, 2017, there has been no change in the business, assets, operations or financial condition of the Administrative Borrower and its Subsidiaries, taken as a whole, which would reasonably be expected to have a Material Adverse Effect other than with respect to, or resulting from, the events giving rise to the Bridge Loans contemplated under this Agreement or the occurrence of the San Juan Facility Recovery Events.

8.06    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrowers, threatened (i) on the Initial Borrowing Date with respect to the Financing Transaction or any Credit Document or Refinancing Document or (ii) that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07    Disclosure. No factual information (taken as a whole) furnished by the Borrowers or any of their Affiliates in writing to the Administrative Agent or any Lender for purposes of, or in connection with, this Agreement, the other Credit Documents or the Financing (as modified by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections, any estimates (including financial estimates, forecasts and other forward-looking information) any pro forma financial information or information of a general economic or general industry nature.

8.08    Use of Proceeds Margin Regulations. All proceeds of the Bridge Loans will be used by the Borrowers to finance the Refinancing, to cash collateralize letters of credit, to pay fees and expenses incurred in connection with the Transaction, and for working capital purposes in accordance with the Approved Budget; provided, however, for the avoidance of doubt, no Approved Budget shall limit the amount of fees and expenses payable to professionals, advisors, consultants, or attorneys retained by the Borrowers in connection with the transactions contemplated hereby.

(a)    No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Bridge Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09    Tax Returns and Payments. The Borrowers and each of their respective Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all U.S. federal tax returns, and all other returns, statements, forms and reports for taxes (the “Returns”) required to be filed by a Borrower and/or any of its Subsidiaries, except filings the failure to make would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Each Borrower and each of its Subsidiaries has paid all material Taxes payable by them which have become due and have collected and remitted all material GST required to be collected and remitted to the applicable Tax authorities, other than those that are being contested in good faith and by proper proceedings and for which adequate reserves are being maintained in accordance with GAAP. On the Initial Borrowing Date no material action, suit, proceeding, investigation, audit or claims are pending or, to the knowledge of the personnel at the Borrowers or any of their respective Subsidiaries that are principally responsible for Tax matters, threatened, by any authority regarding any Taxes relating to a Borrower or any of its Subsidiaries.

8.10    Compliance with ERISA and Other Benefits Laws. (a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code (x) has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) of the Code and that the applicable trust qualifies for exemption from taxation under Section 501(a) of the Code or an application for such a letter has been filed within the remedial amendment period and is currently being processed by the IRS with respect thereto, or (y) is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of the Borrowers, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of the Borrowers, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred other than as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)    There exists no Unfunded Pension Liability with respect to any Plan that would have a Material Adverse Effect.

(c)    To the knowledge of the Borrowers, no Multiemployer Plan is Insolvent or in Reorganization. None of the Administrative Borrower or any ERISA Affiliate has incurred any material liability with respect to a complete or partial withdrawal from any Multiemployer Plan, and, if the Administrative Borrower and each ERISA Affiliate were to withdraw in a complete withdrawal from any Multiemployer Plan as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to result in a Material Adverse Effect.

(d)    To the knowledge of the Borrowers, there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(e)    The Administrative Borrower and, to the knowledge of the Borrowers, each ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f)    Except as would not individually or in the aggregate have a Material Adverse Effect, (x) neither the Administrative Borrower nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA or withdrawn as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) from a Plan so as to become subject to the provisions of Section 4063 of ERISA, and (y) neither the Administrative Borrower nor any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.

(g)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and all contributions required to be made with respect to a Foreign Pension Plan have been timely made.

(h)    None of the Borrowers nor any member of their respective Controlled Group has incurred, or reasonably expects to incur, any liability under the Coal Industry Retiree Health Benefit Act (other than contributions or premiums in the ordinary course and without default).

(i)    There is no pending audit or investigation by the IRS, the U.S. Department of Labor, the PBGC or any other governmental agency or any foreign regulatory agency with respect to any Plan that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j)    Schedule 8.10 lists all Canadian Pension Plans maintained or contributed to by a Borrower or any Affiliate of it. No such Canadian Pension Plan maintained or contributed to by any Borrower or any Affiliate of it is a defined benefits plan. The Canadian Pension Plans listed in Schedule 8.10 are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration.

(k)    Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Canadian Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws and has been maintained, where required, in good standing with applicable regulatory authorities and all contributions thereto have been withheld, remitted and paid in a timely manner in accordance with its terms and the requirements of any and all applicable laws, (ii) no Canadian Pension Event has occurred or is reasonably expected to occur and (iii) no Borrower or any Affiliate of it has sponsored, sponsors, has contributed to or contributes to a Canadian Multi-Employer Plan.

8.11    Security Documents. (a) The provisions of the Guaranty and Collateral Agreement, Canadian Guaranty and Collateral Agreement, the Québec Hypothec and the Dutch Share Pledge are effective to create in favor of the Collateral Agent or the Canadian Collateral Agent, as the case may be, for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the GCA Collateral, the Canadian GCA Collateral, the Québec Collateral and the Dutch Security Assets, respectively, described therein. In the case of pledged capital interest described in the Guaranty and Collateral Agreement, the Canadian Guaranty and Collateral Agreement, the Quebec Hypothec and the Dutch Share Pledge, when Stock Certificates representing such pledged capital interest are delivered to the Collateral Agent or the Canadian Collateral Agent, as the case may be, and in the case of the other Collateral described in the Guaranty and Collateral Agreement, Canadian Guaranty and Collateral Agreement, the Québec Hypothec and the Dutch Share Pledge, when financing statements and applications of registration specified in Schedule 8.11(a) hereto in appropriate form are filed in the offices specified in Schedule 8.11(a) hereto and the account control agreements contemplated by the Guaranty and Collateral Agreement, the Canadian Guaranty and Collateral Agreement, the Quebec Hypothec and the Dutch Share Pledge are authorized, executed and delivered by the parties thereto, the Collateral Agent or the Canadian

Collateral Agent, as the case may be, for the benefit of the Secured Creditors will have a fully perfected lien on, and security interest in, all right, title and interest in all of the UCC Financing Collateral, the Canadian Financing Collateral, the Québec Financial Collateral and the Dutch Financing Collateral, subject to no other Liens other than Permitted Liens (subject to the Liens of the Notes Representative and the Term Loan Administrative Agent under the First Lien Intercreditor Agreement).

(b)    Each Mortgage, when executed and delivered and recorded or registered in the applicable recording or registration office, will create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to any Person (except Permitted Encumbrances related thereto) (subject to the junior Liens of the Notes Representative and the Term Loan Administrative Agent under the First Lien Intercreditor Agreement).

8.12    Properties. All or substantially all Real Property (other than Excluded Real Property, which is set forth on Schedule 1.01(c)) (a) owned by a Borrower or its Subsidiaries as of the Initial Borrowing Date or (b) leased by a Borrower or its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is described in Schedule 8.12 hereto. Each Borrower and each of its Subsidiaries has good and marketable title to or valid leasehold interests, as applicable, in (i) all personal property that is necessary or used in the ordinary course of business, free and clear of all Liens (other than Permitted Liens) and (ii) all Real Property listed on Schedule 8.12 hereto, free and clear of all Liens (other than Permitted Liens).

8.13    Subsidiaries. On and as of the Initial Borrowing Date, the Administrative Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.13. Schedule 8.13 sets forth, as of the Initial Borrowing Date, the percentage ownership (direct and indirect) of the Administrative Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof.

8.14    Compliance with Statutes, etc. The Administrative Borrower and its Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their businesses and the ownership of their properties, except in such instances in which (a) the failure to comply therewith is being contested in good faith by appropriate proceedings diligently conducted or (b) such non-compliances as would not reasonably be expected to have a Material Adverse Effect.

8.15    Investment Company Act. Neither the Administrative Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.16    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except as set forth on Schedule 8.16 hereto: (a) the Administrative Borrower and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with the terms of any

Environmental Permits required under such Environmental Laws, and are not aware of any reason any such Environmental Permits would reasonably be expected to be revoked, not renewed or adversely modified; (b) there are no Environmental Claims pending or to the knowledge of the Borrowers, threatened, against or affecting Administrative Borrower or any of its Subsidiaries or any Real Property of the Administrative Borrower or any of its Subsidiaries; (c) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of the Borrowers, threatened under any Environmental Law with respect to any Real Property owned, leased or operated by the Administrative Borrower or any of its Subsidiaries; (d) neither the Administrative Borrower nor any of its Subsidiaries has assumed or retained any liability of any other Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business, operations, properties or facilities of the Administrative Borrower or any of its Subsidiaries, or any of their respective predecessors, that would reasonably be expected to give rise to any Environmental Claim against the Administrative Borrower or its Subsidiaries or any liability of the Administrative Borrower or its Subsidiaries under any applicable Environmental Law.

8.17    Employment and Labor Relations. Neither the Administrative Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. On the Initial Borrowing Date, except as disclosed on Schedule 8.17 hereto, there is (i) no unfair labor practice complaint pending against the Administrative Borrower or any of its Subsidiaries or, to the knowledge of the Borrowers, threatened against any of them, before the National Labor Relations Board or similar agency or entity governing labor relations of any Subsidiary, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Administrative Borrower and its Subsidiaries or, to the knowledge of the Borrowers, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Administrative Borrower or any of its Subsidiaries or, to the knowledge of the Borrowers, threatened against the Administrative Borrower or any of its Subsidiaries, (iii) to the knowledge of the Borrowers, no union representation question exists with respect to the employees of the Administrative Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrowers’ knowledge, threatened against the Administrative Borrower or any of its Subsidiaries and (v) no wage and hour department investigation of the Administrative Borrower or any of its Subsidiaries is pending, except (with respect to any matter specified in clauses (i), (ii), (iv) or (v) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

8.18    Intellectual Property, etc. The Administrative Borrower and its Subsidiaries own or have the right to use all the patents, designs, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, (collectively, the “IP Rights”) that are necessary for the operation of their respective businesses without any conflict known to the Borrowers with the IP Rights of any other Person, except to the extent any rights of others which, or the failure to so own or have which, as the case may be, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.19    Foreign Assets Control Regulations, etc. Neither the Administrative Borrower nor any of its Subsidiaries, directors, officers or employees, nor, to the knowledge of the Borrowers, any agent, or affiliate is currently the subject or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Administrative Borrower or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”). Neither the Administrative Borrower nor any of its Subsidiaries, directors, officers or employees, nor, to the knowledge of the Borrowers, any agent, affiliate, joint venture partner or other person associated with or acting on behalf of the Administrative Borrower or any of its Subsidiaries is engaging in activities sanctionable under the Iran Sanctions Act; the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; the Iran Threat Reduction and Syria Human Rights Act of 2012; the National Defense Authorization Act for the Fiscal Year 2012; the National Defense Authorization Act for the Fiscal Year 2013, all as amended; under Executive Order Nos. 13628, 13622, and 13608; or under any other U.S. economic sanctions relating to Iran. For the past five years, the Administrative Borrower and its Subsidiaries have not knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

SECTION 9.    Affirmative Covenants.

Each Borrower hereby covenants and agrees that on and after the Effective Date and until the Bridge Loans, Notes (in each case together with interest thereon), Fees, Make-Whole and all other Obligations (other than indemnities described in Section 13.13 and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01    Information Covenants. The Borrowers will furnish to each Lender:

(a)    Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Administrative Borrower, (i) the consolidated balance sheet of the Administrative Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year, all of which shall be certified by the chief financial officer, treasurer, assistant treasurer, controller or other principal accounting officer of the Administrative Borrower as fairly presenting in all material respects in accordance with GAAP the financial condition of the Administrative Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b)    Annual Financial Statements. Within 90 days after the close of each Fiscal Year of the Administrative Borrower, the consolidated balance sheet of the Administrative Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent.

(c)    Management Letters. Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto; provided that such delivery only shall be required to the extent allowed by the relevant certified public accountant’s policy and practice.

(d)    Budgets. No later than 30 days following the first day of each Fiscal Year of the Administrative Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for the Administrative Borrower and its Subsidiaries on a consolidated basis) for each of the twelve months of such Fiscal Year prepared in detail.

(e)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from the chief financial officer, treasurer, assistant treasurer, controller or principal accounting officer of the Administrative Borrower in the form of Exhibit H hereto certifying on behalf of the Administrative Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall certify that there have been no changes to the Schedules of the Guaranty and Collateral Agreement to the extent required by each respective agreement.

(f)    Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within five Business Days after any Authorized Officer of the Administrative Borrower or of any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, or (ii) any litigation or governmental investigation or proceeding pending against the Administrative Borrower or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect.

(g)    Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Administrative Borrower or any of its Subsidiaries has publicly filed with the Securities and Exchange Commission or any successor thereto (the “SEC”) or delivered to holders (or any trustee, agent or other representative therefor) of any of its material Indebtedness pursuant to the terms of the documentation governing the same.

(h)    Environmental Matters. Promptly after any Authorized Officer of the Administrative Borrower or any of its Subsidiaries obtains actual knowledge thereof, notice of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i)    any pending or threatened Environmental Claim against the Administrative Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Administrative Borrower or any of its Subsidiaries;

(ii)    any condition or occurrence on or arising from any Real Property owned, leased or operated by the Administrative Borrower or any of its Subsidiaries that (a) results in noncompliance by the Administrative Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to result in an Environmental Claim against the Administrative Borrower or any of its Subsidiaries or any such Real Property;

(iii)    any condition or occurrence on any Real Property owned, leased or operated by the Administrative Borrower or any of its Subsidiaries that would reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Administrative Borrower or any of its Subsidiaries of such Real Property under any applicable Environmental Law; or

(iv)    the occurrence of any Release of Hazardous Materials required under applicable Environmental Law to be reported to any Governmental Authority, or the taking of any removal or remedial action to the extent required by any applicable Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material for which the Administrative Borrower or any of its Subsidiaries would reasonably be expected to be responsible.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(i)    Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the business, financial or corporate affairs of the Administrative Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to Section 9.01(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Administrative Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Administrative Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Administrative Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Administrative Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(j)    Approved Budget. On every fourth Friday commencing the Friday of the fourth full week after the Effective Date, the Administrative Borrower shall deliver to Administrative Agent and the Lenders a revised proposed Approved Budget. If such proposed revised Approved Budget is acceptable to the Required Lenders (such acceptance not be unreasonably withheld) it shall thereafter be the “Approved Budget” for all purposes hereunder after the time of such acceptance; provided that any proposed payments to employees or management permitted under Section 10.12 herein shall not be a basis of for a revised Approved Budget not being acceptable.

9.02    Books, Records and Inspections. The Administrative Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all financial dealings and transactions in relation to its business and activities. The Administrative Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Administrative Borrower or such Subsidiary, any of the properties of the Administrative Borrower or such Subsidiary, and to examine the books of account of the Administrative Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Administrative Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon prior notice of no less than five Business days and at such reasonable times during normal business hours and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuance of an Event of Default (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.02 and (b) the Administrative Agent shall not exercise such rights more than twice in any calendar year.

9.03    Maintenance of Property; Insurance. (a) The Administrative Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Administrative Borrower and its Material Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events (including the San Juan Facility Matters), and other than property that has become worn-out, defective, obsolete or not used or useful in the business, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Administrative Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)    If at any time the improvements on a Mortgaged Property are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Administrative Borrower will, and will cause each of its Subsidiaries to, at all times keep and maintain flood insurance in an amount no less than the amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.

(c)    The Administrative Borrower will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Administrative Borrower and/or such Subsidiaries) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured).

9.04    Existence; Franchises. The Administrative Borrower will, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents that are necessary to the proper conduct of their business; provided, however, that nothing in this Section 9.04 shall prevent sales of assets and other transactions by the Administrative Borrower or any of its Subsidiaries in accordance with Section 10.02 and Section 10.05.

9.05    Compliance with Statutes, etc. The Administrative Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06    Compliance with Environmental Laws. (a) (i) the Administrative Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to, and Environmental Permits required in respect of, the conduct of its business or operations or by the ownership, lease or use of any Real Property now or hereafter owned, leased or operated by the Administrative Borrower or any of its Subsidiaries and (ii) to the extent required by applicable Environmental Law, will pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens, other than Permitted Liens, imposed pursuant to such Environmental Laws. Neither the Administrative Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Administrative Borrower or any of its Material Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties, or transported, in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of, and in a manner that would not reasonably be expected to result in any material liability of, the Administrative Borrower or any of its Subsidiaries.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h), (ii) at any time that Administrative Borrower or any of its Subsidiaries is not in compliance with Section 9.06(a) or (iii) in the event that the Administrative

Agent or the Lenders have exercised any of the remedies pursuant to Section 11, the Administrative Borrower will (in each case) provide, at the joint and several expense of the Administrative Borrower and as is reasonably requested by the Administrative Agent, an environmental site assessment report concerning any relevant Real Property owned, leased or operated by the Administrative Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating compliance or noncompliance with applicable Environmental Laws at such Real Property and the presence or absence of Hazardous Materials and the potential cost of any required removal or remedial action in connection with such noncompliance on, or Hazardous Materials on or emanating from, such Real Property. If the Administrative Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the reasonable cost of which shall be borne by the Administrative Borrower, and the Administrative Borrower shall and hereby does grant to the Administrative Agent and the Lenders and their respective agents reasonable access to such Real Property, and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Administrative Borrower, provided that such access and work shall not unreasonably interfere with normal operations of the Administrative Borrower or any of them, all at the joint and several expense of the Administrative Borrower.

9.07    ERISA.(a) Promptly and in any event within 30 days after the Administrative Borrower knows that any ERISA Event has occurred that would reasonably be expected to result in material liability to the Administrative Borrower, the Administrative Borrower shall supply to the Administrative Agent (in sufficient copies for all Lenders, if the Administrative Agent so requests) a certificate of an authorized officer of the Administrative Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Administrative Borrower or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto.

(b)    Promptly, and in any event within 30 days after the Canadian Borrower knows that any Canadian Pension Event has occurred that would reasonably be expected to result in a material liability to the Canadian Borrower or any Affiliate of it, the Canadian Borrower shall supply to the Administrative Agent (in sufficient copies for all Lenders, if the Administrative Agent so requests) a certificate of an authorized officer of the Canadian Borrower describing such Canadian Pension Event and the action, if any, proposed to be taken with respect to such Canadian Pension Event and a copy of any notice filed with the applicable Canadian pension or tax authorities pertaining to such Canadian Pension Event and any notices received by the Canadian Borrower or its Affiliate from such applicable Canadian pension or tax authorities or any other governmental agency with respect thereto.

9.08    End of Fiscal Years; Fiscal Quarters. The Administrative Borrower will cause (a) its and each of its Subsidiaries’ fiscal years to end on December 31 of each calendar year and (b) its and each of its Subsidiaries’ fiscal quarters to end on the last day of each period described in the definition of “Fiscal Quarter.”

9.09    Payment of Taxes. The Administrative Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it, and will collect and remit all material GST required to be collected and remitted to the applicable Tax authorities, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Administrative Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that, in each case, neither the Administrative Borrower nor any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is (a) being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP, or (b) nonpayment of which is permitted by applicable bankruptcy law.

9.10    Use of Proceeds. The Borrowers will use the proceeds of the Bridge Loans only as provided in Section 8.08. The Borrowers will not directly or indirectly use the proceeds of the Bridge Loans, or lend, contribute or otherwise make available such proceeds (a) to invest in or advance funds to any person other than a Credit Party or (b) to any subsidiary, joint venture partner or other Person or entity (i) to fund or facilitate any activities of or business with any person or entity that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country, or (iii) in any other manner that will result in a violation by any person or entity (including any person participating in the transaction, whether as lender, advisor, or otherwise) of Sanctions.

9.11    Additional Security; Further Assurances; etc. (a) The Administrative Borrower shall cause, and will cause each of the other Credit Parties to cause, each of its Domestic Subsidiaries (other than Excluded Subsidiaries) formed or acquired (or which first becomes such a Domestic Subsidiary) after the Initial Borrowing Date to become a Credit Party (and a party to the Guaranty and Collateral Agreement by executing a supplement thereto in form reasonably satisfactory to the Administrative Agent) and to execute and deliver all other appropriate Security Documents, in each case, within thirty (30) days (or such longer time period if agreed to by the Administrative Agent in its sole discretion) after the formation or acquisition thereof or after the first date upon which the respective Subsidiary of such Person becomes a Domestic Subsidiary. Upon execution and delivery of the supplement to the Guaranty and Collateral Agreement, each such Person (i) shall become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Credit Documents and (ii) shall grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Credit Party that constitutes Collateral as set forth in, and in accordance with, the Security Documents. In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 6 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date. For the avoidance of doubt, if any Subsidiary that constitutes a Guarantor issues any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests (other than issuances that constitute a Disposition permitted pursuant to Section 10.02(iv)), such Subsidiary shall be required to remain a Guarantor after giving effect to such issuance.

(b)    The Administrative Borrower shall, and shall cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests (including, without limitation, As-Extracted Collateral Filings, UCC Fixture Filings) and Mortgages in such assets and Real Property of the Administrative Borrower and such other Credit Party as are not covered by the original Security Documents (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent. Notwithstanding the foregoing, this Section 9.11(b) shall not apply to (and the Administrative Borrower and its Subsidiaries shall not be required to grant a Mortgage in) (i) any Leasehold with respect to which the respective Credit Party has not obtained (after using commercially reasonable efforts to obtain same) the consent of the lessor to grant a mortgage in such Leasehold or (ii) any Excluded Property. With respect to the lessor consents described in the previous sentence, until consents have been obtained for all Leaseholds requiring such lessor consent, the Administrative Borrower shall, and shall cause each other applicable Credit Party to, use commercially reasonable efforts to obtain such lessor consents. In addition, to the extent Administrative Borrower becomes aware of any additional material Real Property (other than Excluded Real Property) that is not reflected on Schedule 8.12, Administrative Borrower shall endeavor to notify Collateral Agent of the same and Administrative Agent and Collateral Agent shall mutually agree upon any appropriate revisions to Schedule 8.12.

(c)    The Administrative Borrower will, and will cause each of the other Credit Parties to, at the expense of the Administrative Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, Real Property surveys, reports, landlord waivers, bailee agreements, control agreements, environmental reports, Flood Hazard Determination and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require including to address any issues contained in any of the deliverables (including, without limitation, any violations of law or issues of title) described above, as reasonably required by the Collateral Agent. Furthermore, Administrative Borrower will, and will cause the other Credit Parties that are Subsidiaries of the Administrative Borrower to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.11 has been complied with. The Administrative Borrower shall, and shall cause each other applicable Credit Party to, deliver to the Collateral Agent the items (or take the actions, as applicable) set forth on Schedule 9.11 attached hereto within the time frames set forth therein (or such longer period of time as the Collateral Agent may permit, acting at the direction of the Required Lenders).

(d)    If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Administrative Borrower and the other Credit Parties constituting Collateral, the Administrative Borrower will, at its own expense, provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(e)    On or before the first Business Day following the Initial Borrowing Date, Westmoreland Canadian Investments, L.P. (the “Quebec Subsidiary”) shall execute and deliver a Deed of Hypothec substantially in the form attached hereto as Exhibit L (as amended, modified, restated and/or supplemented from time to time, the “Quebec Hypothec”) covering all of its property, together with:

(i)    the delivery of proper applications for registration fully completed for filing under the Register of Personal and Movable Real Rights of the Province of Quebec (“RPMRR”);

(ii)    to the extent required by the Quebec Hypothec, any certificates representing Securities (as defined in the Quebec of Hypothec), owned by the Quebec Subsidiary together with executed and undated endorsements of transfer;

(iii)    copies or equivalent reports as of a recent date, listing all effective registrations that name the Quebec Subsidiary as debtor and that are filed at the RPMRR and all other applicable registries in Quebec;

(iv)    evidence of all other recordings and filings of, or with respect to, the Quebec Hypothec as are necessary to render opposable to third parties the hypothecs intended to be created thereunder; and

(v)    the account control agreements, executed and delivered by the respective parties thereto, with respect to all applicable accounts of the Quebec Subsidiary.

(f)    The Administrative Borrower shall use reasonable best efforts to obtain and promptly provide to the Lenders any documents or information regarding the Collateral as such documents of information becomes available.

9.12    Reserved.

9.13    Business Plan. Not later than 30 days following the Effective Date, the Administrative Borrower shall deliver to the Administrative Agent a five-year business plan reasonably acceptable to the Required Lenders (the “Business Plan”); provided that the Administrative Borrower shall not later than 15 days following the Effective Date, deliver to the Administrative Agent a written update setting forth in reasonable detail the Borrower’s progress in formulating the Business Plan and any material developments with respect thereto since the Effective Date.

9.14    Restructuring Support Agreement. No later than September 30, 2018, the Administrative Borrower shall have entered into a restructuring support agreement with the Required Lenders under the Bridge Loan Facility.

9.15    Minimum Liquidity. The Administrative Borrower and Credit Parties shall (a) as of the last Business Day of each week, maintain minimum Liquidity of at least $5,000,000, (b) as of the last Business Day of each month maintain minimum Liquidity of at least $20,000,000 and (c) as of the last Business Day of each week maintain minimum Liquidity that is no less than the amount forecasted in the Approved Budget for the last Business Day of such week minus $10,000,000. On Thursday of each week, the Administrative Borrower shall deliver to the Administrative Agent and the Lenders a certificate signed by an Authorized Officer setting forth in reasonable detail the calculations showing compliance or non-compliance with this Section 9.15 for the prior week.

9.16    Weekly Reports. On the fourth calendar day of each week, the Administrative Borrower shall deliver a weekly reporting package which should include a qualitative and quantitative variance analysis of: (i) forecast vs. actual for the week; (ii) cumulative forecast vs. cumulative actual; and (iii) reporting relating to Minimum Liquidity as provided for in Section 9.15 and the compliance certificates as provided for in Sections 10.13(a) and 10.13(b).

9.17    Continued SEC Filing. The Administrative Borrower shall publicly file with the SEC all information and reports that it has historically been required to file with the SEC under the Exchange Act and the rules and regulations thereunder, whether or not required to so file thereunder.

9.18    Collective Bargaining Agreement and OPEB Matters. In connection with the negotiation and development of the RSA, the appropriate Borrowers shall promptly engage in good-faith discussions with the authorized representatives (and any legal counsel or other advisers thereto) of a majority of the Borrowers’ employees covered by collective bargaining agreements regarding possible modifications to any such collective bargaining agreements, including with respect to any possible modifications to any retiree benefits and other post-employment benefit obligations related thereto. The Administrative Borrower shall consult with the Required Lenders prior to the making of such proposals or subsequent proposals seeking to modify such collective bargaining agreements or retiree benefits and any other post-employment benefit obligations related thereto. For the avoidance of any doubt, this paragraph shall inure solely to the benefit of the Loan Parties and the Lenders, and no party or person subject to, or party to or beneficiary of a collective bargaining agreement or retiree benefit plan.

SECTION 10.    Negative Covenants.

Each Borrower hereby covenants and agrees that on and after the Effective Date and until the Bridge Loans, Notes, Fees (in each case, together with interest thereon), Make-Whole and all other Obligations (other than contingent obligations, including, without limitation, any indemnities described in Section 13.13 and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01    Liens. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Administrative Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Administrative Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC, PPSA, RPMRR or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for Taxes or governmental charges (x) not yet due, (y) being contested in good faith and by appropriate proceedings for which adequate reserves have been established to the extent required by and in accordance with GAAP, or (z) the nonpayment of which is permitted by applicable bankruptcy law;

(ii) Liens in respect of property or assets of the Administrative Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(iii) Liens in existence on the Initial Borrowing Date that are listed, and the property subject thereto described, in Schedule 10.01 hereto;

(iv) Liens created by or pursuant to this Agreement and the Security Documents;

(v) (x) licenses, sublicenses, leases or subleases granted by the Administrative Borrower or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Administrative Borrower or any of its Subsidiaries taken as a whole and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Administrative Borrower or any of its Subsidiaries is a party;

(vi) Liens upon assets of the Administrative Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations in an amount not to exceed $5,000,000 at any time outstanding, provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Administrative Borrower or any Subsidiary of the Administrative Borrower;

(vii) Liens placed upon equipment or machinery acquired after the Effective Date and used in the ordinary course of business of the Administrative Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Administrative Borrower or such Subsidiary to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Administrative Borrower or such Subsidiary;

(viii) easements, rights-of-way, restrictions, zoning and other similar restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and that do not, in the aggregate, materially interfere with the conduct of the business of the Administrative Borrower and its Subsidiaries taken as a whole;

(ix)    Liens arising from UCC or PPSA financing statement filings regarding operating leases entered into in the ordinary course of business;

(x)    Liens arising out of the existence of judgments or awards to the extent such judgments do not trigger an Event of Default;

(xi)    statutory and common law landlords’ liens under leases to which the Administrative Borrower or any of its Subsidiaries is a party;

(xii)    Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(xiii)    Permitted Encumbrances;

(xiv)    Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Administrative Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xv)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 10.04 in an aggregate amount not to exceed $10,000,000 at any one time outstanding;

(xvi)    additional Liens of the Administrative Borrower or any Subsidiary not otherwise permitted by this Section 10.01 that do not secure obligations in excess of $250,000;

(xvii)    Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xviii)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more bank, custodian, investment, customs and other accounts maintained by the Administrative Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(xix)    Liens in respect of royalty, production payment and other obligations under coal leases and similar agreements entered into in the ordinary course of business and to the extent such Liens do not secure any obligation for borrowed money;

(xx)    Liens in respect of supply, sales, surface use and other operational agreements entered into consistent with normal practices in the mining industry, in each case to the extent such agreements are entered into in the ordinary course of business and such Liens do not secure any obligation for borrowed money;

(xxi)    contract mining agreements and leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Administrative Borrower or the Subsidiaries;

(xxii)    licenses of intellectual property granted by the Administrative Borrower or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary course of business of the Administrative Borrower or the Subsidiaries;

(xxiii)    Liens in favor of (A) Saskatchewan Power Corporation, pursuant to or in connection with that certain Amended and Restated Security Agreement dated as of January 1, 2014 and (B) Carbon Development Partnership pursuant to a Coal Acquisition and Royalty Agreement dated July 10, 2015 over specific crown and freehold mineral rights to secure the contractual royalty payable to Carbon Development Partnership for coal mined from areas which are currently not being mined.

In connection with the granting of Liens of the type described in clause (vi) of this Section 10.01 by the Administrative Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or machinery subject to such Liens).

10.02    Consolidation, Merger, Amalgamation, Purchase or Sale of Assets, etc. Borrower will not, and will not permit any of its Subsidiaries to, (a) wind up, liquidate or dissolve its affairs or (b) enter into any partnership, joint venture, or transaction of merger, amalgamation or consolidation, or (c) convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or (d) enter into any Sale Leaseback, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment, goods and services in the ordinary course of business) of any Person, except that:

(i)    Capital Expenditures by the Administrative Borrower and its Subsidiaries as set forth on Schedule 10.02(i) are permitted;

(ii)    the Administrative Borrower and its Subsidiaries may liquidate or otherwise dispose of obsolete surplus or worn-out property;

(iii)    Investments may be made to the extent permitted by Section 10.05;

(iv)    the Administrative Borrower and its Subsidiaries may convey, sell, contribute, lease or otherwise dispose of assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary, unless (a) all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (iv) or (b) less than all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are transferred in accordance with the terms and conditions of the immediately succeeding paragraph of this clause (iv)) (each of the foregoing, a “Disposition”), so long as (u) no Default or Event of Default then exists or would result therefrom, (v) the Administrative Borrower or the respective Subsidiary receives at least Fair Market Value for the assets sold in the Disposition, (w) the Net Sale Proceeds from Dispositions of assets covered by the definition of the term “Asset Sale” above are applied as required by Section 5.02(c), (x) with respect to any Disposition pursuant to this clause (iv) the Person making such Disposition shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided that for the purposes of this sub-clause (x) the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or its Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Administrative Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Administrative Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes, other obligations or assets received by the Person making such Disposition from the purchaser that are converted by such Person into cash or Cash Equivalents within 60 days following the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion, (y) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.11 and (z) the aggregate consideration for all Dispositions made pursuant to this clause (iv) shall not exceed 1% of Consolidated Total Assets since the Effective Date:

(v)    (a) the Administrative Borrower and the Domestic Subsidiaries may make Dispositions to the Administrative Borrower or any other Credit Party that is a Domestic Subsidiary of the Administrative Borrower, and (b) any Subsidiary that is not a Credit Party may make Dispositions to the Administrative Borrower or any other Subsidiary;

(vi)    the Administrative Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation);

(vii)    the Administrative Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(viii)    the Administrative Borrower and its Subsidiaries may lease, sublease, license or sublicense real, personal or intellectual property in the ordinary course of business;

(ix)    the Administrative Borrower and its Subsidiaries may make Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise, provided that any Disposition of property that is Collateral shall be replaced by property that becomes Collateral;

(x)    any Subsidiary of the Administrative Borrower or any other Person may be merged, amalgamated or consolidated with or into the Administrative Borrower, provided that (a) no Default or Event of Default shall have occurred, be continuing or result therefrom, (b) all of the transactions contemplated by this Section 10.02(x), and the terms, conditions and documentation thereof shall be in form and substance reasonably satisfactory to the Administrative Agent, (c) at least 10 Business Days’ prior written notice of such transaction is given by the Administrative Borrower to the Administrative Agent, (d) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary or Person shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, amalgamation or consolidation) and all actions required to maintain said perfected status have been taken and (e) (1) the Administrative Borrower shall be the continuing or surviving corporation, as applicable or (2) if the Person formed by surviving any such merger, amalgamation or consolidation is not the Administrative Borrower (such other Person, the “Successor Administrative Borrower”), (A) the Successor Administrative Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Administrative Borrower shall expressly assume all Obligations of the Administrative Borrower under this Agreement and the other Credit Documents pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, (C) all actions have been taken that are necessary or, in the reasonable opinion of the Administrative Agent desirable, to maintain the perfection and priority of the Liens created by the respective Security Documents in the assets so transferred or sold to such Successor Administrative Borrower, (D) the Successor Administrative Borrower shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including, without limitation, opinions of counsel, board of directors (or similar) resolutions and other documents and certificates) of the type described in Section 6 as such Successor Administrative Borrower would have had to deliver if such Successor Administrative Borrower were the Administrative Borrower on the Initial Borrowing Date, in each case, as may be requested by the Administrative Agent in connection with the transactions contemplated by this Section 10.02(x), with each of the foregoing to be in form and substance reasonably satisfactory to the Administrative Agent, (E) each Guarantor, unless it is the other party to such merger or consolidation, shall have by an agreement in form and substance reasonably satisfactory to the Administrative Agent confirmed that its Guaranty under the Guaranty and Collateral Agreement or the Canadian Guaranty and Collateral Agreement, as the case may be, shall apply to any Successor Administrative Borrower’s Obligations as required under this Agreement and the other Credit Documents, (F) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the applicable Security Documents in form and substance reasonably satisfactory to the Administrative Agent, affirmed that the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Guarantor shall remain in full force and effect and perfected and all actions required to maintain said perfected status have been taken, (G) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent that its obligations under the applicable Mortgage shall apply to its Guaranty as reaffirmed pursuant to clause (E) and (H) the Successor Administrative Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements and other agreements preserve the enforceability of the Guaranty and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (B) through (H) preserve the enforceability of the Guaranty and the perfection and priority of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Administrative Borrower will succeed to, and be substituted for, the Administrative Borrower under this Agreement);

(xi)    any Subsidiary of the Administrative Borrower or any other Person may merge, amalgamate or consolidate with and into, or be dissolved, wound up or liquidated into the Administrative Borrower or any Wholly-Owned Domestic Subsidiary of the Administrative Borrower which is a Guarantor, so long as (a) in the case of any such merger, amalgamation, consolidation, dissolution, winding up or liquidation involving the Administrative Borrower, the Administrative Borrower is the surviving or continuing entity of any such merger, amalgamation, consolidation, dissolution, winding up or liquidation, (b) in all other cases, a Wholly-Owned Domestic Subsidiary of the Administrative Borrower which is a Guarantor is the surviving or continuing corporation of any such merger, amalgamation, consolidation, dissolution or liquidation, and (c) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(xii)    the Administrative Borrower and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value; and

(xiii)    any sale, transfer or other disposition of any assets of (a) a Subsidiary to the Administrative Borrower or to a Guarantor or Guarantors or (b) the Administrative Borrower to a Guarantor or Guarantors.

10.03    Dividends. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Administrative Borrower or any of its Subsidiaries, except that:

(i)    any Subsidiary of the Administrative Borrower may pay cash Dividends to the Administrative Borrower or to any Wholly-Owned Subsidiary of the Borrower;

(ii)    any Non-Wholly-Owned Subsidiary of the Administrative Borrower may pay cash Dividends to its shareholders, members or partners generally, so long as the Administrative Borrower or its respective Subsidiary that owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary); and

(iii)    the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants.

10.04    Indebtedness. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)    Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)    Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule 10.04 hereto;

(iii)    Indebtedness of the Administrative Borrower and the other Credit Parties under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Administrative Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv)    Indebtedness of the Administrative Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 10.01(vi) in an amount not to exceed $5,000,000 at any time outstanding;

(v)    Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(vii);

(vi)    Indebtedness consisting of unsecured guaranties (x) by the Administrative Borrower and the Wholly-Owned Domestic Subsidiaries of the Administrative Borrower that are Guarantors of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement and (y) by Wholly-Owned Foreign Subsidiaries of the Administrative Borrower of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement;

(vii)    Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automated clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(viii)    Indebtedness of the Administrative Borrower or any Subsidiary consisting of take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money;

(ix)    Indebtedness of the Administrative Borrower or any of its Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(x)    so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Administrative Borrower and its Subsidiaries in an aggregate principal amount not to exceed $250,000; and

(xi)    Indebtedness in respect of the financing of insurance premiums in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

10.05    Advances, Investments and Loans. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to or equity investments in any Person (excluding trade credit and advances to customers and commissions, travel and similar advances to officers, employees and consultants made in the ordinary course of business), or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i)    the Administrative Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Administrative Borrower or such Subsidiary;

(ii)    the Administrative Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii)    the Administrative Borrower and its Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule 10.05 hereto, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv)    the Administrative Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)    the Administrative Borrower and its Subsidiaries may make loans and advances to their officers, directors and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $100,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi)    the Administrative Borrower and the other Credit Parties may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(iii);

(vii)    (I) any Credit Party may make intercompany loans and advances to, directly or indirectly (including temporarily through a direct or indirect Subsidiary of the Borrower that is not a Credit Party so long as such Subsidiary contemporaneously transfers all amounts to a Credit Party), any other Credit Party (other than an MLP GP or the general partner of an MLP GP), (II) any Subsidiary whether or not existing on or before the date of this Agreement which is not a Credit Party may make intercompany loans and advances to any Credit Party and (III) any Foreign Subsidiary may make intercompany loans and advances to any other Foreign Subsidiary that is a Wholly-Owned Subsidiary (such intercompany loans and advances referred to in preceding clauses (I) through (III), collectively, the “Intercompany Loans”), provided, that (w) each Intercompany Loan shall be evidenced by an Intercompany Note, (x) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Guaranty and Collateral Agreement, the Canadian Guaranty and Collateral Agreement or the Québec Hypothec, as the case may be, (y) each Intercompany Loan made to a Credit Party by any Subsidiary of the Administrative Borrower that is not a Credit Party shall be subject to the subordination provisions contained in the respective Intercompany Note and (z) any Intercompany Loans made to any Guarantor or any Wholly-Owned Foreign Subsidiary pursuant to this clause (vii) shall cease to be permitted by this clause (vii) if such Guarantor or Wholly-Owned Foreign Subsidiary, as the case may be, ceases to constitute a Guarantor that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Foreign Subsidiary, as the case may be;

(viii)    (I) the Administrative Borrower and any Guarantor may make capital contributions to, or acquire Equity Interests of, any Guarantor which is a Wholly-Owned Domestic Subsidiary (including temporarily through a direct or indirect Subsidiary of the Borrower that is not a Credit Party so long as such Subsidiary contemporaneously transfers all amounts to a Credit Party), (II) any Wholly-Owned Foreign Subsidiary may make capital contributions to, or acquire Equity Interests of, any other Wholly-Owned Foreign Subsidiary, and may capitalize or forgive any Indebtedness owed to it by a Wholly-Owned Foreign Subsidiary (in each case, including temporarily through a direct or indirect Subsidiary of the Borrower that is not a Credit Party so long as such Subsidiary contemporaneously transfers all amounts to a Credit Party); provided that (x) in the case of any contribution pursuant to preceding subclause (I), any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken and (y) any Investment made in or to any Guarantor or any Wholly-Owned Foreign Subsidiary pursuant to this clause (viii) shall cease to be permitted hereunder if such Guarantor or Wholly-Owned Foreign Subsidiary, as the case may be, ceases to constitute a Guarantor that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Foreign Subsidiary, as the case may be;

(ix)    the Administrative Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries and Excluded Subsidiaries that exist on the date of this Agreement and their respective Subsidiaries and Excluded Subsidiaries that are created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such created or acquired Subsidiaries or Excluded Subsidiaries are independently permitted under another provision of this Section 10.05);

(x)    Contingent Obligations permitted by Section 10.04, to the extent constituting Investments;

(xi)    the Administrative Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 10.02(iv); and

(xii)    the Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Administrative Borrower and such Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time.

10.06    Transactions with Affiliates. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Administrative Borrower or any of its Subsidiaries involving aggregate consideration in excess of $250,000, other than in the ordinary course of business and on terms and conditions not materially less favorable to the Administrative Borrower or such Subsidiary than those that would reasonably have been obtained by the Administrative Borrower or such Subsidiary at that time in a comparable transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)    Dividends may be paid to the extent provided in Section 10.03;

(ii)    loans may be made and other transactions may be entered into by the Administrative Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii)    customary fees, indemnities and reimbursements may be paid to directors of the Administrative Borrower and its Subsidiaries;

(iv)    the Administrative Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, severance agreements, employee benefits plans, stock purchase plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Administrative Borrower and its Subsidiaries in the ordinary course of business;

(v)    Subsidiaries of the Administrative Borrower may pay management fees, licensing fees, guaranty fees and similar fees to the Administrative Borrower or to any Subsidiary of the Administrative Borrower; and

(vi)    transactions (including a merger) between or among the Administrative Borrower and/or any of its Subsidiaries that are Guarantors.

Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall the Administrative Borrower or any of its Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clause (v) of this Section 10.06.

10.07    Limitation on Certain Restrictions on Subsidiaries. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Administrative Borrower or any Subsidiary, or with respect to any other Equity Interest or participation in, or measured by its profits, or pay any Indebtedness owed to the Administrative Borrower or any of its Subsidiaries, (b) make loans or advances to the Administrative Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Administrative Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement, the other Credit Documents, the Term Loan Credit Agreement, the First Lien Notes and the indenture and other documentation governing, or entered into in connection with, the First Lien Notes, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Administrative Borrower or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which the Administrative Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Administrative Borrower or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01; (vii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (viii) any amendment, restatement, renewal, replacement or refinancing of an agreement referred to above; provided that such restrictions are not materially more restrictive, taken as a whole, than those under the agreement being amended, restated, renewed, refinanced or replaced; and (ix) restrictions listed on Schedule 10.07 hereto.

10.08    Business; etc. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Administrative Borrower and its Subsidiaries as of the Initial Borrowing Date and reasonable extensions thereof and businesses ancillary or complimentary thereto (“Permitted Business”).

10.09    Optional Payments and Modifications of Certain Debt Instruments. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, (a) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Debt; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Debt, or First Lien Notes that would be materially adverse to the Lenders and the other Secured Creditors.

10.10    Limitation on Activities of Absaloka. The Administrative Borrower and any Subsidiary that controls Absaloka will cause Absaloka not to hold any material assets, become liable for any material obligations, engage in any trade or business, form any subsidiary, issue any securities or sell any assets or conduct any business activity.

10.11    Limitation on Activities of Westmoreland Canada LLC. The Administrative Borrower will not permit Westmoreland Canada, LLC to engage in any activities other than (a) holding the general partner interest in Westmoreland Canadian Investments, LP, (b) participating in any intercompany financings, or (c) activities appropriate or necessary in relation to such financings or its holding of such general partner interest.

10.12    Payments to Employees. The amounts paid to employees on account of the Westmoreland Coal Company 2018 Key Employee Incentive Plan, the Westmoreland Coal Company 2018 Key Employee Retention Plan and other bonus plans shall not exceed the amounts set forth in such Westmoreland Coal Company 2018 Key Employee Incentive Plan, the Westmoreland Coal Company 2018 Key Employee Retention Plan or other bonus plan, as applicable, as in effect on the Closing Date without the consent of the Required Lenders.

10.13    Operating Covenants. (a) The Administrative Borrower shall not permit Operating Disbursements to exceed (i) with respect to the first two weeks after delivery of an Approved Budget, 120% of the budgeted amount for such two week period or (ii) thereafter 115% of the cumulative budgeted amount on a cumulative basis for such four week period, tested bi-weekly. No later than the Thursday after the Friday of the last week in any bi-weekly test period, the Administrative Borrower shall deliver to the Administrative Agent and the Lenders a certificate signed by an Authorized Officer setting forth in reasonable detail the calculations showing compliance or non-compliance with this Section 10.13(a).

(b)    The Administrative Borrower shall not permit Total Net Receipts to be less than 85% of the cumulative budgeted amount on a cumulative basis for such four week period. No later than the Thursday after the Friday of the last week in any four-week test period, the Administrative Borrower shall deliver to the Administrative Agent and the Lenders, a certificate signed by an Authorized Officer of the Administrative Borrower setting forth in reasonable detail the calculations showing compliance or non-compliance with this Section 10.13(b).

SECTION 11.    Events of Default.

The occurrence of any of the following specified events is an “Event of Default”:

11.01    Payments. Either Borrower shall (i) default in the payment when due of any principal of any Bridge Loan or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Bridge Loan or Note or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02    Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03    Covenants. The Administrative Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.04 (solely with respect to the existence of the Administrative Borrower), 9.10 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after the date on which written notice thereof is given to the Administrative

Borrower by the Administrative Agent or the Required Lenders; provided, that, notwithstanding any provision to the contrary herein, or any provision contained in the Security Documents, the occurrence of the events described on Schedule 9.03(a) hereto shall not give rise to a default or Event of Default; or

11.04    Default Under Other Agreements. (i) The Administrative Borrower or any of its Subsidiaries shall (x) default in any payment of interest, principal or other amounts due in respect of any Indebtedness (other than the Obligations or, until September 30, 2018, the First Lien Notes and the Term Loan Credit Agreement) beyond the period of grace, if any, provided in any instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations or, until September 30, 2018, the First Lien Notes and the Term Loan Credit Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations or, prior to September 30, 2018, the First Lien Notes and the Term Loan Credit Agreement) of the Administrative Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof provided that, other with respect to the First Lien Notes and the Term Loan Credit Agreement, it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $5,000,000; or

11.05    Bankruptcy, etc. A Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); any proceeding contemplated by any application, assignment, filing of notice or other means, under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) or any plan of arrangement law provision of any corporations statute under which a corporation may propose a compromise or an arrangement with respect to its creditors or any class or the claims of any class of creditors of the corporation (each, a “Canadian Insolvency Law”) seeking any moratorium, reorganization, adjustment, composition, proposal, compromise, arrangement, administration or other like or similar relief in respect of any or all of the obligations of a Borrower or any of its Subsidiaries, seeking the winding up, liquidation or dissolution of a Borrower or any of its Subsidiaries or all or any part of its property, seeking any judgment or order declaring, finding or adjudging that person insolvent or bankrupt, seeking the appointment (provisional, interim or permanent) of any Receiver or resulting, by operation of law, in the bankruptcy of a Borrower or any of its Subsidiaries; or an involuntary case is commenced against a Borrower or any of its Subsidiaries, and the petition or application is not dismissed or stayed within 60 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code), trustee-in-bankruptcy (as defined in any Canadian Insolvency Law) receiver, receiver-manager, administrator, monitor, trustee or similar official is appointed for, or takes charge of, all or substantially all of the property of a Borrower or any of its Subsidiaries, to operate all or any substantial portion of the business of a Borrower or any of its

Subsidiaries, or a Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to a Borrower or any of its Subsidiaries, or there is commenced against a Borrower or any of its Subsidiaries any such proceeding which remains undismissed or unstayed for a period of 60 days after the filing thereof, or a Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or a Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or action is taken by a Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

11.06    ERISA.

(a)    a Canadian Pension Event occurs which, either individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect,

(b)    one or more ERISA Events shall have occurred, or

(c)    there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Administrative Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;

and the liability of any or all of the Administrative Borrower and the ERISA Affiliates contemplated by the foregoing clauses (b) and (c), either individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect; or

11.07    Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01 or by the Lien Intercreditor Agreement), and subject to no other Liens (except as permitted by Section 10.01), provided that the failure to have a perfected and enforceable Lien on Collateral in favor of the Collateral Agent shall not give rise to an Event of Default under this Section 11.07 (a) if any lack of perfection or enforceability results from any act or omission of the Collateral Agent or the Administrative Agent (so long as such act or omission does not result from the breach or non-compliance by a Credit Party with the terms of any Credit Document), or (b) unless the aggregate Fair Market Value of all Collateral over which the Collateral Agent fails to have a perfected and enforceable Lien (other than such failure described in clause (a) immediately above), equals or exceeds 2.0% of Consolidated Total Assets; or

11.08    Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party; or

11.09    Judgments. One or more judgments or decrees shall be entered against the Administrative Borrower or any Subsidiary of the Administrative Borrower involving in the aggregate for the Administrative Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments equals or exceeds $1,000,000; or

11.10    Change of Control. A Change of Control shall occur; or

11.11    RSA. The Administrative Borrower shall not have entered into a restructuring support agreement with the Required Lenders on or prior to September 30, 2018.

11.12    Effect of Event of Default.

(a)    Upon the occurrence of any of the foregoing Events of Default under this Section 11, other than an Event of Default under Section 11.05, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party: (i) declare the principal of and any accrued interest in respect of and the Make-Whole with respect to all Bridge Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (ii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents (iii) enforce each Guaranty; and (iv) apply any cash Collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.

(b)    Upon the occurrence of an Event of Default specified in Section 11.05, (i) the principal of and any interest in respect of all Bridge Loans and Notes and Obligations owing hereunder and thereunder shall become immediately due and payable without presentment, demand, or other notice of any kind, all of which are hereby waived by each Credit Party; (ii) if the principal amount of the Bridge Loans, the Notes and the Obligations are paid prior to May 21, 2019, whether in bankruptcy, pursuant to any court order or plan of reorganization, or otherwise, then the Make-Whole shall become immediately due and payable and (iii) the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or holder of any Note to enforce its claims against any Credit party; (x) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (y) enforce each Guaranty; and (z) apply any cash Collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations. For the avoidance of doubt, in any event, no Exit Yield Enhancement or Make-Whole shall be due and payable to the extent (A) the Bridge Loans are rolled into a debtor-in-possession facility or refinanced by a debtor-in-possession facility in which the Required Lenders are participating, including a debtor-in-possession financing more thoroughly described on Exhibit K provided further such debtor-in-possession facility has a Make-Whole and Exit-Yield Enhancement as agreed to by the Required Lenders and/or (B) the Lenders are provided adequate protection in any bankruptcy case of any of the Credit Parties and pursuant to such adequate protection, the Credit Parties continue to pay interest due and payable hereunder with respect to the Bridge Loans through May 21, 2019 (or, if earlier, the date upon which the Credit Parties emerge from any bankruptcy case) and there are no other payments of principal on the Bridge Loan prior to May 21, 2019 other than in connection with any mandatory prepayment pursuant to Section 5.02.

SECTION 12.    The Administrative Agent.

12.01    Appointment. The Lenders hereby designate and appoint Wilmington Savings Fund Society, FSB, as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include Wilmington Savings Fund Society, FSB in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

Without limiting the powers of the Collateral Agent pursuant to the terms hereof or of the other Credit Documents, for the purposes of holding any Liens granted by any Credit Party to the Collateral Agent under the laws of the Province of Québec, Canada pursuant to the Québec Hypothec, the Lenders hereby acknowledge that the Collateral Agent shall be and act as the hypothecary representative (fondé de pouvoir) of all present and future Lenders for all purposes of Article 2692 of the Civil Code of Québec (the “hypothecary representative”). Each Lender therefore irrevocably appoints, to the extent necessary, the Collateral Agent as its hypothecary representative (fondé de pouvoir) to hold the Liens created pursuant to such Security Documents in order to secure the Obligations and to exercise such powers and duties that are conferred upon the Collateral Agent, as hypothecary representative, under any Loan Documents. By executing an Assignment and Assumption Agreement, each assignee Lender shall be deemed to ratify the appointment of the Collateral Agent as the hypothecary representative of such assignee Lender and all actions taken by the Collateral Agent in such capacity. The Collateral Agent accepts to act as hypothecary representative of all present and future Lenders for all purposes of Article 2692 of the Civil Code of Québec, Canada.

For greater certainty, the Collateral Agent, in its capacity as hypothecary representative, shall benefit from the same protections, immunities, indemnities and exclusions from liability as are conferred in favour of the Collateral Agent in this Agreement, which shall apply mutatis mutandis.

In the event the Collateral Agent is replaced in accordance with the terms of this Agreement, the replacement Collateral Agent shall also constitute the replacement hypothecary representative (fondé de pouvoir) for the purposes of any Liens granted under the laws of the Province of Québec, Canada without any further formality (subject to the registration at the RPMRR of a notice of replacement for the purposes of exercising the rights relating to any such hypothec, as contemplated by Article 2692 of the Civil Code of Québec, Canada.

12.02    Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Subject to Section 12.04, if so directed by the Required Lenders, the Administrative Agent shall take any action (or refrain from taking any action) permitted to be taken by it hereunder or under any of the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

12.03    Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Administrative Borrower and its Subsidiaries in connection with the making and the continuance of the Bridge Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Administrative Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Bridge Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Administrative Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Administrative Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04    Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05    Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06    Indemnification. To the extent the Administrative Agent (or any affiliate, delegee or sub-agent thereof) is not reimbursed and indemnified by the Administrative Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

To the extent that BNY Trust Company of Canada, in its capacity as Canadian Collateral Agent (the “Canadian Collateral Agent”), pursuant to the terms of that certain Collateral Agency Agreement dated May 21, 2018 (the “Collateral Agency Agreement”), or any affiliate thereof, is not reimbursed and indemnified by the Administrative Borrower, the Lenders will reimburse and indemnify the Canadian Collateral Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Canadian Collateral Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement, the Collateral Agency Agreement, or any other Credit Document, including from any action or inaction taken by the Canadian Collateral Agent (or any affiliate thereof) at the direction or instruction of the Collateral Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Canadian Collateral Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). To give effect to this provision, the Lenders authorize and direct the Administrative Agent, as agent to the Lenders, to execute on behalf of the Lenders, the form of indemnity letter set out as Schedule 12.06 hereto, and in doing so, each Lender agrees to be bound by the terms of the indemnity letter.

12.07    The Administrative Agent in its Individual Capacity. With respect to Bridge Loans made by the Administrative Agent under this Agreement, if any, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08    Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09    Removal or Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless an Event of Default under Section 11.05 then exists, the Borrowers. The Administrative Agent may be removed by the Required Lenders at any time by giving 30 Business Days prior written notice to the Borrowers, the Administrative Agent or the other Lenders. Such resignation or removal shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)    Upon any such notice of removal or resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrowers, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrowers’ approval shall not be required if an Event of Default then exists).

(c)    If, in the event of a resignation by the Administrative Agent, a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed, provided that the Borrowers’ consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)    If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by (i) in the event of a resignation by the Administrative Agent, the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, and (ii) in the event of a removal of the Administrative Agent, the 30th day after the date such notice of removal was given by the Required Lenders, the Administrative Agent’s resignation or removal, as applicable, shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided in clause (b) above.

(e)    Upon a removal or resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent. Notwithstanding anything to the contrary in this Agreement, no removal of the Administrative Agent shall be effective unless, on or prior to the effective date of such removal, the Administrative Agent has received payment in full of all fees, costs and expenses (including the fees, costs and expenses of its advisors) accrued through the date of such removal.

12.10    Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. In addition, each Lender, for the benefit of all parties to this Agreement, authorizes and directs the Collateral Agent to enter into the First Lien Intercreditor Agreement (which intercreditor agreement shall be deemed to constitute Security Documents for all purposes of this Agreement) and any amendments to the Security Documents that may be necessary in connection therewith for the benefit of the Lenders and the Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)    The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon the payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Administrative Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security

Documents or the last sentence of each of Sections 10.01 and 10.02. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10; provided that any Lender that does not respond to such request within fifteen days after it being made by the Collateral Agent shall have deemed to have confirmed the Collateral Agent’s authority to release the Collateral.

(c)    Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrowers, the Agents and each Secured Creditor hereby agree that (i) no Secured Creditor shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised by the Administrative Agent, on behalf of the Secured Creditors in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised by the Collateral Agent and (ii) in the event of a foreclosure by the Collateral Agent or on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for, and representative of, the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d)    By signing this Agreement, the Guaranty and Collateral Agreement or the Canadian Guaranty and Collateral Agreement, each Credit Party confirms that it has been notified of the right of pledge created over recourse claims pursuant to clause 8.5 of the Dutch Share Pledge.

(e)    Each Credit Party irrevocably and unconditionally undertakes, as far as necessary in advance, to pay to the Collateral Agent (in its own capacity and not as agent (gevolmachigde) or trustee) an amount equal to the aggregate of all Principal Obligations from time to time due in accordance with the terms and conditions of such Principal Obligations (such payment undertaking and the obligations and liabilities which are the result thereof, the Credit Party’s “Parallel Debt”)

(f)    “Principal Obligations” means all present and future payment obligations and liabilities (whether actual or contingent and whether owned jointly or severally) of any Credit Party to any of the Lenders, the Administrative Agent and the Collateral Agent under or in connection with each or any of the Credit Documents, excluding each Parallel Debt;

(g)    The Parallel Debt constitutes obligations and liabilities of each Credit Party to the Collateral Agent which are separate and independent from, and without prejudice to, the Principal Obligations and the Parallel Debt represents the Collateral Agent’s own independent right to receive payment of the Parallel Debt from each Credit Party;

(h)    With respect to the Parallel Debt, the following applies:

(i)    the total amount due and payable in respect of the Principal Obligations shall be decreased to the extent that the Collateral Agent shall have received any amount in payment of the Parallel Debt;

(ii)    the total amount due and payable by each Credit Party under the Parallel Debt shall be decreased to the extent that any Lender, the Administrative Agent or the Collateral Agent receives any amount in payment of the corresponding Principal Obligations;

(iii)    the total amount due and payable by each Credit Party under the Parallel Debt shall be decreased to the extent that any Lender, the Administrative Agent or the Collateral Agent receives any amount in payment of the corresponding Principal Obligations;

(iv)    any payment of the Parallel Debt shall be made under the express condition that it shall result in a decrease of the corresponding Principal Obligations vis-à-vis all of the Lenders, the Administrative Agent or the Collateral Agent; and

(v)    the Collateral Agent shall apply any amount received in payment of the Parallel Debt in accordance with the terms and conditions of the Credit Documents governing the application of proceeds in payment of Principal Obligations as if such amount were received in payment of the corresponding Principal Obligations.

12.11    Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13.    Miscellaneous.

13.01    Payment of Expenses, etc. (a) The Borrowers shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of (x) the Administrative Agent (including, without limitation, the reasonable fees and disbursements of one counsel for the Administrative Agent, one counsel in each relevant local jurisdiction and one regulatory counsel) and the Required Lenders (including, without limitation, the reasonable fees and disbursements of one counsel for the Required Lenders, one counsel in each relevant local jurisdiction, one regulatory counsel and one financial advisor) incurred in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent, the Required Lenders and their Affiliates and (y) the Administrative Agent (and for the purposes of this Section 13.01, the expression “Administrative Agent” shall also include any fondé de pouvoir under and any Receiver appointed by or on the application of the Collateral Agent pursuant to the Canadian Guaranty and Collateral Agreement or Québec Hypothec) and the Required Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; provided, however, reimbursement of fees and disbursements shall be limited to the reasonable fees and disbursements of one counsel (and one local counsel in each relevant jurisdiction and one regulatory counsel, if applicable) for the Administrative Agent and one counsel (and one local counsel in each relevant jurisdiction and one regulatory counsel, if applicable) and one financial advisor for the Required Lenders; (ii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all Other Taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender as a result of the gross negligence or willful misconduct of such Person (as determined by a court of competent jurisdiction in a final and non-appealable decision)) to pay such Other Taxes; and (iii) indemnify the Administrative Agent and each Lender, and each of their respective directors, officers, employees, advisors, agents, affiliates (including, without limitation, controlling persons), successors, partners, representatives, trustees and assignees (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages (including, without limitation, consequential damages), penalties, claims, actions, judgments, suits, costs, expenses, consultants’ fees and disbursements (including reasonable documented fees, disbursements, disbursements and other charges of one primary counsel and one local counsel for each relevant jurisdiction to such Indemnified Persons (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Person may retain its own counsel)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Bridge Loans hereunder or the consummation of the Financing Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Administrative Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous

Materials by the Administrative Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Administrative Borrower or any of its Subsidiaries, the non-compliance by the Administrative Borrower or any of its Subsidiaries with any Environmental Law (including Environmental Permits), or any Environmental Claim asserted against the Administrative Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Administrative Borrower or any of its Subsidiaries, provided that no Credit Party shall have any obligation hereunder to any Indemnified Person with respect to indemnified liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person; provided further that the liabilities arising solely pursuant to clause (iii)(b) of this Section 13.01(a), shall not include any liabilities that would not have arisen but for the execution of this Agreement or any other Credit Document. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

(b)    To the full extent permitted by applicable law, no party hereto shall assert, and each party hereby waives, any claim against each other party hereto, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Bridge Loan or the use of the proceeds thereof; provided that the foregoing shall not limit the indemnification obligations of the Borrowers hereunder or under any other Credit Document. No party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such party results from such party’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Borrowers agree not to assert, and hereby waives, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws or related to Environmental Claims, that it now or hereafter may have by statute or otherwise against any Indemnified Person.

13.02    Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrowers or any of their respective Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such

Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

13.03    Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and delivered by certified mail, return receipt requested, sent by facsimile, .pdf or any other means of electronic transmission or sent by overnight courier: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 1.01(b) hereto; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrowers and the Administrative Agent. All such notices and communications shall be effective when received if sent by facsimile or .pdf, or when received or rejected if sent by certified mail or overnight delivery (as shown on the return receipt or tracking report, respectively).

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, and the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.04    Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may, without consent or notice, grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Bridge Loans hereunder except as provided in Sections 2.13 and 13.04(b)) and the participant shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Bridge Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory prepayment of the Bridge Loans shall not constitute a change in the terms of such participation, and that an increase in any Bridge Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of (x) the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents or (y) the guarantees under the Guaranty supporting the Bridge Loans in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the applicable Borrower hereunder shall be determined as if such Lender had not sold such participation. The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.10 and 5.04 (subject to the requirements and limitations therein, including the requirements under Section 5.04(b) (it being understood that the documentation required under Section 5.04(b) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant agrees to be subject to the provisions of Sections 2.10 and 5.04 as if it were an assignee and to the extent that a participation would at the time of participation directly cause increased costs under Sections 2.10 or 5.04 from those being charged by the respective Lender prior to such participation, then the applicable Borrower shall not be obliged to pay such increased costs. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the applicable Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Bridge Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Bridge Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Bridge Loan, or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations or Proposed U.S. Treasury Regulations Section 1.163-5 (when finalized). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b)    Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its outstanding Obligations hereunder to any existing Lender or Affiliate of a Lender or Approved Fund, provided, that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or any of its Subsidiaries or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent and, so long as no Event of Default then exists and is continuing, the Borrowers may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such outstanding Obligations hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time,

Schedule 1.01(a) hereto shall be deemed modified to reflect the outstanding Bridge Loans of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the applicable Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised outstanding Bridge Loans, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists, the applicable Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned); and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor). To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned outstanding Bridge Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person that is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the applicable Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) and such other documentation described in Section 5.04(b).

(c)    [Reserved]

(d)    Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Bridge Loans and Notes hereunder to a Federal Reserve Bank or any central bank in support of borrowings made by such Lender from such Federal Reserve Bank or central bank, any Lender which is a fund may pledge all or any portion of its Bridge Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

(e)    Any Lender that assigns all of its Bridge Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.

13.05    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between a Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06    Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of a Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)    Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Bridge Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that (i) if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest and (ii) the provisions of this paragraph (b) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Bridge Loans or participations pursuant to Section 13.04, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this paragraph (b) shall apply).

(c)    Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07    Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Administrative Borrower to the Lenders); provided that, (i) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b)    All computations of interest, and Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day).

(c)    For the purposes of the Interest Act (Canada), any rate of interest made payable under the terms of any Obligations at a rate or percentage (the “Contract Rate”) for any period that is less than a consecutive 12 month period, such as a 360 or 365 day basis (the “Contract Rate Basis”), is equivalent to the yearly rate or percentage of interest determined by multiplying the Contract Rate by a fraction, the numerator of which is the number of days in the consecutive 12 month period commencing on the date such equivalent rate or percentage is being determined and the denominator of which is the number of days in the Contract Rate Basis. Each Credit Party confirms that it fully understands and is able to calculate the rates of interest and fees applicable to Borrowings based on the methodology for calculating per annum rates provided for in the applicable Credit Documents. The Administrative Agent agrees that if requested in writing by any Credit Party it will calculate the nominal and effective per annum rate of interest or fees on any Borrowings outstanding at the time of such request and provide such information to such Credit Party promptly following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve such Credit Party of any of its obligations under this Agreement or any other Credit Document, nor result in any liability to any of the Lenders, the Administrative Agent or the Collateral Agent. To the extent permitted by law, each Credit Party hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to any Credit Document, that the interest or fees payable under any Credit Document and the calculation thereof has not been adequately disclosed to such Credit Party, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

13.08    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT

OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION, INCLUDING, WITHOUT LIMITATION, THE ADMINISTRATIVE AGENT OR ANY LENDER BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE SECURITY DOCUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY CREDIT PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED.

(b)    EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered (including by facsimile or other electronic transmission) shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Administrative Agent.

13.10    Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrowers, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrowers and each Lender prompt written notice of the occurrence of the Effective Date.

13.11    Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12    Amendment or Waiver, etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Administrative Borrower may be released from the Guaranty and the relevant Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to following clause (i), a Defaulting Lender) (with Obligations being directly affected in the case of following clauses (i)(y) and (v) or whose Obligations are being extended in the case of following clause (i)(x)), (i)(x) extend the final scheduled maturity of any Bridge Loan or Note, (y) or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of (x) the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents or (y) the guarantees under the Guaranty, (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Bridge Loans on the Effective Date), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders or (v) consent to the assignment or transfer by the Borrowers of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the then Administrative Agent or (2) without the consent of the then Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b)    Notwithstanding anything to the contrary contained in this Section 13.12, (x) the First Lien Intercreditor Agreement, the Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrowers without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

13.13    Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14    Domicile of Loans. Each Lender may transfer and carry its Bridge Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10, 2.11 or 5.04 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Bridge Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.10, 2.11 or 5.04.

13.15    Register. The Borrowers hereby designate the Administrative Agent to serve as their non-fiduciary agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the names and addresses of the Lenders and principal amount (and stated interest) of the Bridge Loans made by each of the Lenders and each repayment in respect of the principal amount of the Bridge Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Bridge Loans. With respect to any Lender, the transfer of the rights to the principal of, and interest on, any Bridge Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Bridge Loans and prior to such recordation all amounts owing to the transferor with respect to such Bridge Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Bridge Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. The Administrative Agent shall allow the Borrowers to inspect the Register at any time upon reasonable prior notice to the extent such inspection is reasonably determined by the Borrowers to be necessary to establish the relevant Bridge Loans or other obligations are in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Bridge Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Bridge Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. Without duplication with Section 13.01, the Borrowers agree to indemnify the

Administrative Agent from and against any and all losses, claims, damages and liabilities of what-so-ever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15. Section 13.04 and this Section 13.15 shall be construed so that the Bridge Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and the Bridge Loans shall be treated by the parties hereto as such.

13.16    Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender will use its reasonable efforts not to disclose without the prior consent of the Borrowers (other than to its employees, auditors, advisors or counsel on a need-to-know basis or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information in connection with the Credit Documents, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Administrative Borrower or any of its Subsidiaries that is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body or self-regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or in connection with pledges or assignments in favor of any Federal Reserve Bank or central bank permitted under Section 13.04(d), (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16.

(b)    Each Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to each Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of each Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17    Patriot Act. Each Lender subject to the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109 177 (signed into law March 9, 2009) (as amended from time to time, the “Patriot Act”) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Credit Parties and other information that will allow such Lender to identify the Borrowers and the other Credit Parties in accordance with the Patriot Act.

13.18    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Bridge Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.19    Judgment Currency. (a) The Credit Parties’ obligations hereunder and under the other Credit Documents to make payments in the respective foreign currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent, the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which would have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

For purposes of determining any rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.20    No Fiduciary Duty. Each of the Administrative Agent, the Lenders and their Affiliates (collectively, solely for purposes of this Section 13.20, the “Lender Parties”), may have economic interests that conflict with those of a Borrower, its stockholders and/or its Affiliates. Each Borrower agrees that nothing in this Agreement or other Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and a Borrower, its stockholders or its Affiliates, on the other. Each Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement and the other Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and such Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed an advisory or fiduciary responsibility in favor of a Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise a Borrower, its stockholders or its Affiliates on other matters) or any other obligation to a Borrower except the obligations expressly set forth in this Agreement and other Credit Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of a Borrower, its management, stockholders, creditors or any other Person. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.

13.21    Intercreditor Agreement. Pursuant to the express terms of the Intercreditor Agreement, in the event of any conflict or inconsistency between the terms of the Intercreditor Agreement and any of the other Credit Documents, the provisions of the Intercreditor Agreement shall govern and control. Notwithstanding anything herein or in any other Credit Document to the contrary, the lien and security interest granted to the Administrative Agent pursuant to this Agreement or any other Credit Document and the exercise of any right or remedy by the Administrative Agent hereunder or under any other Credit Document are subject to the provisions of the Intercreditor Agreement.

13.22    Debtor-in-Possession Financing. Prior to or contemporaneously with the Administrative Borrowers and certain of their Domestic Subsidiaries (the “Debtors” and each individually a “Debtor”) filing petitions under chapter 11 of the Bankruptcy Code (which such proceedings shall be contemporaneously and jointly administered (the “Cases”)), the Debtors shall seek entry of an interim order seeking approval of an amendment to this Agreement that gives effect to the Bridge Loans and any available Bridge Loan Commitments therefor rolling into the debtor-in-possession credit facility more fully described on, and subject to the terms described on, Exhibit K hereto. For the avoidance of doubt, and notwithstanding anything herein to the contrary, no Make-Whole shall be due and payable in connection with any mandatory repayment pursuant to Section 5.02.

* * *

The parties hereto have caused their duly authorized officers to execute and deliver this Credit Agreement as of the date first above written.

WESTMORELAND COAL COMPANY

Address for notice:

9540 South Maroon Circle, Suite 200
Englewood, CO 80112
Attn:	Chief Financial Officer

By:	/s/ Jennifer S. Grafton
Name:	Jennifer S. Grafton
Title:	Chief Administrative Officer, Chief Legal Officer and Secretary

PRAIRIE MINES & ROYALTY ULC

Address for notice:

9540 South Maroon Circle, Suite 200
Englewood, CO 80112
Attn:	Chief Financial Officer

By:	/s/ Jennifer S. Grafton
Name:	Jennifer S. Grafton
Title:	Assistant Secretary

WESTMORELAND SAN JUAN, LLC

Address for notice:

9540 South Maroon Circle, Suite 200
Englewood, CO 80112
Attn:	Chief Financial Officer

By:	/s/ Samuel N. Hagreen
Name:	Samuel N. Hagreen
Title:	Secretary

[Signature Page to Westmoreland Terms of Bridge Loans]

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent

Address for Notices:

500 Delaware Avenue
Wilmington, DE 19801

Attn: Geoffrey Lewis

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

[Signature Page to Westmoreland Terms of Bridge Loans]

Annex A

$110,000,000 Senior Secured Debtor-In-Possession DIP Loan Facility

Summary of Illustrative Non-Binding Terms and Conditions

Defined terms used and not defined herein shall have the meaning assigned to such terms in the Terms of Bridge Loans to which this term sheet is attached (the “Bridge Loan Agreement” and the bridge facility thereunder, the “Bridge Loan Facility”). The date of commencement of the Cases is referred to herein as the “Petition Date”. Westmoreland Coal Company, a Delaware corporation, shall be referred to herein as the “Company”.

Borrowers and Guarantors:	Same Borrowers[1] and Guarantors as under the Bridge Loan Facility.

DIP Facility Lenders:	Same Lenders as under the Bridge Loan Facility (the “DIP Facility Lenders”).

Certain Prepetition Secured Debt Facilities:

First Lien Credit Agreement: That certain Credit Agreement, dated as of December 16, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Prepetition Credit Agreement”), by and among the Company, the lenders from time to time party thereto (the “Prepetition Lenders”) and Wilmington Savings Fund Society, FSB (as successor in interest to Bank of Montreal), as administrative agent (the “First Lien Credit Agreement Administrative Agent”).

First Lien Notes Indenture: That certain Indenture, dated as of December 16, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Prepetition First Lien Notes Indenture,” and together with the Prepetition Credit Agreement, the “Prepetition First Lien Documents”), among the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee and notes collateral agent (the “Prepetition First Lien Notes Trustee”), pursuant to which the Company issued $350 million aggregate principal amount of its 8.75% Senior Secured First Lien Notes due 2022 (the “Prepetition First Lien Notes”).

Bridge Loan Agreement: The Bridge Loan Agreement.

DIP Facility Administrative Agent:	Wilmington Savings Fund Society, FSB as administrative agent in respect of the DIP Facility (as defined below) (the “DIP Facility Administrative Agent”).

[1]	Prairie Mines & Royalty ULC, a Borrower under the Bridge Loan Facility, will, like the other Canadian entities, be a guarantor under the DIP Facility.

DIP Facility:	DIP Loan Facility: A “roll up” pursuant to section 364(d) of the Bankruptcy Code of the obligations under the Bridge Loan Agreement into a senior secured superpriority non—amortizing DIP Loan facility in an aggregate principal amount of up to $110 million which facility will refinance Bridge Loans outstanding under the Bridge Loan Facility and will be used to fund working capital and other general corporate purposes during the Cases (the “DIP Facility” and the loans made or drawn thereunder, the “DIP Loans”). The DIP Facility shall be subject to approval by the Bankruptcy Court pursuant to a final order authorizing entry into the DIP Facility in substantially the form of the Interim Order (as defined below), with only such modifications as are reasonably satisfactory to the DIP Facility Administrative Agent and the Company (the “Final Order”).

DIP Facility Termination Date:	The termination date with respect to the DIP Facility shall be the earliest of (a) May 21, 2019 (the “Scheduled Termination Date”), (b) 45 days after the entry of the Interim Order if the Final Order has not been entered prior to the expiration of such 45-day period (as such period may be extended with the consent of the Required Lenders), (c) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a chapter 11 plan filed in the Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (d) the acceleration of the loans and the termination of commitments thereunder with respect to the DIP Facility in accordance with the DIP Loan Documents (as defined below) and (e) a sale of all or substantially all of the assets of the Company (or the Company and the Guarantors) pursuant to Section 363 of the Bankruptcy Code.

Exit:	Notwithstanding the foregoing, if the chapter 11 plan is acceptable to the Required Lenders and at the election of the Debtors, the DIP Facility will not be due and payable on the effective date of such chapter 11 plan but will, at the Company’s election term out over the course of 4 years at the same interest rate described in “Interest Rates” below and on other mutually acceptable terms (the “Roll-Over Option”), which, at the Required Lenders’ election, may be in the form of term loans and/or notes, in each case, evidenced by documentation customary for exit financings that are reasonably acceptable to the DIP Facility Administrative Agent, Required Lenders and the Borrowers.

Purpose:	To refinance the amounts outstanding under the Bridge Loan Agreement and to provide liquidity during the Cases for working capital and general corporate purposes of the Credit Parties and their subsidiaries.

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DIP Loan Documents:

The DIP Facility will be documented under the documentation for the Bridge Loan Facility, as amended by an amendment thereto giving effect to the terms of the Interim Order and Final Order (which shall give effect to the terms set forth in this term sheet) (the “DIP Loan Documents”).

The DIP Loan Documents shall be consistent with the terms and provisions set forth in the Bridge Loan Facility and this term sheet and shall be otherwise in form and substance reasonably satisfactory to the Required Lenders and the Borrowers.

Interest Rates:	Same as under the Bridge Loan Facility. Interest will be paid currently during the chapter 11 cases.

Exit Yield Enhancement:	Same exit yield enhancement a provided in Section 3.02 of the Bridge Loan Agreement.

Make-Whole:	In the event the DIP Facility is refinanced (in whole or in part) with a debtor-in-possession facility, a make whole (defined substantially consistent with the definition under the Bridge Loan Facility) shall be due and payable.

Mandatory Prepayments:	Same as under the Bridge Loan Facility.

Voluntary Prepayments:	Same as under the Bridge Loan Facility, to the extent applicable.

Security and Priority:

The obligations of the Company under the DIP Facility, and the obligations of each Guarantor in respect of its guarantee of such obligations, shall, subject to the Carve-Out (as defined below), at all times:

(a) pursuant to Section 364(c)(1) of the Bankruptcy Code, be entitled to superpriority administrative expense claim status in the Case of such Credit Party (the “DIP Superpriority Claims”);

(b) pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by a perfected first priority security interest and lien on all assets of such Credit Party (other than Avoidance Actions (as defined below)) to the extent such assets are not subject to valid, perfected and non-avoidable liens as of the Petition Date (it being agreed and understood that solely the Final Order shall grant a perfected security interest pursuant this clause (b) in proceeds of any successful claims and causes of action under Chapter 5 of the Bankruptcy Code (“Avoidance Actions”) for the benefit of the DIP Facility);

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(c) pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by a perfected junior-priority security interest and lien on all assets of such Credit Party to the extent that such assets are subject to valid, perfected and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date, or to valid and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (other than the existing liens that secure obligations of such Credit Party under the Prepetition First Lien Documents, which existing liens will be primed by the liens described in clause (d) below), junior to the priority of such liens in favor of such third parties; and

(d) pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a perfected first priority priming security interest and lien on the assets of such Credit Party (such security interest and lien, the “Priming Lien”), to the extent that such assets are subject to liens that secure the obligations of such Credit Party under the Prepetition First Lien Documents (collectively, the “Primed Liens”). The Priming Lien (a) shall be senior in all respects to the interests in such property of (i) the Prepetition Lenders under the Prepetition Credit Agreement and of the other “secured parties” referenced therein (the “Prepetition Credit Agreement Primed Parties”) and the related security documents and (ii) the holders of the Prepetition First Lien Notes (the “Prepetition First Lien Notes Primed Parties,” and together with the Prepetition Credit Agreement Primed Parties, the “Prepetition First Lien Primed Parties”) under the Prepetition First Lien Notes Indenture and the related security agreements and (b) shall also be senior to any liens granted to provide adequate protection in respect of any of the Primed Liens. The Primed Liens shall be primed by and made subject and subordinate to the Priming Liens, but the Priming Liens shall not prime liens, if any, to which the Primed Liens are subject at the time of the commencement of the Cases (other than any such liens that are themselves Primed Liens).

All of the liens described above (other than as expressly provided above) shall be effective and perfected upon entry of the Interim Order.

The collateral described above shall be referred to herein as the “DIP Collateral”.

Carve-Out:	Both the Interim Order and Final Order will contain the “Carve-Out” as set forth on Exhibit A attached hereto.

Material Leases:

To the extent liens and consents are not available with respect to Material Leases (as defined below), the following protections will apply:

(a) The Company shall not reject any Material Lease (or, during the continuance of an event of default, a Real Property Lease) pursuant to

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Section 365 of the Bankruptcy Code, or sell and assign any such Material Lease without first providing 30 days’ prior written notice to the DIP Facility Administrative Agent, during which time the DIP Facility Administrative Agent and DIP Facility Lenders shall be permitted to find an acceptable (in the Required Lenders’ good faith and reasonable discretion) replacement lessee (which may include a Lender or its Affiliates) to whom such Material Lease may be assigned.

(b) Upon an event of default under the DIP Loan Documents, the Company will, if requested by the DIP Facility Administrative Agent, use commercially reasonable efforts to assume and assign any Real Property Lease, pursuant to Section 365 of the Bankruptcy Code, to a replacement lessee of the DIP Facility Administrative Agent’s choosing, or as collateral securing the DIP Facility, which assignment, for the avoidance of doubt, may be subsequent to assumption.

(c) Subject to entry of the Final DIP Order, the DIP Facility Administrative Agent may credit bid amounts outstanding under the DIP Facility at any sale or assignment of any Real Property Lease, including sales or assignments compelled by the DIP Facility Administrative Agent.

(d) Any order of the Bankruptcy Court approving assumption of any Real Property Lease must specifically provide that the Company shall be authorized to assign such lease pursuant to and enjoy the protections of Section 365(f) of the Bankruptcy Code.

(e) If, in connection with any compelled assumption of a lease pursuant to paragraph (a), the Company must cure monetary defaults under that lease to the extent provided under applicable law, the DIP Facility Administrative Agent may pay cure costs with funds posted to any collateral account established under the DIP Facility.

“Material Lease” shall mean any Real Property Lease or other contractual obligations in respect of Material Leased Real Property.

“Material Leased Real Property” means any Real Property subject to a Real Property Lease with a Credit Party, as lessee, with annual minimum royalties, rents or any similar payment obligations in excess of $1 million in the most recently ended fiscal year.

“Real Property Lease” shall mean any lease, license, letting, concession, occupancy agreement, sublease, farm-in, farm-out, joint operating agreement, easement or right of way to which such Person is a party and is granted a possessory interest in or a right to use or occupy all or any portion of the Real Property (including, without limitation, the right to extract coal, minerals oil, natural gas and other hydrocarbons and

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their constituents from any portion of Real Property not owned in fee by such Person) and every amendment or modification thereof, including with respect to the Credit Parties, without limitation, the leases with respect to Real Property and any contractual obligation with respect to any of the foregoing.

“Real Property” shall mean, collectively, all right, title and interest of the Company (including, without limitation, any leasehold, mineral estate, or Coal, oil, natural gas or other hydrocarbon and their constituents leasehold) in and to any and all parcels of real property owned or operated by the Company, whether by lease, license or other use agreement, together with, in each case, all Improvements and appurtenant fixtures (including, without limitation, all preparation plants or other Coal processing facilities and loadout and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof.

Prohibition on Use of Collateral:	DIP Collateral cannot be used to investigate or challenge the liens and claims under the Prepetition Credit Agreement, Prepetition First Lien Notes Indenture, Bridge Loan Agreement or this DIP Loan and any fees or expenses incurred by any Professional Person or other party to investigate or challenge such liens or claims will not be reimbursed pursuant to the Interim Order or the Final Order. Notwithstanding the foregoing, there shall be (i) a cap of $25,000 for the use of the DIP Facility, any cash collateral and the Carve-Out for fees and expenses incurred by the Official Committee of Unsecured Creditors (the “Committee”) in connection with any investigation of the validity, perfection, priority, extent or enforceability of the Bridge Loan Facility, the Prepetition First Lien Notes, the loans under the Prepetition Credit Agreement, and the liens securing them (collectively, the “Secured Indebtedness”) and (ii) a period of sixty (60) days to commence proceedings to challenge the liens and claims underlying the foregoing.

Adequate Protection:

Prepetition First Lien Primed Parties. Pursuant to Sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, the holders of Prepetition First Lien Notes and Prepetition Lenders (i.e., the Prepetition First Lien Primed Parties) whose liens will be primed as described above, and whose collateral (including cash collateral) will be authorized for use by the Credit Parties, will receive as adequate protection on account of their first priority liens under the Prepetition First Lien Documents and for the use of cash collateral:

(a) current cash payment of reasonable and documented out-of-pocket fees and expenses of Kramer Levin Naftalis & Frankel LLP, FTI Consulting Inc., counsel to the First Lien Credit Agreement Administrative Agent, counsel to the Prepetition First Lien Notes Trustee, counsel in each relevant local jurisdiction and regulatory counsel for the Prepetition Lenders or holders of Prepetition First Lien Notes or the First Lien Credit Agreement Administrative Agent (as applicable);

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(b) to the extent of diminution in value of their collateral with respect to the use of such collateral, as provided in the Bankruptcy Code, replacement or, if applicable, new liens on the DIP Collateral that are junior to the liens securing the DIP Facility;

(c) to the extent of diminution in value of their collateral with respect to the use of such collateral, as provided in the Bankruptcy Code, superpriority claims as provided for in Section 507(b) of the Bankruptcy Code that are junior to the DIP Superpriority Claims, and

(d) delivery of all reports and notices set forth under “Financial Reporting Requirements” and “Other Reporting Requirements” below, in each case when and as required under the DIP Facility.

In addition, the Interim Order and the Final Order shall provide for customary prepetition secured lender protections for the Prepetition Lenders and holders of Prepetition First Lien Notes including, but not limited to, stipulations to amount of claims under the Prepetition Credit Agreement and Prepetition First Lien Notes Indenture (including any interest on such claims that accrued prepetition or continues to accrue post-petition), waivers of Section 506(c) and the equities of the case exception under 552(b) of the Bankruptcy Code (subject to entry of the Final Order), waiver of the equitable doctrine of marshaling with respect to the Final Order and limitations on the use of collateral.

The Prepetition Lenders and holders of Prepetition First Lien Notes will not receive current pay of interest during the chapter 11 cases but interest will accrue on such claims and be included in the Allowed amount of their claims.

Termination of Consent to Use of Cash Collateral:	If, at any time, (i) any of the Loan Parties, or any of their subsidiaries, shall in the Bankruptcy Court, file, propose or support confirmation of a chapter 11 plan that is not consistent in all material respects with the restructuring support agreement and/or otherwise reasonably acceptable to the “Required Lenders” under the Prepetition First Lien Documents or the DIP Facility Lenders in all material respects, (ii) all or substantially all of the assets of the Credit Parties are sold without lender approval, (iii) the maturity of the DIP Facility is accelerated, (iv) the Company fails to meet any Milestone or (v) the Company or any direct or indirect affiliate or subsidiary of the Company commences any action, including the filing of any pleading, against any of the DIP Facility Lenders with respect to any of the obligations or liens under the DIP Loans, then, in the case of each of (i) through (v) (each, individually, a “Termination

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Event”), the DIP Facility Lenders and DIP Facility Administrative Agent may, upon a minimum of five business days’ written notice to the Company, terminate the Company’s right to use cash collateral, it being understood that any prior consent of the DIP Facility Lenders and the DIP Facility Administrative Agent to the Company’s use of cash collateral shall be deemed automatically withdrawn on the fifth business day after providing such notice.

Conditions Precedent to the Extension of Credit:	The consummation (the “Closing”; the date on which the Closing occurs, the “Closing Date”) of the DIP Facility shall be subject to the conditions set forth in Section 7 in the Bridge Loan Agreement in addition to the following conditions (and the conditions set forth under “Conditions Precedent to Each Credit Extension” below):

a.   [Reserved].

b.  The DIP Loan Documents, (x) shall be in form and substance consistent with this term sheet and otherwise reasonably satisfactory to the Company, the DIP Facility Administrative Agent and the Required Lenders and (y) shall have been executed and delivered by each party thereto.

c.   The Petition Date shall have occurred, and each Credit Party shall be a debtor and a debtor-in-possession. All “first day orders” and “second day orders” (including a cash management order) shall be reasonably satisfactory in form and substance in all material respects to the Required Lenders.

d.  Not later than five business days following the Petition Date, the DIP Facility Administrative Agent and the Required Lenders shall have received a signed copy of an order of the Bankruptcy Court in form and substance reasonably satisfactory to the Company, the DIP Facility Administrative Agent and the Required Lenders (the “Interim Order”), authorizing and approving the making of the DIP Loans and the granting of the superpriority claims and liens and other liens referred to above under the heading “Security and Priority”, which Interim Order shall not have been vacated, reversed, modified, amended or stayed. The Interim Order and the Final Order shall contain provisions granting the adequate protection liens described under “Adequate Protection” above and related adequate protection claims, in each case junior to the liens and claims granted to secure the DIP Facility.

e.   No trustee or examiner with expanded powers shall have been appointed with respect to the Credit Parties, any of their subsidiaries or their respective properties.

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f.   All reasonable and documented out-of-pocket costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the DIP Facility Documents or otherwise required to be paid to the DIP Facility Administrative Agent and the DIP Facility Lenders on or before the Closing Date shall have been paid.

g.  The Required Lenders shall have received and be reasonably satisfied with (i) monthly projections for the 12 months after the Closing Date dated as of a date not more than five business days prior to the Closing Date and in a form customary for “DIP budgets” and (ii) a cash flow forecast for the 13-week period ending after the Closing Date dated as of a date not more than five business days prior to the Closing Date.

h.  The DIP Facility Administrative Agent and counsel to the Required Lenders shall have received customary closing deliverables, including customary opinions of independent counsel to the Credit Parties, addressing such customary matters as the DIP Facility Lenders shall reasonably request.

i.   There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Credit Parties) threatened in any court or before any arbitrator or governmental instrumentality that could reasonably be expected to have a Material Adverse Effect.

j.   All necessary governmental and third party consents and approvals necessary in connection with the DIP Facility and the transactions contemplated thereby shall have been obtained and shall remain in effect; and no law or regulation shall be applicable in the judgment of the DIP Facility Administrative Agent that restrains, prevents or imposes materially adverse conditions upon the DIP Facility or the transactions contemplated thereby.

k.  The collateral agent, for the benefit of the DIP Facility Lenders, shall have the valid and perfected liens on the security interests in the DIP Collateral of the Credit Parties contemplated by the “Security and Priority” section above.

l.   Additionally, (i) the making of such Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently, (ii) the making of such Loan shall not result in the aggregate outstandings under the DIP Facility exceeding the amount authorized by the Interim Order or the Final Order, as applicable, and (iii) the Interim Order or Final Order, as the case may be, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect.

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Representations and Warranties:	Substantially the same as under the Bridge Loan Facility, as modified to reflect the status of the DIP Facility as a debtor-in-possession facility. All representations and warranties will be re-confirmed prior to the Bridge Loan Facility conversion into the DIP Facility.

Affirmative Covenants:	Substantially the same as under the Bridge Loan Facility, as modified to reflect the status of the DIP Facility as a debtor-in-possession facility.

Milestones:

The DIP Loan Documents shall require compliance with the following milestones:

a.   No later than 30 days following the Petition Date, the Company shall file with the Bankruptcy Court (x) a chapter 11 plan that provides for the payment in full in cash and full discharge of the Credit Parties’ obligations under the DIP Facility at emergence or implements the Roll-Over Option, and for full releases by the Debtors of the DIP Facility Lenders, the DIP Facility Administrative Agent, the lenders under the Bridge Loan Agreement, the Prepetition Lenders, the holders of Prepetition First Lien Notes, the First Lien Credit Agreement Administrative Agent and the Prepetition First Lien Notes Trustee (each in their capacities as such) that are customarily contained in a chapter 11 plan (an “Acceptable Chapter 11 Plan”) and (y) a disclosure statement with respect to the Acceptable Chapter 11 Plan.

b.  No later than 30 days following the Petition Date, the Company shall (x) have reached an agreement (that is reasonably acceptable to the Required Lenders) with the applicable authorized representatives of the employees and the retirees regarding modifications to the Company’s collective bargaining agreements and retiree benefits or, (y) absent such agreement, file a motion (that is reasonably acceptable to the Required Lenders) under Section 1113 of the Bankruptcy Code for rejection of the collective bargaining agreements and under Section 1114 of the Bankruptcy Code for modification of the retiree benefits (the “1113/1114 Motion”). The 1113/1114 Motion shall include as an exhibit a copy of the proposals the Company made to the authorized representatives of the employees and the retirees (the “1113/1114 Proposals”).

c.   Not later than 90 days following the Petition Date, the Bankruptcy Court shall enter an order approving a disclosure statement with respect to an Acceptable Chapter 11 Plan.

d.  No later than 90 days following the Petition Date, the Bankruptcy Court shall enter an order approving the 1113/1114 Motion.

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e.   Not later than 150 days following the Petition Date, the Bankruptcy Court shall enter an order confirming an Acceptable Chapter 11 Plan.

f.   Not later than 165 days following the Petition Date, the confirmed Acceptable Chapter 11 Plan shall be effective.

Negative Covenants:	Substantially the same as under the Bridge Loan Facility, as modified to reflect the status of the DIP Facility as a debtor-in-possession facility.

Financial Covenants:	Substantially the same as under the Bridge Loan Facility, as modified to reflect the status of the DIP Facility as a debtor-in-possession facility.

Financial Reporting Requirements:	Substantially the same as under the Bridge Loan Facility, as modified to reflect the status of the DIP Facility as a debtor-in-possession facility.

Events of Default:

The DIP Facility Documents will contain substantially the same events of default as under the Bridge Loan Facility, as modified to reflect the status of the DIP Facility as a debtor-in-possession facility, and the additional events of default (subject to customary grace periods, materiality thresholds and exceptions) set forth below:

a.   Failure to comply with the Milestones.

b.  Actual or asserted (by any Credit Party or any affiliate thereof) invalidity or impairment of any DIP Loan Document (including the failure of any lien to remain perfected).

c.   (i) The entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by the Company of a motion or other pleading seeking entry of such an order;

(ii) the entry of an order staying, reversing, vacating or otherwise modifying the Interim Order or the Final Order, in each case in a manner adverse in any material respect to the DIP Facility Administrative Agent or the DIP Facility Lenders, or the filing by the Company of an application, motion or other pleading seeking entry of such an order;

(iii) the entry of an order in any of the Cases appointing a trustee or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) without the prior written consent of the DIP Facility Lenders in their sole discretion;

(iv) the entry of an order in any of the Cases denying or terminating use of cash collateral by the Credit Parties and such order’s remaining unstayed for more than three business days;

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(v) the entry of an order (or orders) (that is not otherwise stayed, reversed, overturned, withdrawn or settled within five days of the entry of such order) in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow third parties to proceed against any material assets of the Credit Parties, that in the aggregate, is in excess of $1 million.

(vi) the entry of a final non-appealable order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the DIP Facility Lenders, without the consent of the DIP Facility Administrative Agent, or the commencement of other actions that is materially adverse to the DIP Facility Administrative Agent’s or the DIP Facility Lenders’ rights and remedies under the applicable DIP Facility in any of the Cases or inconsistent with the applicable DIP Loan Documents;

(vii) the entry of an order in any of the Cases seeking authority to obtain financing under Section 364 of the Bankruptcy Code (other than the DIP Facility or in the ordinary course of the Credit Parties’ businesses), unless such financing would repay in full in cash all obligations under the DIP Facility upon consummation thereof;

(viii) the entry of an order in any of the Cases granting adequate protection to any other person except as contemplated herein or in the DIP Loan Documents, subject to customary exceptions to be mutually agreed; or

(ix) the filing or support of any pleading by any Credit Party seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (ix) above.

d.  The making of any payments in respect of prepetition obligations other than (i) as permitted by the Interim Order or the Final Order, (ii) as permitted by any “first day” orders reasonably satisfactory to the DIP Facility Administrative Agent or (iii) as permitted by any other order of the Bankruptcy Court in amounts reasonably satisfactory to the DIP Facility Administrative Agent.

e.   Use of the Collateral, including, without limitation, cash collateral, in a manner inconsistent with the Bridge Loan Agreement, as amended in a manner set forth in this term sheet, and/or any budgets submitted pursuant to a cash collateral order (other than in respect of payments for financing disbursements in connection with the DIP Facility, any adequate protection payments as provided under this term sheet and any professional fees).

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f.   The entry of the Final Order shall not have occurred within 45 days after entry of the Interim Order (or such later date as is agreed by the Required Lenders).

g.  An order of the Bankruptcy Court granting, other than in respect of the DIP Facility or the Carve-Out, any claim entitled to superpriority administrative expense claim status in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the DIP Facility Administrative Agent and the DIP Facility Lenders under the DIP Facility, or the filing by the Company of a motion or application seeking entry of such an order.

h.  Other than with respect to the Carve-Out and the liens provided for in the DIP Facility, the Company shall create or incur, or the Bankruptcy Court enters an order granting, any claim that is pari passu with or senior to any liens under the DIP Facility, the adequate protection liens and adequate protection obligations granted under the Interim Order or the Final Order.

i.   Noncompliance by any Credit Party or any of its subsidiaries with the terms of the Interim Order or the Final Order for a period beyond a reasonable time to cure such noncompliance.

j.   The Credit Parties or any of their subsidiaries, or any person claiming by or through the Credit Parties any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the DIP Facility Administrative Agent or any of the DIP Facility Lenders relating to the DIP Facility, unless such suit or other proceeding is in connection with the enforcement of the DIP Loan Documents against the DIP Facility Administrative Agent or DIP Facility Lenders.

k.  A chapter 11 plan shall be proposed by the Company in any of the Cases that is not an Acceptable Chapter 11 Plan, or any order shall be entered that dismisses any of the Cases and does not provide for termination of the unused commitments under the DIP Facility and payment in full in cash of the Credit Parties’ obligations under the DIP Facility, or any of the Credit Parties or any of their subsidiaries shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order.

l.   The Company shall file any motion seeking authority to consummate the sale of assets of any Credit Party (other than any such sale that is permitted under the DIP Loan Documents) pursuant to Section 363 of the Bankruptcy Code having a value in excess of an amount equal to one percent (1%) of the Company’s and its subsidiaries’ consolidated

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total assets, calculated immediately prior to such sale, without the consent of the DIP Facility Administrative Agent and the Required Lenders, or the Company shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Credit Parties (unless such sale would result in the repayment in full in cash of all obligations under the DIP Facility upon consummation thereof).

m.   In addition to other customary rights and remedies of a secured party under the DIP Facility, the DIP Facility Administrative Agent (upon the direction of the Required Lenders) shall have the right to “credit bid” the DIP Loans during any sale of Collateral, including without limitation, sales occurring under Section 363 of the Bankruptcy Code or included as part of any chapter 11 plan subject to confirmation of such plan, following an event of default.

Upon the occurrence and during the continuance of an event of default, (a) the Required Lenders or the DIP Facility Administrative Agent acting on their behalf may, in their sole and absolute discretion, immediately (i) deliver a notice of an event of default to Company, (ii) terminate any commitments of each Lender and/or any pending DIP Loans, and (iii) terminate the DIP Facility and (b) upon five (5) business days’ written notice from the Required Lenders, in their sole and absolute discretion, the automatic stay of Section 362 of the Bankruptcy Code shall be automatically vacated without further order of the Bankruptcy Court, without the need for filing any motion for relief from the automatic stay or any other pleading, for the limited purpose of permitting the DIP Facility Lenders to do any of the following: (i) enforce any and all liens and security interests created pursuant to any of the DIP Loan Documents or any other document purporting to create a lien in favor of the DIP Facility Lenders (or otherwise foreclose on the Collateral), including, without limitation, assuming control over the use of cash in any cash collateral accounts; (ii) enforce all of the guaranty rights; (iii) charge the default rate of interest on the DIP Loans; (iv) declare each of the following to become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Debtor: the unpaid principal of the DIP Loans, together with accrued interest thereon and all outstanding fees and other obligations under the DIP Loan Documents and (v) exercise any and all of its or their other rights and remedies (whether as a secured creditor or otherwise) under the DIP Loan Documents and under applicable law (including, but not limited to, the Bankruptcy Code and the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction). Section 362 relief from the stay in favor of the DIP Facility Lenders shall be embodied in any order approving the DIP Facility and the use of cash collateral.

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Expenses and Indemnification:	Same as under the Bridge Loan Facility.

Assignments and Participations:	Assignments must be in a minimum amount of $1 million (or, if less, the remaining commitments and/or DIP Loans of any assigning DIP Facility Lender) and are subject to the consent of the Company and the DIP Facility Administrative Agent, except, in each case, with respect to any assignment to a DIP Facility Lender, an affiliate of such a DIP Facility Lender or a fund engaged in investing in commercial loans that is advised or managed by such a DIP Facility Lender. Participations will be permitted subject to customary limitations on voting rights, except with respect to matters requiring consent from all DIP Facility Lenders or all affected DIP Facility Lenders.

Required Lenders:	DIP Facility Lenders holding greater than 50% of the outstanding commitments and/or exposure under the DIP Facility (the “Required Lenders”).

Amendments:	Substantially the same as under the Bridge Loan Facility.

Miscellaneous:	Substantially the same as under the Bridge Loan Facility.

Governing Law and Submission to Exclusive Jurisdiction:	State of New York (and, to the extent applicable, the Bankruptcy Code).

Counsel to DIP Facility Administrative Agent:	Kramer Levin Naftalis & Frankel LLP.

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EXHIBIT A

CARVE-OUT

1.    Carve Out.

(a)    Carve Out. As used in this [Final/Interim] Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee    pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) (but excluding any success or completion fees) at any time before or on the first business day following delivery by the DIP Facility Administrative Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $3,750,000 incurred after the first business day following delivery by the DIP Facility Administrative Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the

DIP Facility Administrative Agent to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Creditors’ Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default (as defined in the DIP Loan Documents) and acceleration of the obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(b)    Carve Out Reserves. On the day on which a Carve Out Trigger Notice is given by the DIP Facility Administrative Agent to the Debtors with a copy to counsel to the Creditors’ Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall (i) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees and (ii) only if such cash on hand is insufficient, be deemed a draw request and notice of borrowing by the Debtors for DIP Loans (as defined in the DIP Loan Documents) under the commitments under the DIP Facility (on a pro rata basis based on the then outstanding commitments under the DIP Facility), in an amount equal to the then unpaid amounts of the Allowed Professional Fees (any such amounts actually advanced shall constitute DIP Loans). The Debtors shall deposit and hold such amounts in a segregated account at the DIP Facility Administrative Agent in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the Termination Declaration Date, the Carve Out Trigger Notice shall also (i) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap and (ii) only if such cash on hand is insufficient be deemed a request by the Debtors for DIP Loans under the

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commitments under the DIP Facility (on a pro rata basis based on the then outstanding commitments under the DIP Facility), in an amount equal to the Post-Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute DIP Loans).

(c) The Debtors shall deposit and hold such amounts in a segregated account at the DIP Facility Administrative Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims. On the first business day after the DIP Facility Administrative Agent gives such notice to such DIP Facility Lenders, notwithstanding anything in the DIP Loan Documents to the contrary, including with respect to the existence of a Default (as defined in the DIP Loan Documents) or Event of Default, the failure of the Debtors to satisfy any or all of the conditions precedent for DIP Loans under the DIP Facility, any termination of the commitments under the DIP Facility following an Event of Default, or the occurrence of the Maturity Date, each DIP Facility Lender with an outstanding commitment under the DIP Facility (on a pro rata basis based on the then outstanding commitments under the DIP Facility) shall make available to the DIP Facility Administrative Agent such DIP Facility Lender’s pro rata share with respect to such borrowing in accordance with the DIP Facility. All funds in the Pre- Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Facility Administrative Agent for the benefit of the DIP Facility Lenders, unless the obligations under the DIP Facility have been indefeasibly paid in full, in cash, and all

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commitments under the DIP Facility have been terminated, in which case any such excess shall be paid to the Prepetition Lenders and the holders of Prepetition First Lien Notes (collectively, the “Prepetition Secured Creditors”) in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post- Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Facility Administrative Agent for the benefit of the DIP Facility Lenders, unless the obligations under the DIP Facility have been indefeasibly paid in full, in cash, and all commitments under the DIP Facility have been terminated, in which case any such excess shall be paid to the Prepetition Secured Creditors in accordance with their rights and priorities as of the Petition Date. Notwithstanding anything to the contrary in the DIP Loan Documents, or this [Final/Interim] Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph [●], then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph [●], prior to making any payments to the Prepetition Secured Creditors, as applicable. Notwithstanding anything to the contrary in the DIP Loan Documents or this [Final/Interim] Order, following delivery of a Carve Out Trigger Notice, the DIP Facility Administrative Agent, the First Lien Credit Agreement Administrative Agent, and the Prepetition First Lien Notes Trustee shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Facility Administrative Agent for

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application in accordance with the DIP Loan Documents. Further, notwithstanding anything to the contrary in this [Final/Interim] Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute DIP Loans or increase or reduce the obligations under the DIP Facility, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Initial Budget, Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this [Final/Interim] Order, the DIP Facility, or in any Prepetition First Lien Documents, the Carve Out shall be senior to all liens and claims securing the DIP Facility, the Adequate Protection Liens, and the 507(b) Claim, and any and all other forms of adequate protection, liens, or claims securing the obligations under the DIP Facility or the obligations under the Prepetition First Lien Documents.

(d)    Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(e)     No Direct Obligation To Pay Allowed Professional Fees. None of the DIP Facility Administrative Agent, DIP Facility Lenders, the First Lien Credit Agreement Administrative Agent, the Prepetition First Lien Notes Trustee, or the Prepetition Secured Creditors shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code. Nothing in this [Interim/Final] Order or otherwise

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shall be construed to obligate the DIP Facility Administrative Agent, DIP Facility Lenders, the First Lien Credit Agreement Administrative Agent, the Prepetition First Lien Notes Trustee, or the Prepetition Secured Creditors, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement. The DIP Facility Administrative Agent, DIP Facility Lenders, the First Lien Credit Agreement Administrative Agent, the Prepetition First Lien Notes Trustee, and the Prepetition Secured Parties reserve all rights to object to the payment or reimbursement of any fees or disbursements of any Professional Persons or other parties seeking substantial contribution incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code.

(f)    Payment of Carve Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis. Any funding of the Carve Out shall be added to, and made a part of, the obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this [Final/Interim] Order, the DIP Loan Documents, the Bankruptcy Code, and applicable law.

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